================================================================================

                           SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Telebanc Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             [TELEBANC LETTERHEAD]

Dear Telebanc Stockholders:

   I am writing to you today about the proposed merger of Telebanc Financial Corporation with E*TRADE Group, Inc. The board of directors of Telebanc and E*TRADE have each approved a merger agreement. Under the merger agreement, E*TRADE will acquire Telebanc. We believe the combined company will be able to create more stockholder value than the companies can achieve individually.

   In the merger, you will receive 1.05 shares of E*TRADE common stock for each share of Telebanc common stock you own. E*TRADE common stock is traded on the Nasdaq National Market under the trading symbol "EGRP," and closed at $35.66 per share on November 19, 1999. The merger is described more fully in this proxy statement/prospectus. The merger is intended to qualify as a tax-free reorganization.

   Your Board of Directors has determined that the terms and conditions of the merger are advisable and fair to you and in your best interests, and unanimously recommends that you approve and adopt the merger agreement and the merger.

   This proxy statement/prospectus provides you with detailed information concerning E*TRADE and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 7 of this proxy statement/prospectus.

   YOUR VOTE IS VERY IMPORTANT. To vote your shares, you may use the enclosed proxy card or attend the special stockholders meeting. To approve the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the proposal. We urge you to vote FOR this proposal, a necessary step in the merger of Telebanc and E*TRADE.

                                          Sincerely,

                                          /s/ Mitchell H. Caplan
                                          ---------------------------
                                          Mitchell H. Caplan
                                          President and Chief Executive
                                           Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF E*TRADE TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   This proxy statement/prospectus is dated November 29, 1999, and was first mailed to Telebanc stockholders on or about November 30, 1999.

                        TELEBANC FINANCIAL CORPORATION
                          1111 North Highland Street
                              Arlington, VA 22201
                                (703) 247-3700

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON DECEMBER 28, 1999

                               ----------------

   We will hold a special meeting of stockholders of Telebanc Financial Corporation at 2:00 p.m. Eastern Standard Time, on December 28, 1999 at Telebanc headquarters for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger and reorganization by and among E*TRADE Group, Inc., Turbo Acquisition Corp. and Telebanc Financial Corporation. Under such merger agreement, each outstanding share of Telebanc common stock will be converted into the right to receive 1.05 shares of E*TRADE common stock. In addition, each outstanding option to purchase shares of Telebanc common stock will be assumed by E*TRADE and converted into an option to purchase shares of E*TRADE common stock, as more fully described in this proxy statement/prospectus.

     2. To adjourn the special meeting to another time, place or both, if necessary, to solicit additional votes for approval of the merger agreement and the merger.

   Telebanc's Board of Directors has determined that the merger is advisable and fair to you and in your best interests, and unanimously recommends that you vote to approve and adopt the merger agreement and the merger.

   We describe these items of business more fully in the proxy statement/prospectus, which we urge you to read carefully.

   Only Telebanc stockholders of record at the close of business on November 18, 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Approval of the merger agreement will require the affirmative vote of the holders of Telebanc common stock representing two-thirds of the outstanding shares of Telebanc common stock entitled to vote at the special meeting.

   TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU
ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

                                        By Order of the Board of Directors

                                        /s/ David A. Smilow
                                        --------------------------

                                        David A. Smilow

                                        Chairman of the Board

Arlington, Virginia

November 29, 1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the merger?

A: If the merger is completed, you will receive 1.05 shares of E*TRADE common stock for each share of Telebanc common stock you own. E*TRADE will not issue fractional shares of common stock. You will receive cash based on the market price of E*TRADE common stock instead of a fractional share.

  The number of shares of E*TRADE common stock to be issued for each share of Telebanc common stock is fixed and will not be adjusted based upon changes in the value of E*TRADE common stock. As a result, the value of the E*TRADE common stock you receive in the merger will not be determined at the time you vote on the merger and will go up or down as the market price of E*TRADE common stock goes up or down. Neither party can terminate the merger agreement based solely on changes in the value of E*TRADE common stock prior to the closing of the merger.

Q: When do you expect to complete the merger?

A: We hope to complete the merger by year-end 1999. However, the merger is subject to various closing conditions, including approval by the Office of Thrift Supervision of E*TRADE's application to acquire control of Telebanc. No assurances can be given that we will obtain the necessary approval. In addition, in order to complete the merger by year-end 1999, we will need the Office of Thrift Supervision to act on E*TRADE's application on a schedule faster than their standard processing timetable. As a result, it is possible that we may not be able to complete the merger prior to December 31, 1999. After December 31, 1999, either E*TRADE or Telebanc may terminate the merger agreement.

Q: Should I send in my stock certificates now?

A: No. If we complete the merger, E*TRADE will send instructions to you explaining how to exchange your shares of Telebanc common stock for the appropriate number of shares of E*TRADE common stock.

Q: How do I vote?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special stockholders meeting. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted at the special meeting, which will have the same effect as voting against approval of the merger agreement and the merger.

Q: How can I change my vote after I have mailed my proxy?

A: You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to Telebanc's corporate secretary before the stockholders meeting, or by attending the stockholders meeting and voting in person.

Q: Who can I call with questions?

A: If you have any questions about the merger, please call Telebanc Investor
   Relations at (703) 247-3700.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS.................................   1
RISK FACTORS..............................................................   7
E*TRADE GROUP, INC. SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.......  11
TELEBANC FINANCIAL CORPORATION SELECTED HISTORICAL CONSOLIDATED FINANCIAL
 DATA.....................................................................  12
SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA.........  13
COMPARATIVE PER SHARE DATA................................................  15
MARKET PRICE AND DIVIDEND INFORMATION.....................................  17
THE SPECIAL MEETING.......................................................  19
  Proxy Statement/Prospectus..............................................  19
  Date, Time and Place of the Special Meeting.............................  19
  Matters to be Considered at the Special Meeting.........................  19
  Record Date and Shares Entitled to Vote.................................  19
  Voting of Proxies.......................................................  19
  Vote Required...........................................................  20
  Quorum; Abstentions and Broker Non-Votes................................  20
  Solicitation of Proxies and Expenses....................................  20
  No Appraisal Rights.....................................................  20
THE MERGER................................................................  21
  Background of the Merger................................................  21
  Reasons for the Merger..................................................  23
  Recommendation of Telebanc's Board of Directors.........................  26
  Opinion of Financial Advisor to Telebanc................................  27
  Interests of Certain Telebanc Directors, Officers and Affiliates in the
   Merger.................................................................  37
  Regulatory Approvals....................................................  38
  Regulatory Matters Following the Merger.................................  40
  Certain Federal Income Tax Considerations...............................  41
  Accounting Treatment....................................................  42
  No Appraisal Rights.....................................................  42
  Listing of E*TRADE Common Stock to be Issued in the Merger..............  42
  Restrictions on Sale of Shares By Affiliates of Telebanc and E*TRADE....  42
  Operations Following the Merger.........................................  43
THE MERGER AGREEMENT AND RELATED AGREEMENTS...............................  44
  The Merger..............................................................  44
  Effective Time..........................................................  44
  Directors and Officers of Telebanc After the Merger.....................  44
  Conversion of Shares in the Merger......................................  44
  Telebanc Stock Option and Employee Stock Ownership Plans................  44
  No Fractional Shares....................................................  45
  The Exchange Agent......................................................  45
  Exchange of Telebanc Stock Certificates for E*TRADE Stock Certificates..  45
  Distributions with Respect to Unexchanged Shares........................  45
  Representations and Warranties..........................................  46
  Telebanc's Conduct of Business before Completion of the Merger..........  47
  E*TRADE's Conduct of Business before Completion of the Merger...........  49

                                                                          Page
                                                                          ----
  No Solicitation of Transactions........................................  49
  Director and Officer Indemnification and Insurance.....................  50
  Conditions to the Merger...............................................  50
  Termination of the Merger Agreement....................................  52
  Payment of Fees and Expenses...........................................  53
  Extension, Waiver and Amendment of the Merger Agreement................  54
  Related Agreements.....................................................  54
PRO FORMA COMBINED FINANCIAL STATEMENTS..................................  58
COMPARISON OF RIGHTS OF HOLDERS OF TELEBANC COMMON STOCK AND E*TRADE
 COMMON STOCK............................................................  63
  Classes of Common Stock of Telebanc and E*TRADE........................  63
  Classified Board of Directors..........................................  63
  Number of Directors....................................................  63
  Removal of Directors...................................................  63
  Filling Vacancies on the Board of Directors............................  64
  Limits on Stockholder Action by Written Consent........................  64
  Ability to Call Special Meetings.......................................  64
  Advance Notice Provisions for Stockholder Nominations and Proposals....  64
  Preferred Stock........................................................  66
  Amendment of Certificate of Incorporation..............................  66
  Amendment of Bylaws....................................................  67
  Business Combinations and State Anti-Takeover Statutes.................  68
  Limitation of Liability of Directors...................................  68
  Indemnification of Directors and Officers..............................  69
EXPERTS..................................................................  70
LEGAL MATTERS............................................................  70
WHERE YOU CAN FIND MORE INFORMATION......................................  70
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  71
STOCKHOLDER PROPOSALS....................................................  72
APPENDICES
A--Agreement and Plan of Merger and Reorganization....................... A-1
B--Stock Option Agreement................................................ B-1
C--Form of Stockholder Agreement......................................... C-1
D--Opinion of Goldman, Sachs & Co., financial advisor to Telebanc........ D-1

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

   The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached as appendices to this proxy statement/prospectus, including the merger agreement, the stock option agreement, the form of stockholder agreement and the opinion of Goldman, Sachs & Co., financial advisor to Telebanc. In addition, we incorporate by reference important business and financial information about E*TRADE and Telebanc into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 70 of this proxy statement/prospectus.

   All share information reflects E*TRADE's two-for-one stock splits effective February 1999 and May 1999 and Telebanc's two-for-one stock split effective June 1999.

The Companies

TELEBANC FINANCIAL CORPORATION
1111 North Highland Street
Arlington, Virginia 22201
(703) 247-3700
http://www.telebank.com

   Telebanc Financial Corporation is a savings and loan holding company that provides high value financial products and services over the Internet and telephone. Telebanc offers a wide range of FDIC-insured and other banking products and services with significantly higher rates and lower fees than traditional banks with brick-and-mortar branches. While Telebanc has been providing branchless banking for ten years using electronic delivery channels, with the advent of the Internet it has positioned itself to exploit the Internet's low cost distribution, increased functionality and broader reach. Currently, approximately 80% of Telebanc's customer contacts occur over the Internet. Customers can deposit funds using direct deposit, wire or U.S. mail, and can withdraw cash from over 507,000 automated teller machines on the Cirrus and MAC networks worldwide.

E*TRADE GROUP, INC.
4500 Bohannon Drive
Menlo Park, California 94025
(650) 331-6000
http://www.etrade.com

     E*TRADE Group, Inc., through its wholly-owned subsidiary, E*TRADE Securities, Inc., is a leading provider of online investing services and has established a popular, branded destination Web site for self-directed investors. E*TRADE offers automated order placement and execution, along with a suite of products and services that can be personalized, including portfolio tracking, Java-based charting and quote applications, real-time market commentary and analysis, news, financial online community and other information services. E*TRADE provides these services 24 hours a day, seven days a week by means of the Internet, touch-tone telephone (including interactive voice recognition), online service providers (America Online, CompuServe, and Microsoft Network), and direct modem access. E*TRADE's proprietary transaction-enabling technology supports highly automated, easy-to-use and cost-effective services that empower its customers to take greater control of their investment decisions and financial transactions. Further, E*TRADE believes that its technology can be adapted to provide transaction-enabling services related to other aspects of electronic commerce.

Summary of the Merger (See Page 21)

   Telebanc and E*TRADE have entered into a merger agreement which contains the terms and conditions of the proposed merger of the companies. Under the merger agreement, if the merger is approved, Telebanc will become a wholly owned subsidiary of E*TRADE. As a stockholder of Telebanc, you will become a stockholder of E*TRADE following the merger.

The Merger Consideration Will Be 1.05 Shares of E*TRADE Common Stock for Each Share of Telebanc Common Stock

   In the merger you will receive 1.05 shares of E*TRADE common stock for each share of Telebanc common stock you own. In addition, each outstanding option to purchase shares of Telebanc common stock will be assumed by E*TRADE and converted into an option to purchase shares of E*TRADE common stock.

Telebanc Stockholders Will Generally Not Recognize Gain or Loss for United States Federal Income Tax Purposes in Connection with the Merger (see Page 41)

   If the merger qualifies as a tax-free reorganization, you will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of E*TRADE common stock in the merger, except for taxes payable because of cash received by you instead of a fractional share. Telebanc and E*TRADE intend that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. It is a condition to completion of the merger that we receive legal opinions from our respective counsel to the effect that the merger constitutes a reorganization within the meaning of the Internal Revenue Code.

You Are Not Entitled to Dissenters' or Appraisal Rights (See Page 42)

   Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

Approval Required by Two-Thirds of the Outstanding Telebanc Common Stock Shares (See Page 20)

   The holders of two-thirds of the outstanding shares of Telebanc common stock must approve the merger agreement and the merger. You are entitled to cast one vote per share of Telebanc common stock you owned at the close of business on November 18, 1999. On such record date, 33,943,874 shares of Telebanc common stock were outstanding and entitled to vote. Under a stockholder agreement in the form attached as Appendix C, Telebanc stockholders owning approximately 9.5% of Telebanc's common stock outstanding as of May 28, 1999 and 9.4% of Telebanc's common stock outstanding as of November 18, 1999 have agreed to vote all of their shares of Telebanc common stock for approval and adoption of the merger agreement and the merger.

   E*TRADE stockholders are not required to approve the merger agreement and will not vote on the merger.

Telebanc's Board of Directors Recommends the Merger to the Telebanc Stockholders (See Page 26)

   After careful consideration, Telebanc's board of directors has determined that the terms and conditions of the merger are advisable and fair to, and in the best interests of, Telebanc and its stockholders and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

Telebanc's Financial Advisor Opined that the Consideration is Fair to Telebanc Stockholders (See Page 27)

   Goldman, Sachs & Co. has issued a written opinion, dated November 19, 1999, to the Board of Directors of Telebanc that, as of such date, the exchange ratio of 1.05 shares of common stock of E*TRADE Group, Inc.

to be received for each share of common stock of Telebanc, pursuant to the merger agreement, was fair from a financial point of view to the holders of outstanding shares of Telebanc. We have attached a copy of the Goldman Sachs opinion, dated November 19, 1999, as Appendix D. You should read the Goldman Sachs opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs in providing the opinion. The opinion of Goldman Sachs does not constitute a recommendation as to how any Telebanc stockholder should vote on the merger agreement. If the merger is consummated, Telebanc will pay Goldman Sachs, for its services as Telebanc's exclusive financial advisor in the sale, a transaction fee of $.085% of the total consideration paid, provided that the minimum transaction fee shall be $12.5 million and that the maximum transaction fee shall be $18.5 million.

   The full text of the written opinion of Goldman Sachs, dated November 19, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix
D. You should read the whole opinion.

Interests of Telebanc Executive Officers and Directors in the Merger (See Page
37)

   When considering the recommendation of Telebanc's board of directors, you should be aware that some Telebanc directors and executive officers have interests in the merger that are different from, or in addition to, yours. As a result, these directors and executive officers may be more likely to vote to approve the merger than Telebanc stockholders generally.

   Options granted by Telebanc under Telebanc's 1997 Stock Option Plan and Telebanc's 1998 Stock Incentive Plan, each as amended, provide for the acceleration of vesting of outstanding options in the event of a change in control of Telebanc or an involuntary termination following a change in control. Unvested stock options to acquire approximately 956,000 shares of Telebanc common stock granted to executive officers and directors of Telebanc will vest upon completion of the merger in accordance with these provisions.

   Telebanc's executive officers have entered into management continuity agreements with E*TRADE that will become effective upon completion of the merger. Furthermore, E*TRADE has agreed to indemnify each present and former Telebanc officer and director against liabilities arising out of the fact that such person is or was a director or officer and to use commercially reasonable efforts to provide officers' and directors' liability insurance to cover any such liabilities for the next four years.

Fees and Expenses Applicable if the Merger Agreement is Terminated (See Page
53)

   Telebanc has agreed to pay E*TRADE a termination fee of $54 million and/or reimburse E*TRADE for its out-of-pocket expenses incurred in connection with the merger if the merger agreement is terminated under circumstances which are described on page 53 under the heading "Payment of Fees and Expenses."

E*TRADE Required Telebanc to Enter Into a Stock Option Agreement Which may Discourage Parties who are Interested in Acquiring a Stake in Telebanc

   In connection with the execution of the merger agreement, Telebanc granted E*TRADE a stock option to purchase up to 6,739,762 shares of Telebanc common stock at $46.725 per share. This share number represents approximately 19.99% of the shares of Telebanc common stock outstanding on May 28, 1999 on a pro forma basis, or approximately 16.66% after issuance of the shares of Telebanc common stock subject to the option.

   The option is not currently exercisable, and E*TRADE may exercise the option only if the merger agreement is terminated in circumstances in which the termination fee is payable or upon the occurrence of a trigger event or takeover proposal by a third party which obligates Telebanc to pay the termination fee. Otherwise, the option will terminate and may not be exercised by E*TRADE.

   E*TRADE required Telebanc to grant the stock option as a prerequisite to entering into the merger agreement. The stock option, the termination fee and the nonsolicitation provisions of the merger agreement may discourage third parties who are interested in acquiring a significant stake in Telebanc, and these provisions are intended by E*TRADE to increase the likelihood that the merger will be completed. You are urged to read the stock option agreement in its entirety.

E*TRADE and Telebanc Intend to Account for the Merger as a Pooling-of-Interests (See Page 42)

   We intend to account for the merger as a pooling-of-interests, which means that Telebanc and E*TRADE will be treated as if they had previously been combined for accounting and financial reporting purposes. It is a condition to completion of the merger that E*TRADE receive letters from its and Telebanc's independent auditors confirming that the merger can properly be accounted for as a pooling-of-interests, although this condition may be waived. Under the pooling-of-interests method of accounting, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both of our operating results for the entire fiscal year in which the merger is completed and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

Conditions that Must be Satisfied for the Merger to Occur (See Page 50)

   Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions specified in the merger agreement. If either of us waives any condition, Telebanc will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from Telebanc stockholders is appropriate. The following conditions, among others, must be satisfied or waived before the completion of the merger:

  .  the merger agreement must be approved by Telebanc's stockholders;

  . all necessary approvals, waivers and consents from governmental entities and self-regulatory organizations must be obtained without any non-customary condition or restriction or any condition or restriction that could have a material adverse effect on us;

  . no law, rule, injunction or order preventing completion of the merger or restricting E*TRADE's operation of Telebanc after the merger may be pending or in effect;

  . the representations and warranties of the respective parties in the merger agreement must remain materially true and correct;

  . each of us must perform and comply with our respective covenants and obligations in the merger agreement;

  . we must each receive an opinion of our respective tax counsel to the effect that the merger will qualify as a reorganization;

  . E*TRADE must receive letters from its and Telebanc's independent auditors confirming that pooling- of-interests accounting is appropriate for the merger;

  . Telebanc must obtain the consent or approval of those persons whose consent or approval is required in connection with the merger under its material contracts;

  . no event, change, condition or effect that is or could reasonably be expected to be materially adverse to Telebanc and its subsidiaries, taken as a whole, may occur; and

  . E*TRADE must file an application with the Nasdaq National Market for the listing of the shares of E*TRADE common stock to be issued in the merger.

Certain Circumstances Under Which the Merger may be Terminated Before Completion (See Page 52)

   The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below:

  .  the merger agreement may be terminated by mutual consent of the parties;
     or

  . the merger agreement may also be terminated by either of the parties if the conditions to completion of the merger would not be satisfied because of either (A) a breach of a covenant or agreement in the merger agreement by the other party or (B) a breach of a representation or warranty of the other party in the merger agreement, either of which is not cured within ten business days of written notice of such breach.

   In addition, the merger agreement may be terminated by either of us under any of the following circumstances:

  . if the merger is not completed, without the fault of the terminating party, by December 31, 1999;

  . if a final court order prohibiting the merger is issued and is not appealable; or

  . if the Telebanc stockholders do not approve the merger agreement and the merger at the special meeting.

   Furthermore, the merger agreement may be terminated by E*TRADE if any of the following occur:

  . Telebanc's board of directors withdraws or modifies in a manner adverse to E*TRADE its recommendation as to the merger agreement or the merger, or resolves to do so;

  . Telebanc fails to comply with the nonsolicitation provisions contained in the merger agreement, which are discussed in more detail on page 49;

  .  Telebanc fails to comply with the stock option agreement;

  . Telebanc's board of directors recommends, endorses, accepts or agrees to a takeover proposal (including a proposal to acquire 20% or more of the outstanding capital stock, or a significant portion of the assets, of Telebanc or any of its subsidiaries) by a third party, or resolves to do so; or

  . a third party acquires securities, or commences a tender or exchange offer or other public initiative to acquire securities, representing 20% or more of the voting power of Telebanc, or a third party makes a takeover proposal as described above, and in either event, within five business days, Telebanc's board of directors does not reconfirm its approval and recommendation of the merger agreement and the merger and does not reject such third party "trigger event" or takeover proposal.

We Must Obtain Regulatory Approval to Complete the Merger (See Page 38)

   The merger cannot be completed unless and until E*TRADE receives the approval of the Office of Thrift Supervision to acquire control of Telebanc and its subsidiary, Telebank, and thereby become a savings and loan holding company. The Office of Thrift Supervision has raised issues with the application that need to be resolved before the agency can take action. Therefore, there can be no assurance that the Office of Thrift Supervision's approval will be obtained or as to the date of such approval. However, under the standard timelines contained in the agency's application processing regulations, approval of the merger would not be received prior to December 31, 1999, the date after which either party may terminate the merger agreement. Neither party has determined the course of action it would pursue in the event that the merger cannot be completed by December 31, 1999.

   Telebanc Financial Corporation's wholly owned subsidiary, Telebanc Capital Markets, Inc., a broker-dealer registered with the Securities and Exchange Commission pursuant to Section 15(a) of the Securities Exchange Act and a member of the National Association of Securities Dealers, Inc., filed a written notice of the proposed change in its equity ownership and application for continuance in membership with the National Association of Securities Dealers. On September 20, 1999, the National Association of Securities Dealers granted the application for Telebanc Capital Markets to engage in the business which is set forth in the membership agreement which Telebanc filed with the National Association of Securities Dealers. Telebanc Capital Markets also will file appropriate notices with applicable state securities regulators and other self-regulatory organizations of which it is a member.

   Upon consummation of the merger, Telebanc Insurance Services, Inc., an insurance agency domiciled and licensed in the Commonwealth of Virginia, will notify the Virginia Bureau of Insurance of the change in the indirect control of Telebanc Insurance Services, Inc. Telebanc Insurance Services, Inc. also will file appropriate notices with applicable state insurance regulators in states where it conducts an insurance agency business.

Telebanc Has Agreed to Not Engage in Certain Types of Solicitation (See Page
49)

   Until the merger is completed or the merger agreement is terminated, Telebanc has generally agreed not to directly or indirectly take any of the following actions:

  . solicit, initiate, encourage or agree to any takeover proposal, including a proposal to acquire 20% or more of the outstanding capital stock, or a significant portion of the assets, of Telebanc or any of its subsidiaries by a third party; or

  . engage in negotiations with, or disclose any nonpublic information relating to Telebanc or any of its subsidiaries to, or afford access to the properties, books or records of Telebanc or any of its subsidiaries to, any person that has advised Telebanc that it may be considering making, or that has made, such a takeover proposal.

This Document Contains Trademarks

   This document contains trademarks of E*TRADE and Telebanc and may contain trademarks of others.

                                  RISK FACTORS

   By voting in favor of the merger, you will be choosing to invest in E*TRADE common stock. An investment in E*TRADE common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger. If any of the following risks actually occur, the business and prospects of E*TRADE or Telebanc may be seriously harmed. In such case, the trading price of E*TRADE common stock would decline, and you may lose all or part of your investment.

   This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to E*TRADE's and Telebanc's financial condition, results of operations and business and on the expected impact of the merger on E*TRADE's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties described below and in the documents incorporated by reference into this proxy statement/prospectus.

YOU WILL RECEIVE A FIXED NUMBER OF SHARES OF E*TRADE COMMON STOCK DESPITE CHANGES IN THE MARKET VALUE OF TELEBANC COMMON STOCK OR E*TRADE COMMON STOCK.

   Upon completion of the merger, each share of Telebanc common stock will be exchanged for 1.05 shares of E*TRADE common stock. There will be no adjustment for changes in the market price of either Telebanc common stock or E*TRADE common stock. Telebanc and E*TRADE are not permitted to terminate the merger agreement or "walk away" from the merger, unless specified conditions under the merger agreement are not fulfilled or the merger does not occur on or prior to December 31, 1999. Telebanc is not permitted to resolicit the vote of its stockholders solely because of changes in the market price of E*TRADE common stock. Accordingly, the specific dollar value of E*TRADE common stock to be received by you upon completion of the merger will depend on the market value of E*TRADE common stock at the time of completion of the merger and may decrease from the date you submit your proxy. The share price of E*TRADE common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for E*TRADE common stock and Telebanc common stock. We cannot predict or give any assurances as to the market price of E*TRADE common stock at any time before or after the completion of the merger.

ALTHOUGH E*TRADE AND TELEBANC EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED.

   E*TRADE and Telebanc entered into the merger agreement with the expectation that the merger will result in significant benefits. Achieving the benefits of the merger will depend in part on the integration of the technology, operations and personnel of the two companies in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of customers or key employees or the continued diversion of the attention of management.

   E*TRADE and Telebanc will need to overcome significant issues to realize any benefits or synergies from the merger. Telebanc is a savings and loan holding company that offers banking products and services over the Internet and through other electronic media. E*TRADE provides online investing services, and has virtually no experience in Telebanc's highly regulated markets. Furthermore, the principal offices of Telebanc are located on the East Coast in Arlington, Virginia while the principal offices of E*TRADE are located on the West Coast in Menlo Park, California, and there are currently no plans to relocate either of these principal offices. For the merger to be successful, E*TRADE and Telebanc will have to successfully integrate Telebanc's products, services, personnel and operations with E*TRADE's products, services, personnel and operations. This integration will involve considerable technology and execution risk and may or may not be successful. We cannot offer any assurances that E*TRADE and Telebanc can be successfully integrated or that any of the anticipated benefits will be realized.

   In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could seriously harm the combined company.

THE MERGER COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

   If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to E*TRADE's stockholders resulting from the issuance of shares in the merger, E*TRADE's financial results, including earnings per share, could be adversely affected. Specifically, the combined company expects to record a one-time charge of approximately $30 million related to the merger during the quarter in which the merger is completed.

THE MARKET PRICE OF E*TRADE COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

   The market price of E*TRADE common stock may decline as a result of the merger if:

  .  the integration of E*TRADE and Telebanc is unsuccessful;

  . we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

  . the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts.

FAILURE OF THE MERGER TO QUALIFY AS A POOLING-OF-INTERESTS WOULD NEGATIVELY AFFECT COMBINED FINANCIAL RESULTS.

   The failure of the merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes for any reason would materially and adversely affect E*TRADE's reported earnings and, likely, the price of E*TRADE's common stock. The availability of pooling-of-interests accounting treatment for the merger depends upon circumstances and events occurring after the completion of the merger. For example, there must be no significant changes in the business of the combined company, including significant dispositions of assets, for a period of two years following the effective time of the merger.

E*TRADE DOES NOT HAVE EXPERIENCE WITH BEING REGULATED AS A SAVINGS AND LOAN HOLDING COMPANY. THIS INEXPERIENCE COULD NEGATIVELY AFFECT BOTH E*TRADE AND TELEBANC, AND THIS REGULATION COULD NEGATIVELY AFFECT E*TRADE'S SECURITIES BUSINESS.

   E*TRADE is currently not regulated as a savings and loan holding company or bank holding company, and does not control any FDIC-insured institution. Savings banks such as Telebank are subject to extensive regulation of their activities and investments, their capitalization, their risk management policies and procedures, and their relationships with affiliated companies. Under recently adopted federal legislation, upon acquiring control of Telebank and becoming a savings and loan holding company, E*Trade would be limited to activities that are financial in nature and certain real estate-related activities. In addition, as a condition to approving the merger, the Office of Thrift Supervision may impose restrictions on the integration of the Telebank banking and E*TRADE securities brokerage businesses, and may require prior approval of any future material changes to Telebank's business plans. These regulations and conditions could have the effect of constraining E*TRADE in pursuing future business opportunities following the merger. These regulations and conditions, and E*TRADE's inexperience with them, could also affect E*TRADE's ability to realize synergies from the merger, and could negatively affect both E*TRADE and Telebank following the merger.

TELEBANC OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

   The directors and officers of Telebanc participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours.

   Options granted by Telebanc under Telebanc's 1997 Stock Option Plan and Telebanc's 1998 Stock Incentive Plan, each as amended, may provide for the acceleration of vesting of outstanding options in the event of a change in control of Telebanc or an involuntary termination following a change in control. Assuming the merger occurs by December 31, 1999, Telebanc's officers and directors will hold options to purchase approximately 1,690,000 shares of Telebanc common stock that will automatically become vested in connection with the merger or will vest upon an involuntary termination following a merger.

   Nine executive officers have entered into management continuity agreements with E*TRADE that will become effective upon completion of the merger. Furthermore, E*TRADE has agreed to indemnify each present and former Telebanc officer and director against liabilities arising out of the fact that such person is or was a director or officer and to use commercially reasonable efforts to provide officers' and directors' liability insurance to cover any such liabilities for the next four years.

   Telebanc stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT TELEBANC'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

   If the merger is not completed, Telebanc may be subject to a number of material risks, including the following:

  . Telebanc may be required to pay E*TRADE a termination fee of $54 million;

  . the stock option granted to E*TRADE by Telebanc may become exercisable under certain circumstances;

  . the price of Telebanc common stock may decline to the extent that the current market price of Telebanc common stock reflects a market assumption that the merger will be completed; and

  . costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

   In addition, Telebanc customers and suppliers may, in response to the announcement of the merger, delay or defer decisions concerning Telebanc. Any delay or deferral in those decisions by Telebanc customers or suppliers could have a material adverse effect on Telebanc's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Telebanc employees may experience uncertainty about their future role with E*TRADE until E*TRADE's strategies with regard to Telebanc are announced or executed. This may adversely affect Telebanc's ability to attract and retain key management, sales, marketing and technical personnel.

   Further, if the merger is terminated and Telebanc's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to certain limited exceptions described on page 49 of this proxy statement/prospectus, Telebanc is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than E*TRADE. Furthermore, if the merger agreement is terminated and E*TRADE exercises its option to purchase Telebanc common stock, Telebanc may not be able to account for future transactions as a pooling-of- interests.

E*TRADE MUST MANAGE THE INTEGRATION OF ACQUIRED COMPANIES SUCCESSFULLY TO ACHIEVE DESIRED RESULTS

   In addition to the pending transaction with Telebanc, E*TRADE recently acquired TIR (Holdings) Limited and expects to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

  . the difficulty of assimilating the operations and personnel of the acquired companies;

  . the potential disruption of its ongoing business and distraction of management;

  . the difficulty of incorporating acquired technology and rights into its products and services;

  .  unanticipated expenses related to technology integration;

  .  the maintenance of uniform standards, controls, procedures and policies;

  . the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

  .  potential unknown liabilities associated with acquired businesses.

   The combined company may not be successful in addressing these risks or any other problems encountered in business combinations and acquisitions. In addition, the transactions and the time and effort to integrate operations and personnel of acquired companies place a significant strain on the management, financial and operational resources of E*TRADE, and divert attention from important issues. Failure of E*TRADE to successfully address the risks of engaging in these transactions or to properly integrate operations and personnel of acquired companies may seriously harm its business and prospects, or result in loss of key personnel.

                              E*TRADE GROUP, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following selected historical consolidated financial data of E*TRADE have been derived from its consolidated annual financial statements and related notes that are incorporated herein by reference. All selected historical consolidated financial data of E*TRADE contained herein should be read in conjunction with E*TRADE's consolidated financial statements and the related notes and E*TRADE's "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are incorporated herein by reference. All prior amounts presented have been restated to reflect the acquisition of ClearStation, Inc. in April 1999 and TIR (Holdings) Limited in August 1999, which were accounted for as poolings-of-interests (see Note 16 of the Consolidated Financial Statements incorporated herein by reference).

                                  Fiscal Year Ended September 30,
                         --------------------------------------------------
                            1999        1998      1997      1996     1995
                         ----------  ---------- --------- -------- --------
                                   (in thousands, except per share data)
Consolidated Statement
 of
 Operations Data:
 Gross revenues......... $  694,769  $  375,785 $ 249,254 $144,254 $109,248
 Net revenues...........    621,402     335,756   234,128  141,803  108,961
 Operating income
  (loss)................   (132,402)      2,913    30,269    4,213    9,632
 Net income (loss)......    (54,438)      1,927    19,193    4,166    7,333
 Income (loss) per
  share*:
  Basic................. $    (0.23) $     0.01 $    0.14 $   0.05 $   0.11
  Diluted............... $    (0.23) $     0.01 $    0.13 $   0.03 $   0.07
 Shares used in
  computation of income
  (loss)
  per share*:
  Basic.................    235,926     173,906   133,572   80,554   68,467
  Diluted...............    235,926     185,479   147,833  121,863  111,427
Consolidated Balance
 Sheet Data:
 Cash and equivalents... $   85,734  $   47,776 $  47,141 $ 40,138 $ 30,397
 Investment securities..    189,145     502,534   191,958   35,563      560
 Brokerage receivable--
  net...................  2,912,581   1,365,247   838,646  253,274   61,988
 Total assets...........  3,926,980   2,066,286 1,148,114  397,169  107,212
 Long-term obligations..         --       3,000     3,000    3,000       --
 Shareowners' equity....    913,667     734,410   303,694   89,785   27,908

--------
* Reflects the two-for-one stock splits effective February 1999 and May 1999.

                         TELEBANC FINANCIAL CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following selected historical consolidated financial data of Telebanc have been derived from its consolidated annual and interim financial statements and related notes that are incorporated herein by reference. The results of operations for the nine month period ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year. All selected historical consolidated financial data of Telebanc contained herein should be read in conjunction with Telebanc's historical consolidated financial statements and the related notes and Telebanc's "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are incorporated herein by reference.

                         Nine Months Ended
                           September 30,              Fiscal Year Ended December 31,
                         ------------------  -------------------------------------------------
                            1999     1998       1998        1997      1996     1995     1994
                         ---------- -------  ----------  ---------- -------- -------- --------
                                        (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
 Gross revenues......... $  163,075 $69,385  $  107,143  $   64,532 $ 48,830 $ 44,288 $ 22,383
 Net revenues...........     46,482  17,028      25,933      17,548   13,096   10,620    4,378
 Operating income.......      6,518   2,238       4,191       7,684    4,259    4,810      709
 Income before
  cumulative effect of
  accounting change and
  extraordinary loss....      4,145     720       1,375       4,217    2,552    2,720      540
 Net income.............      1,691     720       1,375       4,217    2,552    2,720      540
 Income (loss) per share
  before cumulative
  effect of accounting
  change and
  extraordinary loss*:
  Basic................. $     0.12 $ (0.11) $    (0.05) $     0.42 $   0.31 $   0.33 $   0.08
  Diluted............... $     0.11 $ (0.11) $    (0.05) $     0.28 $   0.29 $   0.33 $   0.08
 Income (loss) per
  share*:
  Basic................. $     0.04 $ (0.11) $    (0.05) $     0.42 $   0.31 $   0.33 $   0.08
  Diluted............... $     0.04 $ (0.11) $    (0.05) $     0.28 $   0.29 $   0.33 $   0.08
 Shares used in
  computation of income
  (loss) per share*:
  Basic.................     30,134  12,628      15,680       8,766    8,198    8,198    6,996
  Diluted...............     34,451  12,628      15,680      14,822    8,812    8,208    6,996
Consolidated Balance
 Sheet Data:
 Cash and equivalents... $   40,067          $   25,941  $   92,156 $  3,259 $  8,965 $  6,078
 Investment securities..    178,622             220,699      91,237   78,826   40,058   12,444
 Mortgage-backed
  securities............  1,426,053           1,012,163     319,203  184,743  234,385  236,464
 Loans receivable, net..  2,154,509             904,854     540,704  351,821  248,492  154,742
 Total assets...........  3,981,244           2,283,341   1,100,352  647,965  553,943  427,292
 Long-term obligations..     30,584              65,240      39,186   16,586   16,496   16,390
 Shareowners' equity....    505,634             113,435      45,824   24,658   21,565   17,028

--------

 *Reflects the two-for-one stock split effective June 1999.

       SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

   The selected unaudited pro forma combined consolidated financial data give effect to the proposed mergers of E*TRADE and Telebanc on a pooling-of-interests basis. The E*TRADE and Telebanc unaudited pro forma combined balance sheet data assume that the merger of E*TRADE and Telebanc took place on September 30, 1999, 1998 and 1997, and combine the E*TRADE consolidated balance sheets as of September 30, 1999, 1998 and 1997 with Telebanc's consolidated balance sheets as of September 30, 1999 and December 31, 1998 and 1997, respectively. The E*TRADE and Telebanc unaudited pro forma combined consolidated statements of operations data assume that the merger of E*TRADE and Telebanc took place as of the beginning of the periods presented and combine E*TRADE's consolidated statements of operations for the years ended September 30, 1999, 1998 and 1997, with Telebanc's consolidated statements of operations for the twelve months ended September 30, 1999, and the years ended December 31, 1998 and 1997, respectively. The E*TRADE and Telebanc selected unaudited pro forma combined consolidated financial data are based on the respective historical consolidated financial statements and related notes, which are incorporated by reference in this Form S-4. This presentation is consistent with the years expected to be combined after the date of the closing of the merger. Fiscal year 1999 includes the results of Telebanc for the twelve months ended September 30, 1999 and fiscal year 1998 includes the results of Telebanc for the year ended December 31, 1998. The results of operations for the quarter ended December 31, 1998 of Telebanc (gross revenues of $37,758,000, net revenues of $8,905,000 and net income of $655,000), are included in both fiscal year 1999 and 1998.


   The selected unaudited pro forma combined consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma combined consolidated financial data as of and for the years ended September 30, 1999, 1998 and 1997, are derived from the pro forma combined financial statements included elsewhere herein and should be read in conjunction with those statements and the related notes. See "Pro Forma Combined Financial Statements."

   The classification of certain items of E*TRADE and Telebanc has been changed in the accompanying pro forma combined consolidated financial data to reflect the classifications expected to be used by the combined company.

                                                     Fiscal Year
                                           ---------------------------------
                                              1999        1998       1997
                                           ----------  ---------- ----------
                                             (in thousands, except per share
                                                          data)
Combined Consolidated Statement of
 Operations Data:
 Gross revenues........................... $  895,602  $  482,928 $  313,786
 Net revenues.............................    676,789     361,689    251,676
 Operation income (loss)..................   (123,747)      7,104     37,953
 Income (loss) before cumulative effect of
  accounting change and extraordinary
  loss....................................    (49,638)      3,302     23,410
 Net income (loss)........................    (52,092)      3,302     23,410
 Income (loss) per share before cumulative
  effect of accounting change and
  extraordinary loss:
  Basic................................... $    (0.19) $     0.00 $     0.16
  Diluted................................. $    (0.19) $     0.00 $     0.14
 Income (loss) per share:
  Basic................................... $    (0.20) $     0.00 $     0.16
  Diluted................................. $    (0.20) $     0.00 $     0.14
 Shares used in computation of income
  (loss) per share:
  Basic...................................    266,036     190,370    142,776
  Diluted.................................    266,036     208,224    163,396
Combined Consolidated Balance Sheet Data:
 Cash and equivalents..................... $  125,801  $   73,717 $  139,297
 Investment securities....................    367,767     723,233    283,195
 Brokerage receivable--net................  2,912,581   1,365,247    838,646
 Mortgage-backed securities...............  1,426,053   1,012,163    319,203
 Loans receivable, net....................  2,154,509     904,854    540,704
 Total assets.............................  7,908,224   4,349,627  2,248,466
 Long-term obligations....................     30,584      68,240     42,186
 Shareowners' equity......................  1,389,301*    847,845    349,518

--------

* Reflects the one-time estimated costs of $30 million associated with the merger.

                           COMPARATIVE PER SHARE DATA

   In the following table, we provide you with historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger on a pooling-of-interests basis, assuming that 1.05 shares of E*TRADE common stock are issued in exchange for each share of Telebanc common stock. This data should be read along with the selected historical consolidated financial data and the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus and the historical consolidated financial statements of E*TRADE and Telebanc and the related notes thereto that are incorporated herein by reference. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations for future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                            Fiscal Year Ended
                                                              September 30,
                                                            -------------------
                                                             1999   1998  1997
                                                            ------  ----- -----
E*TRADE Historical:
  Income (loss) per share--basic........................... $(0.23) $0.01 $0.14
  Income (loss) per share--diluted.........................  (0.23)  0.01  0.13
  Book value per share.....................................   3.81   3.18  1.85

                                                            Fiscal Year Ended
                                                               December 31,
                                         Nine Months Ended  -------------------
                                         September 30, 1999  1998   1997  1996
                                         ------------------ ------  ----- -----
Telebanc Historical:
  Income (loss) per share before
   cumulative effect of accounting
   change and extraordinary loss--
   basic................................       $ 0.12       $(0.05) $0.42 $0.31
  Income (loss) per share before
   cumulative effect of accounting
   change and extraordinary loss--
   diluted..............................         0.11        (0.05)  0.28  0.29
  Income (loss) per share--basic........         0.04        (0.05)  0.42  0.31
  Income (loss) per share--diluted......         0.04        (0.05)  0.28  0.29
  Book value per share..................        15.03         4.65   5.14  3.01

                                                               Fiscal Year
                                                            -------------------
                                                             1999   1998  1997
                                                            ------  ----- -----
Pro Forma Combined Income (Loss) Per Share Before
 Cumulative Effect of Accounting Change and Extraordinary
 Loss:
  Per E*TRADE share--basic (1)............................. $(0.19) $0.00 $0.16
  Per E*TRADE share--diluted (1)...........................  (0.19)  0.00  0.14
  Per equivalent Telebanc share--basic (2).................  (0.20)  0.01  0.17
  Per equivalent Telebanc share--diluted (2)...............  (0.20)  0.00  0.15
                                                               Fiscal Year
                                                            -------------------
                                                             1999   1998  1997
                                                            ------  ----- -----
Pro Forma Combined Income (Loss) Per Share:
  Per E*TRADE share--basic (1)............................. $(0.20) $0.00 $0.16
  Per E*TRADE share--diluted (1)...........................  (0.20)  0.00  0.14
  Per equivalent Telebanc share--basic (2).................  (0.21)  0.01  0.17
  Per equivalent Telebanc share--diluted (2)...............  (0.21)  0.00  0.15

Pro Forma Combined Book Value Per Share: (3)(4)
  Per E*TRADE share........................................ $ 5.05
  Per equivalent Telebanc share............................   5.30

--------

(1) The unaudited pro forma combined per share information combines financial information of E*TRADE for the fiscal years ended September 30, 1999, 1998 and 1997 with the financial information of Telebanc for the twelve months ended September 30, 1999, and the years ended December 31, 1998 and 1997, respectively. This information also assumes the merger occurred as of the beginning of the earliest period presented and was accounted for as a pooling-of-interests.

(2) The unaudited equivalent Telebanc pro forma per share amounts are calculated by multiplying the E*TRADE combined pro forma per share amounts by the share exchange ratio of 1.05 E*TRADE shares for each outstanding share of Telebanc common stock.

(3) Historical book value per share is computed by dividing shareowners' equity by the number of shares of common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma shareowners' equity by the pro forma number of shares of common stock outstanding at the end of the period less amounts attributable to preferred shareowners.

(4) E*TRADE and Telebanc estimate that they will incur merger-related expenses, consisting primarily of transaction costs for investment banker fees, attorneys, accountants, financial printing and other related charges of approximately $30 million. The pro forma combined consolidated balance sheet data give effect to such expenses as if they had been incurred as of September 30, 1999, but the pro forma combined consolidated statement of operations does not give effect to such expenses.

                     MARKET PRICE AND DIVIDEND INFORMATION

E*TRADE Market Price Data

   E*TRADE's common stock is traded on the Nasdaq National Market under the symbol "EGRP." The following table shows the range of high and low sale prices of E*TRADE's common stock as reported by the Nasdaq National Market for the periods indicated, adjusted to reflect the 2-for-1 stock splits effective in February 1999 and May 1999, and based on E*TRADE's fiscal year end of September 30.

                                                                 High     Low
                                                                ------- -------
   Fiscal 1998
     First Quarter............................................. $ 11.94 $  4.34
     Second Quarter............................................    6.97    4.69
     Third Quarter.............................................    7.03    4.94
     Fourth Quarter............................................    8.81    3.91
   Fiscal 1999
     First Quarter............................................. $ 16.25 $  2.50
     Second Quarter............................................   33.22   12.74
     Third Quarter.............................................   72.25   29.38
     Fourth Quarter............................................   42.63   21.31
   Fiscal 2000
     First Quarter (through November 19, 1999)................. $ 40.00 $ 21.63

Telebanc Market Price Data

   Telebanc's common stock has traded on the Nasdaq National Market under the symbol "TBFC" since July 1998. The following table shows the range of high and low sale prices of Telebanc's common stock as reported by the Nasdaq National Market for the periods indicated, adjusted to reflect the 2-for-1 stock split effective June 1999, and based on Telebanc's fiscal year end of December 31.

                                                                   High   Low
                                                                  ------ ------
   Fiscal 1998
     Third Quarter (beginning July 22, 1998)....................  $12.94 $ 5.94
     Fourth Quarter.............................................   18.19   3.94
   Fiscal 1999
     First Quarter..............................................  $44.28 $15.00
     Second Quarter.............................................   75.88  27.63
     Third Quarter..............................................   40.00  20.31
     Fourth Quarter (through November 19, 1999).................   39.19  21.00

Dividend Information

   E*TRADE and Telebanc have never paid any cash dividends on their common stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.



Recent Closing Prices

   As of May 28, 1999, the last trading day before announcement of the proposed merger, the closing prices per share of E*TRADE common stock and Telebanc common stock on the Nasdaq National Market were $44.50 and $33.25 (adjusted to reflect Telebanc's two-for-one stock split effective June 1999), respectively. On November 19, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing prices per share of E*TRADE common stock and Telebanc common stock on the Nasdaq National Market were $35.66 and $34.50, respectively.

   Because the market price of E*TRADE common stock fluctuates, the market value of the shares of E*TRADE common stock that holders of Telebanc common stock will receive in the merger may increase or decrease prior to and following the merger. Stockholders are urged to obtain current market quotations for E*TRADE common stock and Telebanc common stock. No assurance can be given as to the future prices or markets for E*TRADE common stock or Telebanc common stock.

Number of Stockholders

   As of November 18, 1999, there were approximately 91 stockholders of record who held shares of Telebanc common stock, as shown on the records of Telebanc's transfer agent for such shares.

                              THE SPECIAL MEETING

Proxy Statement/Prospectus

   This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of Telebanc common stock by the Telebanc board of directors for use at a special meeting of Telebanc stockholders.

   This proxy statement/prospectus is first being furnished to Telebanc stockholders on or about November 30, 1999.

Date, Time and Place of the Special Meeting

   The special meeting will be held on December 28, 1999 at 2:00 p.m., local time, at the Telebanc headquarters.

Matters to be Considered at the Special Meeting

   At the special meeting and any adjournment or postponement of the special meeting, Telebanc stockholders will be asked to consider and vote upon proposals:

  .  to approve and adopt the merger agreement and the merger;

  . to grant the Telebanc board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger; and

  . to transact such other business as may properly come before the special meeting.

Record Date and Shares Entitled to Vote

   Telebanc's board of directors has fixed the close of business on November 18, 1999, as the record date for determination of Telebanc stockholders entitled to notice of and to vote at the special meeting. As of the close of business on November 18, 1999, there were 33,943,874 shares of Telebanc common stock outstanding and entitled to vote, held of record by approximately 91 stockholders. Two-thirds, or 22,629,250 of these shares, present in person or represented by proxy, will be necessary to approve the merger agreement and the merger. If that two-thirds is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each Telebanc stockholder is entitled to one vote for each share of Telebanc common stock held as of the record date.

Voting of Proxies

   You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Telebanc. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by Telebanc prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement. Telebanc's Board of Directors does not presently intend to bring any other business before the special meeting and, so far as is known to Telebanc's Board of Directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

   You may revoke your proxy at any time prior to its use by delivering to the Secretary of Telebanc a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Vote Required

   Approval of the merger agreement by Telebanc stockholders is required by the Delaware General Corporation Law and Telebanc's certificate of incorporation. This approval requires the affirmative vote of the holders of two-thirds of the shares of Telebanc common stock outstanding and entitled to vote at the special meeting. Eleven stockholders of Telebanc have entered into a stockholder agreement and have delivered irrevocable proxies obligating them to vote in favor of the merger agreement and the merger. As of November 18, 1999, these stockholders, constituting all executive officers and directors of Telebanc, as a group beneficially owned 4,260,982 shares (exclusive of any shares issuable upon the exercise of options) of Telebanc common stock (constituting approximately 12.6% of the shares of Telebanc common stock outstanding as of the record date). As of the record date and the date of this proxy statement/prospectus, E*TRADE owns no shares of Telebanc common stock.

Quorum; Abstentions and Broker Non-Votes

   The required quorum for the transaction of business at the special meeting is a majority of the shares of Telebanc common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the merger requires the affirmative vote of two-thirds of the outstanding shares of Telebanc common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the merger. In addition, the failure of a Telebanc stockholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement. The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, you are urged to return the enclosed proxy card marked to indicate your vote.

Solicitation of Proxies and Expenses

   E*TRADE and Telebanc will share the cost of solicitation of proxies from you by D. F. King, estimated to be $30,000 plus reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of Telebanc may solicit proxies from stockholders by telephone, facsimile or in person without additional remuneration. Following the original mailing of the proxies and other soliciting materials, Telebanc will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Telebanc common stock and to request authority for the exercise of proxies. In such cases, Telebanc, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

No Appraisal Rights

   You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand cash payment for your shares under Delaware law.

   THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF TELEBANC. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

   STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A transmittal form with instructions for the surrender of certificates for Telebanc common stock will be mailed to you as soon as practicable after completion of the merger. For more information regarding the procedures for exchanging your Telebanc stock certificates for E*TRADE stock certificates, see the section entitled "Exchange of Telebanc Stock Certificates for E*TRADE Stock Certificates" on page 45 of this proxy statement/prospectus.

                                   THE MERGER

   This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement and the stock option agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

   The following discussion of the background of the merger and the parties' reasons for the merger and the potential benefits that could result from the merger contains forward-looking statements which involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results of E*TRADE could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those described under "Risk Factors" and in the documents incorporated by reference in this proxy statement/prospectus.

Background of the Merger

   From time to time during 1998 and early 1999, Telebanc and E*TRADE engaged in preliminary discussions concerning potential strategic relationships between the companies. These discussions were exploratory in nature and did not progress beyond the discussion stage.

   In February 1999, as Telebanc was preparing to file its registration statement for a public offering of its common stock, E*TRADE inquired about making a strategic investment in shares of Telebanc common stock. Because of the timing of the upcoming public offering and related regulatory issues, the parties decided not to move forward with the proposed investment by E*TRADE in Telebanc.

   On April 12, 1999, David Smilow, the Chairman of Telebanc, met with Kathy Levinson, the President and Chief Operating Officer of E*TRADE, to discuss possible joint product strategies. They tentatively scheduled further meetings for Mitchell H. Caplan, the President and Chief Executive Officer of Telebanc, to meet with E*TRADE senior management. On May 13, 1999, Messrs. Caplan and Smilow met with Ms. Levinson and marketing officers of E*TRADE at its offices in Palo Alto, California, to continue discussions on potential joint product strategies.

   On May 17, 1999, Mr. Caplan contacted Ms. Levinson to discuss a potential strategic transaction between the two companies. They agreed to a dinner meeting in the San Francisco area to conduct the discussions.

   On May 24, 1999, Christos M. Cotsakos, the Chairman of the Board and Chief Executive Officer of E*TRADE, Ms. Levinson and Thomas A. Bevilacqua, the Executive Vice President of Corporate Development and Strategic Investments and General Counsel of E*TRADE, met for dinner in Palo Alto with Messrs. Caplan and Smilow. Mr. Cotsakos indicated that E*TRADE was preliminarily interested in a potential business combination with Telebanc. The representatives of the two companies engaged in a discussion of potential structures and valuations and the merits of a business combination, and agreed to pursue further discussions concerning a potential transaction structured as a tax-free stock-for-stock swap, accounted for as a pooling-of-interests. While preliminary terms of the proposed acquisition were discussed, no agreement was reached on an exchange ratio or other principal terms. At the conclusion of this meeting, Telebanc agreed to terminate any continuing discussions with third parties regarding a sale of Telebanc and not to solicit or initiate any discussions with any third party regarding a sale for a specified period of time. The parties also agreed to begin due diligence and move forward in negotiating a transaction to be announced the following Tuesday, June 1, 1999.

   Following the meeting, Mr. Cotsakos briefed members of E*TRADE's board of directors as to the discussions regarding Telebanc, and the directors encouraged him to proceed with negotiating a transaction within specified parameters. In addition, Mr. Bevilacqua contacted E*TRADE's outside counsel, Brobeck,

Phleger & Harrison LLP, to begin preparations for due diligence and negotiation of definitive documentation for the proposed business combination.

   On May 25, 1999, E*TRADE formally engaged BancBoston Robertson Stephens Inc. to provide it with strategic investment banking services. On several occasions prior to this date, BancBoston Robertson Stephens met with E*TRADE's senior management and E*TRADE's board of directors to discuss the online banking industry generally and to discuss Telebanc and other comparable banking companies in detail. On May 25, 1999, Telebanc formally engaged Goldman, Sachs & Co. to provide similar advisory services.

   On the morning of May 25, 1999, members of management of E*TRADE met with Mr. Caplan and other members of Telebanc management in Palo Alto to begin preparations for due diligence, negotiation of definitive documentation, and other matters related to the proposed business combination. At that meeting, E*TRADE representatives requested further financial and business information regarding Telebanc as well as information relating to potential synergies between Telebanc and E*TRADE. Following the meeting, certain members of management of E*TRADE and the Telebanc group met in Washington D.C. to continue working on the transaction.

   On the morning of May 26, 1999, Telebanc's directors, senior management and legal advisors met. At the meeting, members of Telebanc senior management reviewed events surrounding the potential strategic merger with E*TRADE. Mr. Caplan reviewed in detail the nature and extent of discussions he and other members of Telebanc's senior management had with E*TRADE management team members. He detailed the likely structure of the potential merger, stating that it would likely be a stock-for-stock merger, accounted for as a pooling-of-interests. He stated that Telebanc had retained Goldman Sachs as its financial advisor in connection with the potential merger. Telebanc's legal advisors from the firm of Hogan & Hartson L.L.P. then explained in detail the board's fiduciary duties and the procedures that would be followed in connection with the potential merger, and stressed to all present the need to keep all information and discussions concerning the potential merger confidential. The Telebanc directors then discussed in detail the potential merger's strategic and business attributes to Telebanc and its stockholders. These discussions included possible terms of the proposed merger, as well as matters related to operations and plans on a post-merger basis. At the conclusion of the meeting, each Telebanc director expressed the view that it was in the best long-term interest of Telebanc and its stockholders for management and Telebanc's financial and legal advisors to continue discussions and other activities regarding the potential merger.

   On May 26, 1999, E*TRADE and Telebanc executed a mutual non-disclosure agreement. During that day, Mr. Caplan and other members of Telebanc management, together with Telebanc's outside legal advisors, met with Mr. Bevilacqua, Leonard C. Purkis, the Executive Vice President and Chief Financial Officer of E*TRADE, and other members of E*TRADE management, together with representatives of E*TRADE's outside legal advisors, to conduct due diligence reviews of Telebanc. Telebanc also delivered requested due diligence materials for review by E*TRADE.

   On May 27, 1999, E*TRADE's representatives delivered a draft merger agreement and related definitive documentation to Telebanc and its outside advisors. During that afternoon, representatives of Telebanc and Goldman Sachs met with representatives of E*TRADE to conduct a due diligence discussion of E*TRADE's business and affairs. In the evening, Mr. Bevilacqua contacted Mr. Caplan at home by telephone to discuss a potential exchange ratio for the merger. After several telephone conversations among representatives of the parties and separate discussions with the parties' respective financial and legal advisors, Mr. Cotsakos contacted Mr. Caplan directly and they agreed on an exchange ratio of 1.05 shares of E*TRADE common stock for each share of Telebanc common stock.

   On the afternoon of May 28, 1999, E*TRADE's board of directors met with senior management of E*TRADE and its legal, financial and accounting advisors at a special telephonic meeting to discuss the status of the negotiations with Telebanc and the directors' comments on the terms of the merger. At this meeting, E*TRADE management reviewed the terms of the transaction and presented its views on the combination, and representatives of BancBoston Robertson Stephens reviewed the financial terms of the transaction. Following these presentations, the board engaged in full discussion of the terms of the proposed transaction and its advisability. At the conclusion of the meeting, E*TRADE's board of directors approved the merger and the terms of the merger agreement, and authorized management to proceed with the final negotiation and execution of definitive merger documents.

   From May 28 to May 31, 1999, E*TRADE and Telebanc, together with their respective legal, financial and accounting advisors, conducted further due diligence reviews and negotiated the terms of the definitive merger agreement, stock option agreement, stockholder agreements and other documentation providing for the merger. Members of Telebanc management engaged separate outside legal counsel to assist them in negotiating management continuity agreements with E*TRADE.

   On the afternoon of May 28, 1999, Telebanc's board of directors, senior management, and legal and financial advisors held a special telephonic meeting. At the meeting, they discussed the status of the negotiations with E*TRADE. Telebanc's senior management personnel and legal advisors reviewed the terms of the draft merger agreement and other draft merger documents. Representatives of Goldman Sachs & Co. provided a detailed description of E*TRADE's business and operations. Specifically, they discussed E*TRADE's revenues, growth, and other financial and business related information and answered questions from the Telebanc directors. At the conclusion of the meeting, Telebanc's board of directors authorized management to proceed with the negotiation of the merger documents.

   On the evening of May 31, 1999, the parties resolved outstanding details on the definitive documents and Telebanc's board of directors met with senior management of Telebanc and its legal, financial and accounting advisors in a special meeting to discuss the status of final negotiations with E*TRADE and the directors' comments on the draft of the merger agreement. Goldman Sachs presented its final analysis of various information to serve as the basis for evaluating the exchange ratio and orally informed Telebanc's board of directors of its opinion, subsequently confirmed in writing, that the exchange ratio was fair, from a financial point of view, to Telebanc's stockholders. Goldman Sachs also responded to questions raised by members of Telebanc's board of directors regarding its analysis and opinion. Following this presentation, the board engaged in a full discussion of the terms of the proposed merger and the analysis and opinion of Goldman Sachs. Telebanc's board of directors concluded that the merger agreement was fair to Telebanc's stockholders and that the proposed merger was in the best interests of Telebanc and its stockholders. Accordingly, Telebanc's board of directors unanimously approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger documents.

   Following the Telebanc board meeting, E*TRADE and Telebanc executed and delivered the merger agreement, the stock option agreement, and related agreements and documents. E*TRADE and certain stockholders of Telebanc executed and delivered the stockholder agreement and those stockholders also executed and delivered a proxy to E*TRADE to vote in favor of approval and adoption of the merger agreement and the merger. The merger was jointly announced by E*TRADE and Telebanc on the morning of June 1, 1999.

Reasons for the Merger

 E*TRADE's Reasons for the Merger

   In concluding that the merger is in the best interests of E*TRADE and its stockholders, E*TRADE's board of directors identified several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include, among others, the following:

  . the merger will enable E*TRADE to become a competitive and immediate participant in the online banking market, thereby broadening its product portfolio and creating a leading end-to-end, "one-stop-shop" financial portal for managing personal finances and services online;

  . the merger will position E*TRADE to obtain new online brokerage accounts while increasing the retention rate of old accounts by providing Telebanc's online banking services;

  . the merger will provide E*TRADE with access to important products and services, including higher interest bearing deposits and checking;

  . the merger may result in revenue synergies by leveraging E*TRADE's customer assets with Telebanc's financial products;

  . the merger will permit E*TRADE to respond to the current and prospective business environment in which it operates, the competitive environment for online brokerages and the possibility that some competitors will soon be able to offer integrated financial services (such as stock trading, checking, deposit-taking and mortgages); and

  . the senior executive officers of Telebanc, who it is anticipated will remain with Telebanc after the merger, have a proven record in establishing and building a successful business, managing the business and regulatory aspects of a savings and loan and insurance holding company, and retaining and supporting teams of talented employees, and their continued presence permits E*TRADE to avoid the intense competition for qualified personnel in Telebanc's industry.

   In its evaluation of the merger, E*TRADE's board of directors reviewed several factors, including the following:

  . historical information concerning E*TRADE's and Telebanc's respective businesses, financial performance and condition, operations, technology and management, including reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission;

  . E*TRADE's management's view of the financial condition, results of operations and businesses of E*TRADE and Telebanc before and after giving effect to the merger and the E*TRADE board of directors' determination of the merger's effect on stockholder value;

  . current financial market conditions and historical market prices, volatility and trading information;

  . the consideration you will receive in the merger in light of comparable merger transactions;

  . the belief that the terms of the merger agreement and the stock option agreement are reasonable;

  .  the impact of the merger on E*TRADE's customers and employees;

  . reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Telebanc; and

  . the expectation that the merger will be accounted for as a pooling-of-interests.

   E*TRADE's board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

  . the risk that the potential benefits of the merger may not be realized fully;

  . the effects of becoming subject to the laws and regulations applicable to savings and loan and insurance holding companies, including the supervision and examination of the Office of Thrift Supervision and state regulators;

  . the risk that rising interest rates could adversely affect Telebanc's operations and profitability;

  . the possibility that the expected growth of online banking might not be realized;

  . the possibility that the merger may not be consummated, even if approved by Telebanc's stockholders;

  . the effect of the public announcement of the merger on Telebanc's revenues;

  . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

  . the risk that the merger could adversely affect E*TRADE's relationship with certain of its customers and strategic partners; and

  . other applicable risks described in this proxy statement/prospectus under the heading "Risk Factors."

   E*TRADE's board of directors concluded, however, that on balance the potential benefits to E*TRADE and its stockholders from the merger outweigh the risks associated with the merger. E*TRADE's board of directors does not intend the foregoing discussion of information and factors that it considered to be exhaustive, but believes the discussion to include the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered in connection with its evaluation of the merger, E*TRADE's board of directors did not find it practicable to quantify or otherwise assign relative or specific weights to the specific factors that it considered in reaching its determination.

 Telebanc's Reasons for the Merger

   The Telebanc board of directors has unanimously approved the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, Telebanc and its stockholders and unanimously recommends that the holders of shares of Telebanc common stock vote FOR the approval of the merger agreement and the merger.

   The Telebanc board of directors' decision to approve the merger agreement was based primarily on:

  . historical information concerning our respective businesses, financial performance and condition, operations and management, including reports concerning results of operations during the most recent fiscal year and fiscal quarter for each of us filed with the SEC;

  . Telebanc management's view of the financial condition, results of operations and businesses of both of our companies before and after giving effect to the merger;

  . current financial market conditions and historical market prices, volatility and trading information;

  . the consideration you will receive in the merger in light of comparable merger transactions;

  . the board's belief that the merger consideration to be paid by E*TRADE is fair to you from a financial point of view;

  . the opinion by Goldman Sachs to the effect that, as of May 31, 1999, the exchange ratio was fair, from a financial point of view, to you;

  . the belief that the terms of the merger agreement and the stock option agreement are reasonable;

  .  the impact of the merger on Telebanc's customers and employees;

  . reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of E*TRADE; and

  . the expectation that the merger will be accounted for as a pooling-of-interests.

   The Telebanc board of directors identified a number of benefits for Telebanc's stockholders, employees and customers that could result from the merger. These potential benefits include:

  . the potential for synergies and revenue growth by cross-selling Telebanc's online banking services to the combined customer base;

  . the merger will permit Telebanc to respond to the current and prospective business environment in which it operates, the competitive environment for online financial institutions and the possibility that some competitors will soon be able to offer integrated financial services;

  . the continuing participation of Telebanc's executive officers and other employees after the merger; and

  . the merger's impact on Telebanc's depositors and customers in terms of the wider range of products and services that will be available from a strong and sound combined company.

   In addition, the Telebanc board of directors noted that the merger is expected to be accounted for as a pooling-of-interests and that no goodwill is expected to be created on the books of the combined company as a result thereof.

   The Telebanc board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the risk that the potential benefits of the merger may not be realized fully;

  . the possibility that the merger may not be consummated, even if approved by Telebanc's stockholders;

  . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

  . the possibility that the expected growth of online brokerage services might not be realized;

  . the risk that the merger could adversely affect Telebanc's relationship with certain of its customers and strategic partners; and

  . other applicable risks described in this proxy statement/prospectus under the heading "Risk Factors".

   The Telebanc board of directors believes that on balance the potential benefits of the merger outweigh these risks.

   The foregoing discussion of the information and factors considered by the Telebanc board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Telebanc board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Telebanc board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Telebanc board of directors may have given different weight to different factors.

   In light of the size and diversity of the marketplace and the competitive positions of both E*TRADE and Telebanc, the Telebanc board of directors has concluded that the merger represents a highly effective current and long-term strategy for Telebanc.

Recommendation of Telebanc's Board of Directors

   FOR THE REASONS DISCUSSED ABOVE, THE TELEBANC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, TELEBANC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT TELEBANC STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

   In considering the recommendation of the Telebanc board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Telebanc have interests in the merger that are different from, or are in addition to, the interests of Telebanc stockholders generally. Please see the section entitled "Interests of Certain Telebanc Directors, Officers and Affiliates in the Merger" on page 37 of this proxy statement/prospectus.

Opinion of Financial Advisor to Telebanc

   On May 31, 1999, Goldman Sachs delivered their oral opinion to the board of directors of Telebanc that, as of such date, the exchange ratio of 1.05 shares of common stock (after giving effect to the June 8, 1999 2-for-1 stock split of Telebanc common stock) of E*TRADE Group, Inc. to be received for each share of common stock of Telebanc, pursuant to the merger agreement, was fair from a financial point of view to the holders of the outstanding shares of Telebanc. Goldman Sachs confirmed their oral opinion by delivery of their written opinion dated May 31, 1999. Goldman Sachs also has issued a written opinion, dated November 19, 1999 to the board of directors of Telebanc, that, as of such date, the exchange ratio of 1.05 shares (after giving effect to the 2-for-1 Telebanc stock split) of common stock of E*TRADE to be received for each share of common stock of Telebanc, pursuant to the merger agreement, was fair from a financial point of view to the holders of outstanding shares of Telebanc.

   The full text of the written opinion of Goldman Sachs, dated November 19, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached as Appendix D and is incorporated by reference in this document. You should read the whole opinion.

   In connection with their opinions, Goldman Sachs reviewed, among other things:

  .  the merger agreement;

  . Annual Reports to Stockholders and Annual Reports on Form 10-K of Telebanc for the four years ended December 31, 1998 and of E*TRADE for the three years ended September 30, 1998;

  . interim reports to stockholders and Quarterly Reports on Form 10-Q of Telebanc and E*TRADE;

  . other communications from Telebanc and E*TRADE to their respective stockholders; and

  . internal financial analyses and forecasts for Telebanc and E*TRADE prepared by their respective managements.

   Goldman Sachs also held discussions with members of the senior management of Telebanc and E*TRADE regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

  . reviewed the reported price and trading activity for Telebanc and E*TRADE shares;

  . compared certain financial and stock market information for Telebanc and E*TRADE with similar information for certain other companies the securities of which are publicly traded;

  . reviewed the financial terms of certain recent business combinations involving Internet companies specifically and in other industries generally; and

  . performed such other studies and analyses as Goldman Sachs considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by Goldman Sachs and assumed such accuracy and completeness for purposes of rendering their opinion. In that regard, Goldman Sachs assumed, with the consent of Telebanc's Board of Directors, that the internal financial forecasts prepared by the management of E*TRADE were reasonably prepared on a basis reflecting the best available judgments and estimates of E*TRADE and that such forecasts will be realized in the amounts and time periods contemplated thereby. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Telebanc or E*TRADE or any of their respective subsidiaries and were not furnished with any such evaluation or appraisal. Goldman Sachs assumed, with the consent of Telebanc's board of directors, that the transaction contemplated by the merger agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on Telebanc or E*TRADE or on the contemplated benefits of the transaction contemplated by the merger agreement. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Telebanc.

   The advisory services and opinion of Goldman Sachs referred to in this proxy statement/prospectus were provided for the information and assistance of the board of directors of Telebanc in connection with its consideration of the transaction contemplated by the merger agreement and the opinion does not constitute a recommendation as to how any stockholder should vote with respect to such transaction.

   The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to Telebanc's board of directors on May 31, 1999. Since the Goldman Sachs analyses were presented to Telebanc's Board prior to Telebanc's 2-for-1 stock split which took place on June 21, 1999, the effect of the stock split was not taken into account for purposes of that Goldman Sachs opinion. Because the stock split was not then taken into account, the exchange ratio reads 2.1 instead of 1.05 throughout the following summary and other Telebanc per share information has not been adjusted.

   The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

 (1) Review of E*TRADE's business data and public market performance

   Goldman Sachs reviewed selected business and financial data regarding E*TRADE and ran a comparison of its product pricing and offerings with nine other online brokers. Goldman Sachs also compared the number of online customers (as of the end of 1998), trading market share (as of the end of 1998), the stated commission and the average annual trades per customer of E*TRADE with similar data for:

  .  Charles Schwab

  .  TD Waterhouse (The Toronto Dominion Bank)

  .  Datek

  .  Fidelity

  .  Ameritrade

  .  DLJ Direct (Donaldson, Lufkin & Jenrette, Inc.)

  .  Discover (Morgan Stanley Dean Witter)

  .  SureTrade (Fleet Financial Group, Inc.)

   The results are summarized as follows:

                                                                 Average Annual
                        Number of     Trading Market   Stated      Trades per
                        Customers         Share      Commission     Customer
                    ----------------- -------------- ----------- --------------
   E*TRADE.........           544,000        13%     $     14.95        21.7
   Range........... 100,000-2,200,000      4-21%      7.95-29.95    5.3-36.2

   Goldman Sachs compared E*TRADE's level of "home and work reach" with similar data from the top ten groups of Internet sites. These groups of Internet sites show "home and work reach" ranging from 65.9% to 17.4%. E*TRADE's "home and work reach" is 2.6%. Goldman Sachs also compared the level of "home and work reach" for E*TRADE with similar data for selected online brokers. "Home and work reach" for the selected online brokers ranged from 0.4% to 2.5%.

   Goldman Sachs also compared the average time spent per person per month on E*TRADE's web site with similar information for the ten most widely accessed web sites (as measured in terms of average time spent per person per month). The average time spent per person per month on E*TRADE is 66.5 minutes. The average for the top ten web sites is 104.2 minutes; the range for these web sites runs from 160.8 minutes to 73.8 minutes.

   The analysis also showed that over 2.5% of total online users access E*TRADE's web site. The percentage of total online users accessing other selected online brokers ranges from 0.4% to 2.5%.

   Goldman Sachs reviewed selected financial information for E*TRADE, some of which has been estimated for future periods (throughout this section of this document, estimated information is denoted with an "E"). A summary of this information is presented below:

                         Year Ending September     3 Months Ended    Year Ending
                                  30,                March 31,      September 30,
                         ------------------------      1999,      ------------------
  ($ in millions)         1996    1997     1998      Annualized   1999E(a)  2000E(a)
  ---------------        ------  -------  -------  -------------- --------  --------
Net revenues............ $ 62.5  $ 156.4  $ 245.3     $ 506.6     $ 533.2   $  771.2
Net income.............. $  1.2  $  15.0  $  (1.8)    $  23.1     $ (43.3)  $   36.9
EPS (diluted)........... $ 0.01  $  0.10  $ (0.01)    $  0.10     $ (0.19)  $   0.15
Average daily
 transactions...........  6,100   16,400   27,600      70,492      72,386    102,133
Pre-marketing margin....     18%      34%      28%         29%         27%        32%
Customer assets......... $2,600  $ 7,700  $11,200     $21,000     $29,100   $ 42,600

--------
(a) Source: Goldman Sachs Equity Research

   Goldman Sachs reviewed selected earnings per share (EPS) estimates, price targets and recommendations of 14 securities analysts. Of these analysts, 3 rated E*TRADE "Strong Buy", 8 "Buy" and 3 "Hold".

   Goldman Sachs also reviewed estimates of revenues, marketing expenses, net income and accounts from selected investment banks including, in addition to Goldman Sachs itself, ABN AMRO Inc., BancBoston Robertson Stephens Inc., Hambrecht & Quist Inc., Lehman Brothers, Inc. and Pacific Crest Securities. Their estimates are summarized below:

                                               Marketing
                             Revenues          Expenses        Net Income            Accounts
                         ----------------- ----------------- ---------------- -----------------------
                          1999E    2000E    1999E    2000E     1999E    2000E    1999E       2000E
                         -------- -------- -------- -------- ---------  ----- ----------- -----------
                                                                                  (in thousands)
Goldman Sachs........... $    533 $    771 $    252 $    185 $     (43) $  37       1,418       2,297
Range(a)................  400-591  554-814  159-251  171-200  (73)-(41)  6-41 1,071-1,336 1,655-2,032
Median(b)...............      528      748      251      181       (56)    37       1,335       2,003

--------
(a) Excluding Goldman Sachs

(b) Including Goldman Sachs

   Goldman Sachs also reviewed E*TRADE's shareholder profile. E*TRADE's shareholders generally fall in the following categories:

     Institutional Investors.............................................. 31.5%
     SOFTBANK............................................................. 27.5%
     Retail Investors..................................................... 32.0%
     Officers and Directors...............................................  9.0%

Three institutional investors who own 5.9% of Telebanc's shares also own 4.4% of E*TRADE.

   An analysis of recent average daily trading volumes and prices for Telebanc and E*TRADE showed the following results:

                                        Average Daily Trading Volume
                         -----------------------------------------------------------------
                                                  4/12-5/29                 Since    One
                         5/29/99  5 Day   10 Day   35 Day   60 Day  90 Day  1/1/99   Year
                         -------  ------  ------  --------- ------  ------  ------  ------
Telebanc Common Stock
Average per share
 trading price.......... $66.50   $64.99  $70.26   $92.18   $81.66  $69.15  $64.58  $36.28
% of Primary Shares
 Outstanding............    2.3%     5.1%    6.6%     7.6%     5.3%    4.0%    3.5%    1.9%
E*TRADE Common Stock
Average per share
 trading price.......... $44.50   $45.26  $50.13   $52.54   $43.88  $37.52  $35.08  $17.36
% of Primary Shares
 Outstanding............    2.5%     4.4%    4.0%     7.0%     5.7%    5.9%    6.4%    4.1%

 (2) Overview of Telebanc

   Goldman Sachs reviewed Telebanc's selected business and financial data, stock price and trading volume history. A comparison with selected Internet related companies show that E*TRADE and Telebanc generally performed in line with their competitors. On the basis of an indexed price of $100 per share a year ago, an indexed price per share of E*TRADE and Telebanc would have been in the $700-800 range on May 28, 1999. On the same basis, it would have been approximately $1,200 for Ameritrade and approximately $500 for both Schwab and Netbank, on May 28, 1999. On the same basis, Goldman Sachs' Internet Index would have been approximately $400 on May 28, 1999.

   Goldman Sachs also reviewed selected research analyst reports and their respective recommendations. Of these reports, three rated Telebanc "Strong Buy", one "Buy" and one "Sell". Goldman Sachs compared Telebanc's management estimates for selected financial data with estimates of Goldman Sachs, Merrill Lynch, BancBoston Robertson Stephens, First Security Van Kasper and Legg Mason. The results of this analysis are summarized below:

                                        Marketing
                           Revenues     Expenses   Net Income         Deposits                 Assets
                         ------------- ----------- ----------- ----------------------- -----------------------
($ in millions)          1999E  2000E  1999E 2000E 1999E 2000E    1999E       2000E       1999E       2000E
---------------          ----- ------- ----- ----- ----- ----- ----------- ----------- ----------- -----------
Telebanc Management..... $  71 $   132 $  21 $  46  $ 7  $ 23  $     2,246 $     4,483 $     4,679 $     9,537
Goldman Sachs...........    72     131    21    46    6    14        2,209       4,346       4,978       9,438
Other Investment Banks:
Range(a)................ 51-65 105-129 20-21 45-47  4-5  9-13  2,101-2,150 4,255-4,300 4,285-4,436 7,763-9,104
Median(b)...............    64     126    21    46    4    13        2,146       4,295       4,424       9,000

--------
(a) Excluding Goldman Sachs

(b) Including Goldman Sachs

   Goldman Sachs reviewed selected financial information for Telebanc, a summary of which is presented below:

                             Year Ending December   3 Months ended    Year Ending
                                      31,             March 31,      December 31,
                            -----------------------     1999,      -----------------
   ($ in millions)           1996    1997    1998     Annualized   1999E(a) 2000E(a)
   ---------------          ------- ------- ------- -------------- -------- --------
   Net revenues(b)......... $  12.8 $  16.4 $  26.5    $   50.1    $   68.6 $  126.3
   Operating profit........     3.7     6.9     4.4        14.2        12.9     26.9
   EPS (diluted)...........    0.58    0.57    0.13        0.36        0.33     0.70
   Net loans receivable....   351.8   540.7   904.9     1,151.0     2,339.5  4,435.8
   Deposit accounts........  16,506  21,817  50,835      57,946      98,281  209,205

--------
(a) Sources: Goldman Sachs Equity Research

(b) After provisions for loan losses.

   Goldman Sachs also reviewed Telebanc's shareholder profile. Telebanc's shareholders generally fall in the following categories:

     Institutional Investors.............................................. 49.4%
     Officers and Directors............................................... 11.5%
     Retail Investors..................................................... 27.8%
     Others............................................................... 11.3%

 (3) Selected Companies Analysis

   Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples relating to Telebanc and E*TRADE to corresponding information for eight other publicly traded companies providing financial services over the Internet:

     Online                                          Online                   Other E-
     bank              Online Brokers                Lender                  financial
     ------            --------------               --------               --------------
      Net.B@nk         Charles Schwab               NextCard               Intuit
                       Ameritrade                                          CheckFree
                       DLJ Direct                                          Security First

   Goldman Sachs' analyses for these selected companies compared the following to the results of Telebanc and E*TRADE, using the closing prices of the selected shares on May 28, 1999:

  .  Market capitalization, which is the market value of common equity;

  . Share price, as a multiple of earnings, pre-marketing earnings, book value and assets;

  . LTM revenues, which are the revenues for the most recently reported twelve-month period as of May 28, 1999;

  . Enterprise value as a multiple of revenues. Enterprise value is defined as market capitalization plus net debt if net debt; and

  . Revenue Growth between 1997 and 1998 and between 1998 and 1999 estimated data.

                                               Price/Pre-
                                                  Mkt.          Enterprise
                             Price/Earnings    Earnings(a)    Value/Revenues
                             ----------------  ------------  ------------------
($ in millions)               1999E    2000E   1999E  2000E   LTM  1999E  2000E
---------------              -------  -------  -----  -----  ----- -----  -----
E*TRADE....................     N.M.    203.6x  98.4x  64.5x 34.9x 17.7x  13.5x
Telebanc...................    204.6x    94.7x  66.4x  28.7x 25.4x 17.8x   9.7x
Median--Online Banks(b)....    227.7x   118.4x 123.6x  63.9x 85.1x 37.9x  21.2x
Median--Online Brokers(c)..    211.3x   185.2x  85.4x  56.6x 30.0x 17.8x  13.2x
Nextcard...................     N.M.     N.M.   N.M.   N.M.  867.4 46.9x  30.8x
Median--Other E-Financial..    132.9x   137.1x  64.5x  50.9x  9.9x  9.6x   7.4x
Median--Selected
 Portals/Media(d)..........    370.0x   208.8x 171.7x 125.9x 57.4x 36.3x  21.6x

--------
(a) Assuming a 35% tax rate.

(b) Including Telebanc

(c) Including E*TRADE

(d) Portals/Media composite: America Online, GeoCities, iVillage, Yahoo! and ZDNet.

   Goldman Sachs also compared the stock price performance of Telebanc and E*TRADE to the performance of other Internet companies and selected composite indexes:

                                           % Change Through May 28, 1999
                                       ---------------------------------------
                                       December 31, April 12, 52-Week  52-Week
                                           1998       1999      Low     High
                                       ------------ --------- -------  -------
     Telebanc.........................     95.6%      (38.1)%   744.4%  (56.2)%
     E*TRADE..........................    280.5        (7.3)  1,680.0   (38.4)
     Online Bank:
       Net.B@nk.......................    365.0       (19.3)  1,091.3   (48.6)
     Online Brokers:
       Charles Schwab.................     87.8        (0.8)    470.3   (31.9)
       Ameritrade.....................    469.4       (37.0)  1,494.4   (52.4)
     Other E-Financial:
       Intuit.........................     12.2       (22.4)    138.0   (26.5)
       CheckFree......................    101.3        (8.6)    718.5   (31.9)
       Security First.................    151.6       (31.5)    741.1   (51.6)
     Selected Composites:
       S&P 500........................      5.9        (4.2)     41.0    (5.4)
       S&P Bank Composite.............     (2.0)       (8.5)     29.3   (16.9)
       NASDAQ.........................     12.7        (4.9)     82.0    (7.7)
       Russell 2000...................      4.0         6.4      44.4    (6.1)
       Goldman Sachs Internet Index...     46.0       (25.1)    388.9   (29.0)

 (4) Transaction Multiple Analysis

   Goldman Sachs calculated, for selected periods ending on May 28, 1999:

  . the ratios of the average market price of E*TRADE shares to the average market price of Telebanc shares and

  . the difference between the price offered by E*TRADE for Telebanc shares on the basis of a 2.1 exchange ratio (Telebanc effected its 2-for-1 stock split after the date of this analysis, on June 21, 1999) and the average market price of Telebanc shares.

   The results are shown below:

                                                                      Premium to
                                                                      Average on
                                                                      the Basis
                                                             Average   of a 2.1
                                                             Exchange  Exchange
   Period                                                     Ratio     Ratio
   ------                                                    -------- ----------
   1-Day....................................................   1.49      40.5%
   5-Day Average............................................   1.38      52.2
   10-Day Average...........................................   1.46      44.0
   15-Day Average...........................................   1.54      36.4
   20-Day Average...........................................   1.61      30.4
   25-Day Average...........................................   1.69      24.0
   30-Day Average...........................................   1.73      21.6
   60-Day Average...........................................   1.88      11.7
   90-Day Average...........................................   1.85      13.3

   The same 2.1 exchange ratio also showed the following estimated multiples of Telebanc revenues, pre-marketing earnings and net income as of May 28, 1999:

                                                                        Multiple
                                                                        --------
     Multiple of Revenues
        1999E..........................................................   25.2x
        2000E..........................................................   13.8x
     Multiple of Pre-Marketing Earnings
        1999E..........................................................   94.2x
        2000E..........................................................   40.7x
     Multiple of Net Income
        1999E..........................................................  313.3x
        2000E..........................................................  125.3x

--------
Source of estimates: Goldman Sachs Equity Research

 (5) Analysis of the Merger

   Goldman Sachs performed an analysis of the accretion/dilution in earnings per share for E*TRADE common stock expected to result from the merger and prepared pro forma selected financial information.

   On the basis of the 2.1 exchange ratio (as in effect on May 28, 1999), and assuming that the closing of the merger occurs at June 30, 1999 and that no synergies will result from the transaction, accretion/dilution in earnings per share of E*TRADE for years 1999-2001 were estimated as follows:

                                                        Accretion/(Dilution)
                                                    ----------------------------
                                                               Pre-
                                                             Marketing Earnings
                                                    Revenues Earnings  Per Share
                                                    -------- --------- ---------
     1999..........................................   (5.5)%   (4.6)%    (23.1)%
     2000..........................................   (3.3)%    4.5 %     11.1 %
     2001..........................................    0.2 %    8.6 %     14.3 %

   Also, assuming that the closing occurs at June 30, 1999, Goldman Sachs prepared estimated pro forma financial information for the combined company, a summary of which is presented below:

                                                           Pro Forma
                                                  -----------------------------
     ($ in millions)                                1998    1999E       2000E
     ---------------                              -------- --------   ---------
     Income Statement:
     Net revenues................................ $  267.5 $  591.0   $   884.0
       % Growth..................................               121 %        50%
     Pre-marketing earnings...................... $   48.9 $  134.8   $   193.6
       % Growth..................................               176 %        44%
     Net income                                      $ 0.4  $ (39.1)     $ 48.8

     Balance Sheet:
     Assets...................................... $3,936.6 $8,465.5   $13,712.6
     Equity......................................    831.4  1,152.5     1,501.3

     Other Statistics:
     Customer accounts ('000s)...................    591.0  1,498.3     2,479.0

 (6) Review of Selected Transactions Involving Internet Companies

   Goldman Sachs reviewed six acquisitions involving Internet companies since September 1998. Goldman Sachs' analyses of these selected transactions included the following information:

  .  aggregate consideration;

  . aggregate consideration as a multiple of the target's revenue for the year of the transaction and the first and second full years following the transaction; and

  . premium paid over the trading price of the shares the day before the announcement and the date which is 30-day before the announcement and, finally, over the highest price of the preceding 52 weeks.

   The results of this analysis are summarized below:

                             Revenue Multiple              Premium Paid
                      ------------------------------- ------------------------
                                   First     Second     Before Announcement
                                   Fiscal    Fiscal   ------------------------
                         LTM        Year      Year      1 day       30 days
                      ---------- ---------- --------- ----------  ------------
     Range........... 2.3-253.8x 2.1-149.2x 0.6-80.4x (4.2)-67.4% (10.5)-212.3%
     Median..........      26.8x      18.8x     13.2x       52.0%         60.7%

 (7) Contribution Analysis

   Goldman Sachs reviewed financial information for 1998 and Goldman Sachs Equity Research estimates for 1999 and 2000 concerning Telebanc, E*TRADE and the combined company. The analysis indicated that holders of Telebanc common stock would receive 14% of the outstanding common equity of the combined company. It also indicated the following contributions by Telebanc and E*TRADE to the combined company:

                                                                Telebanc E*TRADE
                                                                -------- -------
     Market capitalization(a)..................................   10.4%   89.6%
     Assets(b).................................................   47.4    52.6
     Cash and investments(b)...................................   75.4    24.6
     Tangible common equity(b).................................   33.9    66.1
     Net revenues(c)
       1998A...................................................    8.3%   91.7%
       1999E...................................................    9.8    90.2
       2000E...................................................   12.8    87.2
     Marketing expenditures(c)
       1998A...................................................    4.7%   95.3%
       1999E...................................................    5.8    94.2
       2000E...................................................   16.9    83.1
     Pre-marketing earnings(c)
       1998A...................................................    6.9%   93.1%
       1999E...................................................   10.6    89.4
       2000E...................................................   18.7    81.3
     Net income(c)
       1998A...................................................     NM      NM
       1999E...................................................     NM      NM
       2000E...................................................   24.1%   75.9%

--------

(a) Fully diluted market capitalization as of May 28, 1999

(b) Data as of March 31, 1999 (Pro forma for Telebanc secondary offering)

(c) Source: Goldman Sachs Equity Research

   Goldman Sachs utilized substantially the same types of analyses in preparing their opinion, dated November 19, 1999 (a complete copy of which appears in Appendix D), as the analyses summarized above. In connection with such opinion, Goldman Sachs updated certain of the data used in those analyses, including the following:

                                             % Change Through November 17,
                                                          1999
                                            ----------------------------------
                                                                   52-    52-
                                            December 31, May 28,  Week   Week
                                                1998     1999(a)   Low   High
                                            ------------ -------  -----  -----
Telebanc...................................     93.8%      (0.9)% 279.1% (56.6)%
E*TRADE....................................    198.7%     (21.5)% 581.7% (51.6)%

Online Bank:
  Net.B@nk.................................    231.4      (28.7)  350.0  (63.4)

Online Brokers:
  Charles Schwab...........................     49.3      (20.5)  141.9  (45.9)
  Ameritrade...............................    417.9       (9.1)  873.9  (56.7)
  TD Waterhouse............................     N.A.       N.A.    68.3  (29.4)
  DLJ Direct...............................     N.A.      (58.3)   42.8  (60.7)

Online Lenders:
  E-LOAN...................................     N.A.       N.A.    60.2  (62.4)
  NextCard.................................     N.A.       11.7    74.8  (37.1)

Online Insurance:
  Insweb...................................     N.A.       N.A.    57.1% (46.9)%

Selected Composites:
  S&P Bank Composite.......................      2.8        2.6    24.7   (5.9)
  NASDAQ...................................     49.1       32.3    85.1   (1.7)
  GS Internet Index........................     64.7       12.8   175.3  (19.9)

--------

(a) Represents closing price one trading day prior to announcement of Telebanc/E*TRADE merger.

   In addition, in connection with providing the opinion, dated November 19, 1999, Goldman Sachs compared the enterprise value multiple to 1999 and 2000 estimated revenues and the multiple of market value to estimated 1999 and 2000 forward pre-marketing, pre-tax earnings for each of Telebanc and Net.B@nk for the period January 1, 1999 to May 28, 1999 (the last trading day before entry into the merger agreement). For that period, Telebanc's average, high, low and last enterprise value to 1999 revenue multiple ("last" meaning the multiple measured on May 28, 1999), expressed as a percentage of Net.B@nk's average, high, low and last enterprise value to 1999 revenue multiple was 46.9%, 67.8%, 23.6% and 47.9%, respectively. Based on Net.B@nk's November 17, 1999 enterprise value to 1999 estimated revenue multiple of 39.2x, the average, high, low and last percentage would result in multiples of 18.4x, 26.6x, 9.3x and 18.8x, respectively. This compares to the multiple of 1999 revenues represented by the merger consideration, as of November 17, 1999, of 19.8x. For the January 1-to-May 28 period, Telebanc's average, high, low and last multiple of enterprise value to 2000 revenue, expressed as a percentage of Net.B@nk's average, high, low and last enterprise value to 2000 revenue multiple, was 52.2%, 81.9%, 20.7% and 50.2%, respectively. Based on Net.B@nk's November 17, 1999 enterprise value to 2000 estimated revenue multiple of 19.1x, the average, high, low and last percentage would result in multiples of 10.0x, 15.6x, 4.0x and 9.6x, respectively. This compares to the November 17, 1999 merger consideration 2000 revenue multiple of 10.8x. For the January 1-to-May 28 period, Telebanc's average, high, low and last market value to 1999 pre-marketing pre-tax earnings multiple, expressed as a percentage of Net.B@nk's average, high, low and last market value to 1999 pre-marketing pre-tax earnings multiple, was 61.7%, 86.8%, 29.6% and 71.9%, respectively. Based on Net.B@nk's November 17, 1999 market value to 1999 estimated pre-marketing pre-tax multiple of 106.5x, the average, high, low and last percentage would result in multiples of 65.7x, 92.4x, 31.5x and 76.6x, respectively. This compares to the

November 17, 1999 merger consideration 1999 pre-marketing pre-tax earnings multiple of 74.1x. For the period of January 1 to May 28, Telebanc's average, high, low and last market value to 2000 pre-marketing pre-tax earnings multiple, expressed as a percentage of Net.B@nk's average, high, low and last market value to 2000 pre-marketing pre-tax earnings multiple, was 56.2%, 85.9%, 24.8% and 53.6%, respectively. Based on Net.B@nk's November 17, 1999 market value to 2000 estimate pre-marketing pre-tax multiple of 49.5x, the average, high, low and last percentage would result in multiples of 27.8x, 42.5x, 12.3x and 26.5x, respectively. This compares to the November 17, 1999 2000 pre-marketing pre-tax earnings multiple represented by the merger consideration of 32.0x.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Telebanc or E*TRADE or the contemplated transaction.

   The analyses were prepared for purposes of providing an opinion to Telebanc's board of directors as to the fairness of the exchange ratio from a financial point of view to the holders of Telebanc shares. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Telebanc, E*TRADE, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

   As described above, Goldman Sachs' opinion to Telebanc's board was one of many factors taken into consideration by Telebanc's board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs. You should read the whole written opinion of Goldman Sachs attached as Appendix D.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Telebanc, having provided investment banking services to Telebanc from time to time, including having acted as lead managing underwriter of a public offering of 4,370,000 shares in April 1999 and having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the merger agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Telebanc or E*TRADE for its own account and for the accounts of customers. Goldman Sachs has provided investment banking services to E*TRADE from time to time and may provide investment banking services to E*TRADE in the future.

   Pursuant to a letter agreement dated May 23, 1999, Telebanc engaged Goldman Sachs to act as its exclusive financial advisor in connection with a possible sale of all or a portion of Telebanc. Pursuant to the terms of that letter, Telebanc agreed to pay Goldman Sachs a fee which is based on the actual outcome of the merger. If the merger is consummated, a transaction fee of 0.85% of the total consideration will be paid, provided that the minimum transaction fee shall be $12.5 million and that the maximum transaction fee shall be $18.5 million. Telebanc has agreed to pay such amount in cash upon consummation of the transaction. Telebanc also has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws regardless of whether the merger is consummated.

Interests of Certain Telebanc Directors, Officers and Affiliates in the Merger

   In considering the recommendation of the Telebanc board of directors you should be aware that certain officers and directors of Telebanc have interests in the merger which are different from, or in addition to, yours. The Telebanc board of directors was aware of these potential conflicts and considered them.

   Assuming the merger occurs on December 31, 1999, options to purchase approximately 2,540,000 shares of Telebanc common stock, at exercise prices ranging from $7.25 to $16.75 per share will automatically become vested in connection with the merger or will vest upon an involuntary termination following a merger. As of May 28, 1999, options to purchase a total of 3,883,616 shares of Telebanc common stock, at exercise prices ranging from $1.375 to $16.344 per share were held by directors and executive officers of Telebanc. Assuming the merger occurs on December 31, 1999, Telebanc's officers and directors will hold options to purchase approximately 1,690,000 shares of Telebanc common stock, at exercise prices ranging from $2.219 to $15.544 per share that will automatically become vested in connection with the merger or will vest upon an involuntary termination following a merger.

   Upon completion of the merger or upon involuntary termination following a merger, the vesting under stock options held by all of the officers and directors of Telebanc will accelerate as shown below:

                                                                       Options
   Name                                                              Accelerated
   ----                                                              -----------
   Ross C. Atkinson.................................................    64,000
   Mitchell H. Caplan...............................................   480,000
   Stephen G. Dervenis..............................................    30,000
   Arlen W. Gelbard.................................................    46,000
   Laurence P. Greenberg............................................   174,756
   Dean C. Kehler...................................................    24,000
   Marcia Myerberg..................................................    16,000
   Michael R. Opshal................................................   107,504
   Steven F. Piaker.................................................    24,000
   Aileen Lopez Pugh................................................   151,500
   David A. Smilow..................................................   480,000
   Sang-Hee Yi......................................................    91,752

   The acceleration of the vesting of options upon the merger or upon involuntary termination following a merger, together with any other payments contingent upon or made in connection with the merger may, result in "excess parachute payments" as defined in Section 280G of the Internal Revenue Code. Excess parachute payments are not deductible in accordance with Section 280G. As a result, E*TRADE will not be entitled to a tax deduction for the amounts determined to be excess parachute payments. The amount of the lost deduction will depend upon the value of the shares at the time of the merger, the number of option shares being accelerated, the date the merger occurs and an interest rate calculated by the Internal Revenue Service.

   In addition, a number of Telebanc employees have entered into management continuity agreements with E*TRADE. These management continuity agreements provide the terms of the employee's employment with E*TRADE.

   If E*TRADE terminates the employment of certain individuals, including Mitchell H. Caplan, Ross C. Atkinson, Stephen G. Dervenis, Arlen W. Gelbard, Laurence P. Greenberg, Sang Jin Han, Sang-Hee Yi, David P. Lau or Aileen Lopez Pugh "Without Cause," or, if such individuals otherwise terminate their employment with E*TRADE for "Good Reason," within 12 months after the closing date, then E*TRADE will provide severance payments of up to six months' base salary to such individuals.

   For purposes of these severance benefits, "Without Cause" means the individual's termination for any reason other than: (i) material failure to perform the duties of his or her position after receipt of a written warning specifying the performance problem and a period of not less than 30 days in which to cure;

(ii) engaging in misconduct as set out in the E*TRADE Code of Conduct; (iii) conviction of a felony; (iv) any act of fraud against, or the misappropriation of property belonging to E*TRADE or any of its employees; or (v) a material breach of the management continuity agreement or of any confidentiality or proprietary information agreement with E*TRADE.

   For purposes of this section a resignation for "Good Reason" shall mean a resignation within 30 days after any of the following events: (i) relocation of the individual's principal place of employment by more than 35 miles from the individual's current office; or (ii) a substantial reduction in the individual's base salary, title, compensation, duties or benefits.

   For more information relating to the management continuity agreements, please see the section called "Management Continuity Agreements" under the caption "Related Agreements" on page 54 of this proxy statement/prospectus.

   The merger agreement provides that E*TRADE will, from and after the effective time, and will cause Telebanc to, indemnify the present and former officers, directors and employees and agents of Telebanc in respect of acts or omissions occurring on or prior to the effective time, in each case to the full extent such corporation is permitted under the Telebanc certificate of incorporation or the Telebanc bylaws or any indemnification agreement to which Telebanc is a party, in each case as in effect on the date of the merger agreement. See "The Merger Agreement--Director and Officer Indemnification and Insurance."

Regulatory Approvals

   To complete the merger, E*TRADE must receive the approval of the Office of Thrift Supervision to become a savings and loan holding company. E*TRADE and Telebanc have agreed to cooperate and use their reasonable best efforts to obtain all required regulatory approvals.

   E*TRADE has filed with the Office of Thrift Supervision an application for approval to acquire Telebanc and Telebank, and thereby to become a savings and loan holding company. In reviewing the application, the Office of Thrift Supervision is required to consider:

  . the financial and managerial resources and future prospects of E*TRADE, Telebanc and Telebank;

  .  the effect of the acquisition on Telebank;

  .  any risk posed to the federal deposit insurance fund;

  .  the competitive effects of the transaction; and

  .  the convenience and needs of the community to be served by Telebank.

Consideration of the managerial resources of E*TRADE, Telebanc and Telebank entails a consideration of the competence, experience, and integrity of the officers, directors and controlling shareholders of E*TRADE, Telebanc and Telebank. In deciding whether to approve the application, the Office of Thrift Supervision will also consider Telebank's record of performance under the Community Reinvestment Act of 1977 in meeting the credit needs of the communities it serves, including low- and moderate-income neighborhoods. The Office of Thrift Supervision will also consider:

  .  the performance of E*TRADE and Telebanc's information systems;

  .  their readiness for processing date information related to the Year
     2000; and

  .  the effect of the merger, if any, on such readiness.

   As a result of SOFTBANK Corporation's ownership of more than 10% of E*TRADE's outstanding common stock (through its wholly-owned subsidiary SOFTBANK America, Inc.), SOFTBANK is presumed to control E*TRADE under the Office of Thrift Supervision's regulations, subject to the opportunity to rebut this presumption by obtaining the Office of Thrift Supervision's acceptance of a rebuttal submission. This submission must set forth the facts and circumstances which support the contention that no control relationship exists, and generally must include a written agreement between the submitter (in this case, SOFTBANK) and the Office of Thrift Supervision. SOFTBANK America has filed with the Office of Thrift Supervision a submission and agreement seeking to rebut the regulatory presumption of control. The Office of Thrift Supervision staff has indicated, however, that the existence of a joint venture between E*TRADE and SOFTBANK in Japan, along with several instances in which E*TRADE has an investment in or contractual relationship with a company that is also a SOFTBANK investee, may lead the Office of Thrift Supervision to deny the rebuttal of control. E*TRADE and SOFTBANK have made a presentation to the Office of Thrift Supervision of facts and circumstances which suggest that these relationships are not indicative of control of E*TRADE by SOFTBANK, but no assurance can be given that the Office of Thrift Supervision will accept SOFTBANK America's rebuttal filing.

   The Office of Thrift Supervision could also take the view that the presumption of control by SOFTBANK is conclusive and not rebuttable if, at the time of completion of the Telebanc transaction, SOFTBANK's $400 million investment in E*TRADE represents more than 25% of E*TRADE's shareowners' equity. Depending on the amount of E*TRADE's shareowners' equity at the time, this view could require SOFTBANK America to sell a small portion of its interest in E*TRADE in order to avoid the conclusive presumption of control. If SOFTBANK does not rebut the presumption of control, it would be required to obtain the approval of the Office of Thrift Supervision to become a savings and loan holding company prior to completion of the merger. SOFTBANK, however, has indicated to E*TRADE that it is not willing to become a savings and loan holding company. As a result, if the Office of Thrift Supervision does not accept a rebuttal of control from SOFTBANK America, regulatory approval of the merger would not be obtainable, and the merger could not be completed. Even if SOFTBANK does rebut the presumption of control, the Office of Thrift Supervision's further consideration of this issue could delay its processing of E*TRADE's application.

   As part of the review process under the Community Reinvestment Act, it is not unusual for the Office of Thrift Supervision to receive protests and other adverse comments from community groups and others. Telebank currently has a "satisfactory" Community Reinvestment Act rating from the Office of Thrift Supervision. The regulations of the Office of Thrift Supervision require publication of notice of, and an opportunity for public comment with respect to, the application filed in connection with the merger. E*TRADE is aware of one community group that has filed comment letters with the Office of Thrift Supervision opposing E*TRADE's application to acquire Telebanc and requesting that the Office of Thrift Supervision hold an informal meeting with E*TRADE and the commenter regarding the application. To the best of E*TRADE's knowledge, as of November 18, 1999, the Office of Thrift Supervision has not ruled on the request for an informal meeting. The community group's comment letters challenge, among other things, Telebanc's designation as a "wholesale bank" under the Community Reinvestment Act and Telebanc's designation of Arlington County as its current service area for purposes of that Act. These comments could prolong the period during which the merger is subject to review by the Office of Thrift Supervision.

   Based on the issues raised by the Office of Thrift Supervision, there can be no assurance that the Office of Thrift Supervision's approval will be granted or as to what conditions the Office of Thrift Supervision may impose on its grant of approval. If the Office of Thrift Supervision grants its approval, there can be no assurance as to the date of the approval, including whether the approval will be received prior to December 31, 1999, the date after which either party may terminate the Merger Agreement. Under the Office of Thrift Supervision's standard processing guidelines, even if the SOFTBANK and Community Reinvestment Act issues are resolved promptly and E*TRADE's application is deemed complete, the application would not be approved until after December 31, 1999. Neither party has determined the course of action it would pursue in the event that the merger cannot be completed by December 31, 1999.

   Telebanc Financial Corporation's wholly owned subsidiary, Telebanc Capital Markets, Inc., a broker-dealer registered with the Securities and Exchange Commission pursuant to Section 15(a) of the Securities Exchange Act and a member of the National Association of Securities Dealers, filed a written notice of the proposed change in its equity ownership and application for continuance in membership with the National Association of Securities Dealers. As of September 20, 1999, the National Association of Securities Dealers granted the application for Telebanc Capital Markets to engage in the business which is set forth in the Membership agreement which was filed with the National Association of Securities Dealers on or about October 13, 1999. Telebanc Capital Markets also will file appropriate notices with applicable state securities regulators and other self-regulatory organizations of which it is a member.

   Upon consummation of the merger, Telebanc Insurance Services, Inc., an insurance agency domiciled and licensed in the Commonwealth of Virginia will notify the Virginia Bureau of Insurance of the change in the indirect control of Telebanc Insurance Services, Inc. Telebanc Insurance Services, Inc. also will file appropriate notices with applicable state insurance regulators in states where it conducts an insurance agency business.

   Neither Telebanc nor E*TRADE is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Delaware.

Regulatory Matters Following the Merger

   If and when the transaction is approved by the Office of Thrift Supervision and completed, E*TRADE, like Telebanc, would become a savings and loan holding company. E*TRADE is currently not subject to regulation as a savings and loan holding company or bank holding company and does not control any FDIC-insured institution. As a savings and loan holding company, E*TRADE would be required to register with the Office of Thrift Supervision and file periodic reports, and would be subject to examination by the Office of Thrift Supervision. E*TRADE would also be limited in its ability to invest in other savings and loan holding companies, and to enter into transactions with Telebank. Under financial modernization legislation recently enacted into law, E*TRADE's activities would also be restricted to activities that are financial in nature and certain real-estate related activities. E*TRADE believes that all of its existing activities and investments qualify as financial in nature and therefore the legislation will not have a material impact on its application to acquire control of Telebanc, but the Office of Thrift Supervision and other banking agencies have not yet issued regulations or otherwise interpreted the new statute. Under the new legislation, E*TRADE will be constrained in pursuing future new activities to a greater degree than either E*TRADE or Telebanc are currently restricted or that Telebanc would be restricted if the merger did not take place.

   In addition to regulation of E*TRADE and Telebanc as savings and loan holding companies, Federal savings banks such as Telebank are subject to extensive regulation of their activities and investments, their capitalization, their risk management policies and procedures, and their relationship with affiliated companies. In addition, as a condition to approving the merger, the Office of Thrift Supervision may impose restrictions on the integration of the Telebank banking and E*TRADE securities brokerage businesses, and may require prior approval of any future material changes to Telebank's business plans.


   Telebank is currently, and following its acquisition by E*TRADE would remain, subject to the Community Reinvestment Act. Under the Community Reinvestment Act, Telebank must help meet the credit needs of the communities it serves, including low- and moderate-income neighborhoods. Even though Telebank obtains deposits on a nationwide basis primarily over the internet and through the U.S. mail, its current service area for purposes of the Community Reinvestment Act is the Arlington County, Virginia market, where Telebank's home office is located. The Office of Thrift Supervision is expected to issue in the future guidance on the application of the Community Reinvestment Act to a depository institution which conducts business over the internet. This guidance may affect the way in which Telebank seeks to meet its obligations under the Community Reinvestment Act.

   Telebank is currently classified as a "wholesale bank" for purposes of the Community Reinvestment Act. Satisfaction of a wholesale bank's responsibilities under the Community Reinvestment Act is measured by various criteria, including:

  . the number and amount of community development loans, qualified investments and community development services; and

  . the innovativeness or complexity of those loans, investments and services.

If Telebank were to provide new types of lending services, it could lose its classification as a wholesale bank. If it were to lose such classification, Telebank's Community Reinvestment Act evaluation would depend to a far greater degree on the extent to which it makes loans in its service area to low- and moderate-income individuals and in low- and moderate-income neighborhoods. As a result, the Community Reinvestment Act may constrain Telebank's and E*TRADE's ability to expand into new businesses that involve lending to retail customers.

Certain Federal Income Tax Considerations

   The following discussion describes the material federal income tax considerations relevant to the exchange of shares of Telebanc common stock for E*TRADE common stock pursuant to the merger that are generally applicable to holders of Telebanc common stock. Brobeck, Phleger & Harrison LLP has provided an opinion to E*TRADE that this discussion, insofar as it states matters of law or legal conclusions, is correct in all material respects. Such legal opinion is not binding on the Internal Revenue Service or the courts. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Telebanc stockholders as described herein.

   Telebanc stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Telebanc stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold their Telebanc common stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of Telebanc common stock are acquired or shares of E*TRADE common stock are disposed of, or the tax consequences of the assumption by E*TRADE of the Telebanc Options or the tax consequences of any receipt of rights to acquire E*TRADE common stock. Accordingly, TELEBANC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

   The merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code. Provided that the merger does so qualify as a reorganization, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following federal income tax consequences to the Telebanc stockholders:

  . No gain or loss will be recognized by holders of Telebanc common stock solely upon their receipt of E*TRADE common stock in exchange for Telebanc common stock in the merger (except to the extent of cash received in lieu of a fractional share of E*TRADE common stock).

  . The aggregate tax basis of the E*TRADE common stock received by Telebanc stockholders in the merger (reduced by any tax basis attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the Telebanc common stock surrendered in exchange therefor.

  . The holding period of the E*TRADE common stock received by each Telebanc stockholder in the merger will include the period for which the Telebanc common stock surrendered in exchange therefor was considered to be held, provided that the Telebanc common stock so surrendered is held as a capital asset at the time of the merger.

  . Cash payments received by holders of Telebanc common stock in lieu of a fractional share will be treated as if such fractional share of E*TRADE common stock had been issued in the merger and then redeemed by E*TRADE. A Telebanc stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

   The parties have not and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned on the receipt by E*TRADE of an opinion from Brobeck, Phleger & Harrison LLP and the receipt by Telebanc of an opinion from Hogan & Hartson L.L.P. to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code. Telebanc stockholders should be aware that the tax opinions do not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. The tax opinions will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by E*TRADE and Telebanc.

   A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Telebanc stockholders recognizing taxable gain or loss with respect to each share of common stock of Telebanc surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the E*TRADE common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the E*TRADE common stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the merger.

Accounting Treatment

   We intend to account for the merger as a pooling-of-interests, which means that Telebanc and E*TRADE will be treated as if they had previously been combined for accounting and financial reporting purposes. It is a condition to completion of the merger that E*TRADE be advised by Deloitte & Touche LLP, E*TRADE's independent auditors, and Arthur Andersen LLP, Telebanc's independent auditors, that, based on material representations by E*TRADE and Telebanc, the transactions contemplated by the merger agreement can properly be accounted for as a pooling-of-interests business combination, although this condition may be waived by E*TRADE. Under the pooling-of-interests method of accounting, each of the parties' historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both parties' operating results for the entire fiscal year in which the merger is completed and the parties' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

No Appraisal Rights

   You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand cash payment for your shares under Delaware law.

Listing of E*TRADE Common Stock to be Issued in the Merger

   It is a condition to the closing of the merger that application for the shares of E*TRADE common stock to be issued in the merger and the shares of E*TRADE common stock to be reserved for issuance in connection with the assumption of outstanding Telebanc stock options for quotation on the Nasdaq National Market be filed.

Restrictions on Sale of Shares By Affiliates of Telebanc and E*TRADE

   The shares of E*TRADE common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of E*TRADE common stock issued to any person who is deemed to be an affiliate of either of us at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of E*TRADE common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  .  an exemption under paragraph (d) of Rule 145 under the Securities Act;
     or

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

  .  another applicable exemption under the Securities Act.

   E*TRADE's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of E*TRADE common stock to be received by affiliates in the merger.

Operations Following the Merger

   Following the merger, Telebanc will continue its operations as a wholly owned subsidiary of E*TRADE. Upon consummation of the merger, the members of Telebanc's Board of Directors will be changed to include representatives of both E*TRADE and Telebanc management, as well as two independent directors. The membership of the E*TRADE Board of Directors will remain unchanged as a result of the merger. The stockholders of Telebanc will become stockholders of E*TRADE, and their rights as stockholders will be governed by the E*TRADE Certificate of Incorporation and the E*TRADE Bylaws and the laws of the State of Delaware.

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

                              THE MERGER AGREEMENT
                             AND RELATED AGREEMENTS

   The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document and incorporated in this proxy statement/prospectus by reference. We urge you to read the merger agreement in its entirety for a more complete description of the Merger. If there is any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The Merger

   Following the approval and adoption of the merger agreement and the merger by the stockholders of Telebanc and the satisfaction or waiver of the other conditions to the merger, including the receipt of all required regulatory approvals, waivers and consents, Telebanc will merge with Turbo Acquisition Corp., a newly formed, wholly owned subsidiary of E*TRADE, with Telebanc continuing as the surviving corporation and as a wholly owned subsidiary of E*TRADE.

Effective Time

   As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. We are working towards completing the merger as soon as possible. We hope to complete the merger by year-end 1999. However, the merger is subject to various closing conditions, including approval by the Office of Thrift Supervision of E*TRADE's application to acquire control of Telebanc. No assurances can be given that we will obtain the necessary approval. In addition, in order to complete the merger by year-end 1999, we will need the Office of Thrift Supervision to act on E*TRADE's application on a schedule faster than their standard processing timetable. As a result, it is possible that we may not be able to complete the merger prior to December 31, 1999. After December 31, 1999, either E*TRADE or Telebanc may terminate the merger agreement.

Directors and Officers of Telebanc After the Merger

   At the effective time of the merger, the directors of the merger subsidiary will become the new directors of Telebanc, and the officers of Telebanc will remain the officers of Telebanc.

Conversion of Shares in the Merger

   At the effective time, each outstanding share of Telebanc common stock will be automatically canceled and converted into the right to 1.05 shares of E*TRADE common stock. The number of shares of E*TRADE common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend or similar event with respect to Telebanc common stock or E*TRADE common stock effected between the date of this proxy statement/prospectus and the completion of the merger.

Telebanc Stock Option and Employee Stock Ownership Plans

   At the effective time, E*TRADE will assume each outstanding option to purchase shares of Telebanc common stock under Telebanc's 1994 Stock Option Plan, 1997 Stock Option Plan and 1998 Stock Incentive Plan, as amended, and all options to purchase Telebanc common stock then outstanding under these plans or under option agreements. Each Telebanc stock option will be assumed by E*TRADE, under the same terms and conditions that were applicable to the option immediately prior to the effective time, except that:

  . each Telebanc stock option will be exercisable for shares of E*TRADE common stock, and the number of shares of E*TRADE common stock issuable upon exercise of any given option will be determined by multiplying 1.05 by the number of shares of Telebanc common stock underlying the option, rounded down to the nearest whole number;

  . the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 1.05 rounded up to the nearest whole cent; and

  . all options outstanding under the 1997 Stock Option Plan and 1998 Stock Incentive Plan will vest in full at the effective time.

   The parties intend for the Telebanc stock options assumed by E*TRADE to qualify to the maximum extent possible as incentive stock options to the extent the stock options qualified as incentive stock options prior to the effective time. E*TRADE has agreed to file a registration statement on Form S-8 for the shares of E*TRADE common stock issuable with respect to the assumed Telebanc stock options as soon as practicable (and in any event within 20 business days) after the effective time, and E*TRADE intends to maintain the effectiveness of the registration statement for so long as any Telebanc stock options remain outstanding.

   At the effective time, each outstanding share of Telebanc common stock contained in the Telebanc sponsored Employee Stock Ownership Plan will be automatically canceled and converted into the right to receive 1.05 shares of E*TRADE common stock. The Employee Stock Ownership Plan's eligibility provision will be amended to restrict participation in the Employee Stock Ownership Plan to those individuals employed prior to the effective time.

No Fractional Shares

   No fractional shares of E*TRADE common stock will be issued in the merger. Instead you will receive an amount of cash, in lieu of a fraction of a share of E*TRADE common stock equal to the product of the fraction multiplied by the average of the closing price for a share of E*TRADE common stock on the Nasdaq National Market on the five most recent trading days ending on the last full trading day prior to the effective time.

The Exchange Agent

   Prior to the effective time, E*TRADE is required to deposit with a bond or trust company certificates representing the shares of E*TRADE common stock to be exchanged for shares of Telebanc common stock, and cash to pay for fractional shares and any dividends or distributions to which holders of Telebanc common stock may be entitled to receive under the merger agreement.

Exchange of Telebanc Stock Certificates for E*TRADE Stock Certificates

   When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your Telebanc stock certificates in exchange for E*TRADE stock certificates. When you deliver your Telebanc stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Telebanc stock certificates will be cancelled and you will receive E*TRADE stock certificates representing the number of full shares of E*TRADE common stock to which you are entitled under the merger agreement and cash in lieu of fractional shares.

   YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO
                                  ABOVE.

Distributions with Respect to Unexchanged Shares

   E*TRADE will only issue an E*TRADE stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Telebanc stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

   You are not entitled to receive any dividends or other distributions on E*TRADE common stock with a record date after the merger is completed until you have surrendered your Telebanc stock certificates in exchange for E*TRADE stock certificates.

   If there is any dividend or other distribution on E*TRADE common stock with a record date after the merger and a payment date prior to the date you surrender your Telebanc stock certificates in exchange for E*TRADE stock certificates, you will receive it with respect to the whole shares of E*TRADE common stock issued to you promptly after they are issued. If there is any dividend or other distribution on E*TRADE common stock with a record date after the merger and a payment date after the date you surrender your Telebanc stock certificates in exchange for E*TRADE stock certificates, you will receive it with respect to the whole shares of E*TRADE common stock issued to you promptly after the payment date.

Representations and Warranties

   We each made a number of representations and warranties in the merger agreement regarding authority to enter into the merger agreement, and to consummate the other transactions contemplated by the merger agreement and with regard to aspects of our business, financial condition, structure and other facts pertinent to the merger.

   The representations given by Telebanc cover the following topics as they relate to Telebanc and its subsidiaries:

  .  organization, qualification to do business and power;

  .  capitalization;

  .  authorization of the merger and the transaction agreements;

  .  filings and reports with the Securities and Exchange Commission;

  .  financial statements;

  .  changes in Telebanc's business since December 31, 1998;

  .  undisclosed liabilities;

  .  litigation involving Telebanc;

  .  restrictions on Telebanc's business;

  . the possession of and compliance with permits required to conduct Telebanc's business;

  .  title to the properties Telebanc owns and leases;

  .  intellectual property;

  .  environmental laws;

  .  taxes;

  .  employee benefit plans;

  .  matters relating to Telebanc's employees;

  .  the effect of the merger on obligations of Telebanc;

  .  material contracts and obligations;

  .  transactions with interested parties;

  .  insurance;

  . compliance with applicable laws, rules and regulations of governmental entities and self regulatory organizations;

  .  Telebanc's banking business, investment securities and credit interests;

  . the effect of the Year 2000 on Telebanc's business, products and services;

  .  Telebanc's financial advisors;

  .  Telebanc's affiliates;

  .  the inapplicability of state anti-takeover statutes to the merger;

  . the treatment of the merger as a pooling-of-interests and as a tax-free reorganization;

  .  Telebanc's brokers' and finders' fees in connection with the merger; and

  .  information supplied by Telebanc.

   The representations given by E*TRADE cover the following topics as they relate to E*TRADE, Turbo Acquisition Corp. and their respective subsidiaries:

  .  organization, qualification to do business and power;

  .  capitalization;

  .  authorization of the merger;

  .  filings and reports with the Securities and Exchange Commission;

  .  financial statements;

  .  undisclosed liabilities;

  .  litigation;

  . compliance with applicable laws, rules and regulations of governmental entities and self regulatory organizations;

  . the effect of the Year 2000 on E*TRADE's business, products and services;

  .  the treatment of the merger as a tax-free reorganization;

  .  E*TRADE's brokers' and finders' fees in connection with the merger; and

  .  information supplied by E*TRADE and Turbo Acquisition Corp.

   The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to carefully read the articles in the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent."

Telebanc's Conduct of Business before Completion of the Merger

   Telebanc agreed that until the completion of the merger or unless E*TRADE consents in writing, Telebanc and its subsidiaries will pay their taxes and will operate their businesses in the same manner as past practices and in good faith with the goal of:

  .  preserving intact their assets and current business organizations;

  . keeping available the services of their current executive officers and key employees; and

  . maintaining their material contracts and preserving their relationships with:

     .  customers;

     .  suppliers;

     .  distributors;

     .  licensors;

     .  licensees; and

     .  others having business dealings with them.

   Telebanc and E*TRADE also agreed to promptly notify each other of any event which would harm each other or their subsidiaries' business or of any occurrence not in the usual course of business. Telebanc also agreed that until the completion of the merger or unless E*TRADE consents in writing, Telebanc and its subsidiaries will conduct their business in compliance with specific restrictions relating to the following:

  .  modification of Telebanc's certificate of incorporation or bylaws;

  .  the issuance of dividends or other distributions;

  .  the granting or modification of any stock options;

  .  entrance into or modification of material contracts;

  . the issuance and redemption of securities, except for limited issuances of securities in connection with the exercise of outstanding stock options under Telebanc's stock option plans or outstanding warrants to acquire Telebanc's securities;

  .  the transfer of Telebanc's intellectual property;

  .  the granting of exclusive rights to its products or technology;

  . the disposition of any properties or assets that are material to Telebanc's business other than in the ordinary course;

  . the incurrence of indebtedness or comparable obligations other than in the ordinary course;

  . the cancellation, release, assignment or modification of indebtedness owed to them in the ordinary course;

  .  entrance into operating leases;

  . the payment of obligations over a specified amount and other than in the ordinary course;

  . capital expenditures over a specified amount and other than in the ordinary course;

  .  insurance;

  .  employees and employee benefits;

  .  severance arrangements;

  .  commencement of any lawsuit;

  .  the acquisition of assets or other entities;

  .  tax elections and liabilities other than in the ordinary course;

  .  the revaluation of Telebanc's assets other than in the ordinary course;

  .  accounting policies and procedures;

  .  Telebanc's Year 2000 compliance plan;

  . risk management other than as required by applicable law or rule, regulation or directive of a governmental entity;

  . loans or advances other than in accordance with lending policies in effect when the merger agreement was signed;

  .  credit for Telebanc affiliates over a specified amount;

  .  domain names;

  . representations, warranties, covenants and conditions in the merger agreement; and

  . other actions that would materially adversely delay or materially adversely impair the ability of Telebanc to complete the merger.

   The agreements related to the conduct of Telebanc's business in the merger agreement are complicated and not easily summarized. We urge you to carefully read the article in the merger agreement entitled "Conduct Prior to the Effective Time."

E*TRADE's Conduct of Business before Completion of the Merger

   E*TRADE agreed that until the completion of the merger or unless Telebanc consents in writing, E*TRADE will conduct its business in compliance with specific restrictions relating to the following:

  . representations, warranties, covenants and conditions in the merger agreement; and

  . other actions that would materially adversely delay or materially adversely impair the ability of E*TRADE to complete the merger.

No Solicitation of Transactions

   Until the merger is completed or the merger agreement is terminated, Telebanc has agreed not to directly or indirectly take any of the following actions:

  .  solicit, initiate, encourage or agree to any takeover proposal; or

  . engage in negotiations with, or disclose any nonpublic information relating to Telebanc or any of its subsidiaries to, or afford access to the properties, books or records of Telebanc or any of its subsidiaries to, any person that has advised Telebanc that it may be considering making, or that has made, a takeover proposal.

   However, the Telebanc board of directors is not prohibited from taking and disclosing to Telebanc's stockholders a position with respect to an unsolicited tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

   Telebanc has agreed to provide E*TRADE with detailed information about any takeover proposal it receives.

   Telebanc may engage in any of these acts otherwise prohibited, other than solicitation, initiation or encouragement of any takeover proposal, if:

  . the Telebanc board of directors believes in good faith after written advice from its financial advisor that a particular proposal concerning an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, will result in a transaction more favorable than the merger with E*TRADE to the Telebanc stockholders from a financial point of view; and

  . the Telebanc board of directors determines in good faith after advice from outside legal counsel that the failure to engage in the prohibited negotiations or discussions or provide non-public information is inconsistent with the fiduciary duties of the board under applicable law.

   In the case of agreeing to or endorsing any takeover proposal or withdrawing its recommendation of the merger, Telebanc must also provide E*TRADE with at least five days prior written notice of taking such an action.

   A takeover proposal is:

  . any offer or proposal for, or any indication of interest in, a merger or other business combination involving Telebanc or any of its subsidiaries; or

  . the acquisition of 20% or more of the outstanding shares of capital stock of Telebanc or any of its subsidiaries; or

  . the sale or transfer of any significant portion of the assets of Telebanc or any of its subsidiaries, other than the merger.

Director and Officer Indemnification and Insurance

   The merger agreement provides that E*TRADE will, after the completion of the merger, indemnify, defend and hold harmless the present and former officers and directors of Telebanc in respect of acts or omissions occurring on or prior to the completion of the merger, in each case to the fullest extent such corporation is permitted, the Telebanc restated certificate of incorporation or the Telebanc amended and restated bylaws or any indemnification agreement to which Telebanc is a party, in each case as in effect on May 31, 1999.

   The merger agreement also provides that, for four years after the completion of the merger, E*TRADE will cause Telebanc to use commercially reasonable efforts to cause to be maintained for the benefit of Telebanc's current directors and officers and other persons covered by Telebanc's current directors' and officers' liability insurance with respect to all matters occurring on or prior to the completion of the merger, directors and officers liability insurance on terms substantially equivalent to the Telebanc directors' and officers' liability insurance policy in effect on the date of the merger agreement, but not to pay premiums in excess of 150% of the annual amount Telebanc paid for such insurance in its last full fiscal year.

Conditions to the Merger

   Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

  . the merger agreement must be approved by the holders of two-thirds of the outstanding shares of Telebanc common stock;

  . no law, statute, rule, regulation or order is enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

  . the application with the Nasdaq National Market for the listing of the shares of E*TRADE common stock to be issued in the merger must be filed; and

  . E*TRADE must be advised in writing by its independent auditors, Deloitte & Touche, LLP and Telebanc's independent auditors, Arthur Andersen LLP, that they concur with E*TRADE that the transactions contemplated by the merger agreement, if completed, can properly be accounted for as a pooling of interests.

   Telebanc's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . E*TRADE's representations and warranties must be true and correct when made and as of the closing of the merger;

  . E*TRADE and Turbo Acquisition Corp. shall have complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by them;

  . Telebanc must have been provided with a certificate executed on behalf of E*TRADE that all representations are true and correct and that all obligations have been complied with;

  . all necessary approvals, waivers and consents from governmental authorities and self-regulatory organizations must be obtained, including approvals, waivers and consents under the:

     .  Home Owners Loan Act;

     .  Securities Act;

     .  Securities Exchange Act;

     . National Association of Securities Dealers, Inc. constitution and rules; and

     .  state securities laws.

  . Telebanc must have received the opinion of its tax counsel, Hogan & Hartson L.L.P. to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   E*TRADE's and Turbo Acquisition Corp.'s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . Telebanc's representations and warranties must be true and correct when made and as of the closing of the merger;

  . Telebanc must have complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it;

  . E*TRADE must have been provided with a certificate executed on behalf of Telebanc that all representations are true and correct and that all obligations have been complied with;

  . All necessary approvals, waivers and consents from governmental entities and self-regulatory organizations must be obtained, without undue restriction and a materially adverse effect on E*TRADE or Telebanc, including approvals, waivers and consents under the:

     .  Home Owners Loan Act;

     .  Securities Act;

     .  Securities Exchange Act;

     . National Association of Securities Dealers, Inc. constitution and rules; and

     .  state securities laws.

  . all approvals in connection with the merger under Telebanc's material contracts and obligations must be obtained;

  . no injunctions or restraints shall have been imposed preventing E*TRADE's conduct or operation of Telebanc's business following the merger;

  . no event, change, condition or effect that is or could reasonably be expected to be materially adverse to the condition, business, properties, assets, liabilities, operations or results of operations of Telebanc and its subsidiaries, taken as a whole, occurs;

  . certain employees of Telebanc must not have terminated their full-time employment with Telebanc; and

  . E*TRADE shall have received the opinion of its tax counsel, Brobeck, Phleger & Harrison LLP to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

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

Termination of the Merger Agreement

   At any time prior to the completion of the merger, the merger agreement may be terminated:

  .  by mutual written consent of E*TRADE and Telebanc.

  .  by either E*TRADE or Telebanc, if:

    . without fault of the terminating party, the closing does not occur on or before December 31, 1999 or a later date which is agreed upon in writing by E*TRADE and Telebanc;

    . any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable; or

    . if any required approval of the stockholders of Telebanc is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment of such meeting.

  .  by E*TRADE, if:

    . Telebanc breaches any of its representations, warranties or obligations, such breach is not cured within ten business days of receipt by Telebanc of written notice of such breach, and E*TRADE is not at that time in material breach of the merger agreement;

    . the Telebanc board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to E*TRADE or resolves to do so;

    . Telebanc solicits, initiates, encourages or agrees to any takeover proposal or engages in any negotiations with, or discloses any nonpublic information relating to Telebanc or any of its subsidiaries, or affords access to the properties, books or records of Telebanc to any person that has advised Telebanc that it may be considering making, or that has made, a takeover proposal;

    .  Telebanc fails to comply with the stock option agreement;

    . the Telebanc board of directors recommends, endorses, accepts or agrees to a takeover proposal or resolves to do so;

    . Telebanc does not take all necessary action to have its stockholder meeting by the forty-fifth day after the date of this prospectus/proxy statement;

    . if a trigger event (as defined below) or takeover proposal (as defined below) occurs and the board of directors of Telebanc in connection with such event or proposal, does not within five business days of such occurrence:

      . reconfirm its approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement; and

      .  reject such takeover proposal or trigger event.

  . by Telebanc, if E*TRADE breaches any of its representations, warranties or obligations, such breach is not cured within ten business days following receipt by E*TRADE of written notice of such breach, and Telebanc is not at that time in material breach of the merger agreement.

   A takeover proposal is:

  . any offer or proposal for, or any indication of interest in, a merger or other business combination involving Telebanc or any of its subsidiaries;

  . the acquisition of 20% or more of the outstanding shares of capital stock of Telebanc or any of its subsidiaries; or

  . the sale or transfer of any significant portion of the assets of Telebanc or any of its subsidiaries, other than the merger.

   A trigger event occurs if any person acquires securities representing 20% or more of the voting power of Telebanc Securities, or

  .  any person acquires securities,

  .  commences a tender or exchange offer,

  .  commences an open market purchase program, or

  .  commences any other publicly announced initiative

which results in such a person and its affiliates beneficially owning securities representing 20% or more of the voting power of Telebanc.

Payment of Fees and Expenses

   Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense except that expenses incurred in connection with printing the proxy statement/prospectus and the registration statement, registration and filing fees incurred in connection with the proxy statement/prospectus, the registration statement and the listing of additional shares and filing fees, costs and expenses, associated with compliance with applicable state securities laws and Office of Thrift Supervision and National Association of Securities Dealers requirements in connection with the merger shall be shared equally.

   If the merger agreement is terminated because:

  . a trigger event or takeover proposal occurs and the board of directors of Telebanc does not within five business days of such occurrence reconfirm its approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement and reject such takeover proposal or trigger event;

  . Telebanc solicits, initiates, encourages or agrees to a takeover proposal or engages in any negotiations with, or discloses any nonpublic information relating to Telebanc or any of its subsidiaries, or affords access to the properties, books or records of Telebanc to any person that has advised Telebanc that it may be considering making, or that has made, a takeover proposal in violation of the non-solicitation provisions contained in the merger agreement;

  . the Telebanc board of directors recommends, endorses, accepts or agrees to a takeover proposal or resolves to do so;

  . the Telebanc board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to E*TRADE or resolves to do so;

  .  Telebanc fails to comply with the stock option agreement;

  . any required approval of the stockholders of Telebanc is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders and prior to the meeting there was a trigger event or takeover proposal with respect to Telebanc; or

  . Telebanc has breached its representations, warranties or obligations under the merger agreement, Telebanc has failed to timely call its stockholders' meeting or the merger shall not have been timely consummated and prior to such event a trigger event or takeover proposal that has not been rejected by Telebanc or withdrawn shall have occurred;

then Telebanc will pay E*TRADE the termination fee of $54,000,000 and will reimburse E*TRADE for all out-of-pocket costs and expenses incurred by E*TRADE in connection with the merger agreement and the transactions contemplated by the merger agreement, including reasonable fees and expenses of its advisors, accountants and legal counsel.

   If the merger agreement is terminated because:

  . without fault of the terminating party, the closing does not occur on or before December 31, 1999 or a later date which is agreed upon in writing by E*TRADE and Telebanc and there is a trigger event or a takeover proposal with respect to Telebanc; or

  . Telebanc breaches any of its representations, warranties or obligations, such breach is not cured within ten business days of receipt by Telebanc of written notice of such breach, and E*TRADE is not at that time in material breach of the merger agreement;

then Telebanc will reimburse E*TRADE for all out-of-pocket costs and expenses incurred by E*TRADE in connection with the merger agreement and the transactions contemplated by the merger agreement, including reasonable fees and expenses of its advisors, accountants and legal counsel and, in addition, if, prior to the termination:

  . Telebanc enters into a definite agreement or letter of intent with respect to a takeover proposal;

  .  a takeover proposal is completed; or

  . a trigger event results in a person, a group of persons or persons acting in concert beneficially owning 40% or more of the voting power of Telebanc;

within nine months of the later of the termination of the merger agreement or the payment of the expenses described above, then Telebanc will also pay E*TRADE the termination fee of $54,000,000.

Extension, Waiver and Amendment of the Merger Agreement

   We may amend the merger agreement before completion of the merger. However, after the Telebanc stockholders adopt the merger agreement, no change will be made:

  . to the number of shares of E*TRADE common stock for which Telebanc common stock will be converted; or

  . to any of the terms and conditions of the merger agreement if the change would harm the holders of Telebanc common stock or Turbo Acquisition Corp. common stock.

   Either of us may, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Related Agreements

 Stockholder Agreement

   In connection with the merger, Mitchell H. Caplan, David A. Smilow and Carol Lynton, Aileen Lopez Pugh, Laurence P. Greenberg, Stephen G. Dervenis, David R. DeCamp, Dean C. Kehler, Marcia Meyerberg, Steven F. Piaker, Mark Rollinson and Michael M. Lynton have entered into a stockholder agreement with E*TRADE. The terms of the stockholder agreement provide (i) that the stockholders will not transfer or sell any shares of Telebanc common stock beneficially owned by them, or any new shares of Telebanc stock they may acquire, at any time prior to the earlier of the effective time of the merger and the termination of the merger agreement (unless the person to whom the shares are sold agrees to be bound by the stockholder agreement), and (ii) that the stockholders will vote all shares of Telebanc common stock beneficially owned by them, or any new shares of Telebanc stock they may acquire, in favor of the approval of the merger agreement and the merger. As of June 8, 1999, the Telebanc stockholders who entered into the stockholder agreement collectively held approximately 1,605,945 shares of Telebanc common stock which represented approximately 9.5% of the outstanding Telebanc common stock. As of November 18, 1999, those stockholders collectively held approximately 3,200,000 shares of Telebanc common stock which represented approximately 9.4% of the outstanding Telebanc common stock. None of the stockholders who are parties to the stockholder agreement was paid additional consideration in connection with the stockholder agreement.

 Management Continuity Agreements

   E*TRADE has entered into management continuity agreements with 11 employees of Telebanc, including Mitchell H. Caplan, Ross C. Atkinson, Stephen G. Dervenis, Arlin W. Gelbard, Laurence P. Greenberg, Sang Jin Han, Sang-Hee C. Yi, David P. Lau and Aileen Lopez Pugh. The management continuity agreements are contingent upon the occurrence of the closing of the merger and will become effective upon the merger. The employees have agreed to remain with E*TRADE for a period of 12 months from the closing of the merger unless E*TRADE terminates them, or they resign for Good Reason, earlier. If the employee's employment is terminated "Without Cause" or if the employee resigns from employment for "Good Reason" prior to the end of the 12-month period, then E*TRADE will continue to pay the employee's base salary for a period of up to six months as severance payments. If the employee resigns without Good Reason or the employment is terminated for Cause prior to the end of the 12-month period, then the employee will be paid all salary and benefits through the date of termination of employment, but nothing else.

   For purposes of these severance benefits, "Without Cause" shall mean the individual's termination for any reason other than: (i) material failure to perform the duties of his or her position after receipt of a written warning specifying the performance problem and a period of not less than thirty (30) days in which to cure; (ii) engaging in misconduct as set out in the E*TRADE Code of Conduct; (iii) conviction of a felony; (iv) any act of fraud against, or the misappropriation of property belonging to E*TRADE or any of its employees; or (v) a material breach of the management continuity agreement or of any confidentiality or proprietary information agreement with E*TRADE.

   For purposes of this section a resignation for "Good Reason" shall mean a resignation within thirty (30) days after any of the following events: (i) relocation of the individual's principal place of employment by more than thirty-five (35) miles from the individual's current office; or (ii) a substantial reduction in the individual's base salary, title, compensation, duties or benefits.

   The management continuity agreements require that the employee will not engage in any activity in which the employee would (i) participate, supervise or advise in the design, development, marketing, sale or servicing of any online, telephonic or ATM banking product or service, or any online securities brokerage product or service, in the United States, or (ii) permit the employee's name to be used in connection with a business which is competitive or substantially similar to the business of Telebanc, in each case for a period of one year after the employment relationship is terminated for any reason. Moreover, such individuals may not solicit customers or employees of E*TRADE during the period in which the non-competition provision is in effect.

 Stock Option Agreement

   E*TRADE required Telebanc to enter into the stock option agreement as a prerequisite to entering into the merger agreement. The stock option agreement grants E*TRADE the option to buy, as adjusted for Telebanc's June 21, 1999 2-for-1 stock split, up to 6,739,762 shares of Telebanc common stock, constituting approximately 19.99% of the outstanding shares of Telebanc common stock as of May 28, 1999, at an exercise price, payable in cash, of $46.73 per share.

   The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Telebanc or its assets before completion of the merger.

   The stock option agreement is exercisable by E*TRADE, in whole or in part, at any time or from time to time after the occurrence of an event occurs which would permit termination of the merger agreement and require payment to E*TRADE of the $54 million termination fee or immediately prior to an extraordinary transaction of the nature specified in the merger agreement which obligates Telebanc to pay the termination fee. The E*TRADE option will terminate upon the earlier of: (i) the effective time of the merger; (ii) the termination of the merger agreement pursuant to its terms, other than a termination in connection with which E*TRADE is entitled to the payment of the termination fee or expense reimbursement; or (iii) 180 days following any termination of the merger agreement in connection with which E*TRADE is entitled to the payment of the $54 million termination fee, or, if at the expiration of such 180-day period, the E*TRADE option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 20 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

   In no event will the sum of

  . the amount (before taxes but net of reasonable and customary commissions paid or payable in connection with such transaction) received by E*TRADE pursuant to the sale of any of the shares of Telebanc common stock under the stock option agreement less E*TRADE purchase price for such shares,

  . any amounts (before taxes but net of reasonable and customary commissions paid or payable in connection with such transaction) received by E*TRADE on the transfer of the option or any portion of the option to a person not affiliated with E*TRADE or to Telebanc, and

  .  the amount received by E*TRADE as a termination fee

exceed in the aggregate $90,000,000. If such amount exceeds $90,000,000, E*TRADE may, in its sole discretion:

  . reduce the number of shares of Telebanc common stock subject to the option;

  .  pay cash to Telebanc;

  .  receive a smaller termination fee; or

  .  any combination of its other three choices.

   Subsequent to the termination of the merger agreement, E*TRADE may, by written notice, request that Telebanc register under the Securities Act all or any part of the shares of Telebanc common stock acquired pursuant to the stock option agreement. Telebanc shall use commercially reasonable efforts to register the unpurchased registrable shares; provided, however, (a) E*TRADE shall not be entitled to more than an aggregate of two effective registration statements and (b) Telebanc will not be required to file any registration statement for a certain period of time when: (i) Telebanc is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at that time and, after consultation with legal counsel to Telebanc, Telebanc determined that the information would have to be disclosed if a registration statement were filed at that time; (ii) Telebanc is required under the Securities Act to include audited financial statements for any period in the registration statement and such financial statements are not then available for inclusion in the registration statement; or (iii) Telebanc determines, in its reasonable judgment, that the registration would interfere with any financing, acquisition or other material transaction involving Telebanc or any of its affiliates.

 Telebanc Affiliate Agreements

   In connection with the merger, Mitchell H. Caplan, David A. Smilow, Aileen Lopez Pugh, Laurence P. Greenberg, Stephen G. Dervenis, David R. DeCamp, Dean
C. Kehler, Marcia Meyerberg, Steven F. Piaker, Mark Rollinson and Michael M. Lynton have entered into affiliate agreements with E*TRADE in which they agreed to restrict their transfer of any E*TRADE common stock they receive in the merger and to refrain from taking actions which would adversely affect E*TRADE's ability to account for the merger as a pooling-of- interests transaction. Specifically, the Telebanc affiliate agreements provide, among other things, that the affiliates of Telebanc will not sell, transfer or otherwise dispose of the E*TRADE common stock issued to them in connection with the merger other than:

  .  in compliance with Rule 145 of the Securities Act;

  . if the sale, transfer or other disposition is done as part of an effective registration statement under the Securities Act; or

  . in the opinion of counsel reasonably acceptable to E*TRADE, such sale, transfer or other disposition is exempt from registration under the Securities Act.

   The Telebanc affiliate agreements also generally provide that until the earlier of:

  . E*TRADE's public announcement of financial results covering at least thirty days of combined operations of E*TRADE and Telebanc; or

  .  the merger agreement's termination;

the affiliate will not sell, exchange, transfer or otherwise dispose of or reduce the affiliate's risk in respect of:

  . any shares of E*TRADE common stock which the affiliate receives in connection with the merger or any dividend or distribution with respect to such shares, or any option, right or other interest with respect to any such shares, dividends or distributions;

  . shares of E*TRADE common stock and options or warrants to purchase E*TRADE common stock beneficially owned by the affiliate; or

  . any shares of E*TRADE common stock or any other equity securities of E*TRADE which the affiliate purchases or otherwise acquires after the date of the Telebanc affiliate agreement.

 E*TRADE Affiliate Agreements

   In connection with the merger, E*TRADE's affiliates have entered into affiliate agreements with E*TRADE in which each affiliate has agreed to:

  . vote the shares of E*TRADE common stock which the affiliate owns in favor of approval of any increase in authorized capital stock of E*TRADE necessary to complete the merger; and

  . not sell, exchange, transfer or otherwise dispose of or reduce the affiliate's risk in respect of any shares of E*TRADE common stock which the affiliate currently owns or purchases or otherwise acquires until the earlier of:

    . E*TRADE's public announcement of financial results covering at least thirty days of combined operations of E*TRADE and Telebanc; or

     .  the merger agreement's termination.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

   The unaudited pro forma combined financial statements give effect to the proposed merger of E*TRADE and Telebanc on a pooling-of-interests basis. The E*TRADE and Telebanc unaudited pro forma combined balance sheet assumes that the merger of E*TRADE and Telebanc took place on September 30, 1999 and combines the E*TRADE consolidated balance sheet with Telebanc's consolidated balance sheet as of that date. The E*TRADE and Telebanc unaudited pro forma combined statements of operations assume that the merger of E*TRADE and Telebanc took place as of the beginning of the periods presented and combine E*TRADE's consolidated statements of operations for the years ended September 30, 1999, 1998 and 1997 with Telebanc's consolidated statements of operations for the twelve months ended September 30, 1999, and the years ended December 31, 1998 and 1997, respectively. The E*TRADE and Telebanc unaudited pro forma combined financial statements are based on the respective historical annual and interim consolidated financial statements and related notes thereto, which are incorporated by reference in this Form S-4. This presentation is consistent with the years expected to be combined after the date of the closing of the merger. Fiscal year 1999 includes the results of Telebanc for the twelve months ended September 30, 1999 and fiscal year 1998 includes the results of Telebanc for the year ended December 31, 1998. The results of operations for the quarter ended December 31, 1998 of Telebanc (gross revenues of $37,758,000, net revenues of $8,905,000 and net income of $655,000), were included in both fiscal year 1999 and 1998.

   In February 1999 and May 1999, E*TRADE issued two-for-one stock splits by distributing one additional share of common stock for every share of common stock outstanding to shareowners. In addition, in June 1999, Telebanc issued a two-for-one stock split by distributing one additional share of common stock for every share of common stock outstanding to stockholders. Accordingly, all pro forma E*TRADE and Telebanc share and per share amounts have been restated to reflect the two-for-one stock splits, as appropriate. The pro forma Telebanc share information reflect the post-split conversion of 1.05 E*TRADE shares for each share of Telebanc common stock outstanding.

   The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.

   The classification of certain revenue and expense items of E*TRADE and Telebanc has been changed in the accompanying pro forma combined statements of operations to reflect the classifications expected to be used by the combined companies.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                       Pro Forma Combined Balance Sheets
                      (in thousands, except share amounts)
                                  (Unaudited)

                                           September 30, 1999
                            ---------------------------------------------------
                                                    Adjustments Pro Forma
                             E*TRADE    Telebanc        (1)      Combined
                            ----------  ----------  ----------- ----------
          ASSETS
Cash and equivalents....... $   85,734  $   40,067   $    --    $  125,801
Cash and investments
 required to be segregated
 under Federal or other
 regulations...............    103,500         --         --       103,500
Brokerage receivables--
 net.......................  2,912,581         --         --     2,912,581
Mortgage-backed securities
 available-for-sale........              1,426,053        --     1,426,053
Loans receivable, net......        --    2,064,647        --     2,064,647
Loans receivable held for
 sale......................        --       89,862        --        89,862
Trading securities.........        --       38,269        --        38,269
Investment securities......    189,145     178,622        --       367,767
Investments................    424,293         --         --       424,293
Property and equipment--
 net.......................    155,785      23,069        --       178,854
Other assets...............     55,942     120,655        --       176,597
                            ----------  ----------   --------   ----------
    Total assets........... $3,926,980  $3,981,244   $    --    $7,908,224
                            ==========  ==========   ========   ==========

      LIABILITIES AND
    SHAREOWNERS' EQUITY
Liabilities:
Brokerage payables......... $2,824,212  $      --    $    --    $2,824,212
Deposits...................        --    2,162,682        --     2,162,682
Borrowings by bank
 subsidiary................        --    1,267,474        --     1,267,474
Accounts payable, accrued
 and other liabilities.....    189,101      14,870     30,000      233,971
                            ----------  ----------   --------   ----------
    Total liabilities......  3,013,313   3,445,026     30,000    6,488,339
                            ----------  ----------   --------   ----------
Mandatorily redeemable
 preferred securities .....        --       30,584        --        30,584
                            ----------  ----------   --------   ----------
Shareowners' equity:
  Common stock, $.01 par
   value; E*TRADE shares
   authorized, 600,000,000;
   E*TRADE shares issued
   and outstanding:
   239,822,663 (actual);
   275,145,791 (pro forma
   combined)...............      2,398         353        --         2,751
  Additional paid-in
   capital.................    763,958     505,209        --     1,269,167
  Unearned ESOP shares.....        --       (2,122)       --        (2,122)
  Retained earnings
   (deficit)...............    (20,874)     12,510    (30,000)     (38,364)
  Accumulated other
   comprehensive income....    168,185     (10,316)       --       157,869
                            ----------  ----------   --------   ----------
    Total shareowners'
     equity................    913,667     505,634    (30,000)   1,389,301
                            ----------  ----------   --------   ----------
      Total liabilities and
       shareowners'
       equity.............. $3,926,980  $3,981,244   $    --    $7,908,224
                            ==========  ==========   ========   ==========

--------

(1) Reflects the one-time estimated costs of $30 million associated with the merger.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                  Pro Forma Combined Statements of Operations
                    (in thousands, except per share amounts)
                                  (Unaudited)

                                                    Fiscal Year 1999
                                            ----------------------------------
                                                         Telebanc
                                                       Twelve months
                                                           ended     Pro Forma
                                             E*TRADE   September 30  Combined
                                            ---------  ------------- ---------
Revenues:
  Transaction revenues....................  $ 355,830    $    --     $355,830
  Interest income.........................    195,675     192,595     388,270
  Global and institutional................    110,959         --      110,959
  Gain on sale of loans...................        --        2,827       2,827
  Gain on available-for-sale securities...        --        3,315       3,315
  Gain on trading securities..............        --          113         113
  Other...................................     32,305       1,983      34,288
                                            ---------    --------    --------
    Gross revenues........................    694,769     200,833     895,602
  Interest expense........................    (73,367)   (142,663)   (216,030)
  Provision for loan losses...............        --       (2,783)     (2,783)
                                            ---------    --------    --------
    Net revenues..........................    621,402      55,387     676,789
                                            ---------    --------    --------
Cost of services..........................    283,869      13,684     297,553
                                            ---------    --------    --------
Operating expenses:
  Selling and marketing...................    301,658      16,779     318,437
  Technology development..................     76,878       1,558      78,436
  General and administrative..............     85,095      14,025      99,120
  Merger related expenses.................      6,304         870       7,174
                                            ---------    --------    --------
    Total operating expenses..............    469,935      33,232     503,167
                                            ---------    --------    --------
    Total cost of services and operating
     expenses.............................    753,804      46,916     800,720
                                            ---------    --------    --------
Operating income (loss)...................  (132,402)       8,471    (123,931)
                                            ---------    --------    --------
Non-operating income (expense):
  Gain on foreign exchange ...............         12         --           12
  Gain on sale of investments.............     49,957       4,136      54,093
  Equity in earnings (losses) of
   investments ...........................     (9,103)        265      (8,838)
  Net operating costs of real estate
   acquired through foreclosure...........        --          (83)        (83)
                                            ---------    --------    --------
    Total non-operating income ...........     40,866       4,318      45,184
                                            ---------    --------    --------
Pre-tax income (loss).....................    (91,536)     12,789     (78,747)
Income tax expense (benefit)..............    (37,098)      5,792     (31,306)
Minority interest in subsidiary...........        --        2,197       2,197
                                            ---------    --------    --------
Income (loss) before cumulative effect of
 accounting change and extraordinary
 loss.....................................    (54,438)      4,800     (49,638)
Cumulative effect of accounting change,
 net of tax...............................        --         (469)       (469)
Extraordinary loss on early extinguishment
 of debt, net of tax......................        --       (1,985)     (1,985)
                                            ---------    --------    --------
Net income (loss) ........................    (54,438)      2,346     (52,092)
Preferred stock dividends.................        222         --          222
                                            ---------    --------    --------
Income (loss) applicable to common stock..  $ (54,660)   $  2,346    $(52,314)
                                            =========    ========    ========
Income (loss) per share before cumulative
 effect of accounting change and
 extraordinary loss:
  Basic...................................  $   (0.23)               $  (0.19)
                                            =========                ========
  Diluted.................................  $   (0.23)               $  (0.19)
                                            =========                ========
Income (loss) per share:
  Basic...................................  $   (0.23)               $  (0.20)
                                            =========                ========
  Diluted.................................  $   (0.23)               $  (0.20)
                                            =========                ========
Shares used in computation of income
 (loss) per share*:
  Basic...................................    235,926      30,110     266,036
  Diluted.................................    235,926      34,616     266,036**

--------

* Telebanc shares reflect the post split conversion of 1.05 E*TRADE shares for each share of Telebanc common stock outstanding.

** Because the combined company reported a net loss for the year ended
   September 30, 1999 on a pro forma combined basis, the calculation of diluted earnings per share does not include Telebanc's or E*TRADE's common stock equivalents as they are anti-dilutive and would result in a reduction of the pro forma combined net loss per share.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES
                  Pro Forma Combined Statements of Operations
                    (in thousands, except per share amounts)
                                  (Unaudited)

                                                     Fiscal Year 1998
                                            ----------------------------------
                                              E*TRADE     Telebanc   Pro Forma
                                            September 30 December 31 Combined
                                            ------------ ----------- ---------
Revenues:
  Transaction revenues....................    $162,097    $    --    $ 162,097
  Interest income.........................      96,730     100,110     196,840
  Global and institutional................      95,829         --       95,829
  Gain on sale of loans...................         --        2,088       2,088
  Gain on available-for-sale securities...         --        3,536       3,536
  Loss on trading securities..............         --          (43)        (43)
  Other...................................      21,129       1,452      22,581
                                              --------    --------   ---------
    Gross revenues........................     375,785     107,143     482,928
  Interest expense........................     (40,029)    (80,305)   (120,334)
  Provision for loan losses...............         --         (905)       (905)
                                              --------    --------   ---------
    Net revenues..........................     335,756      25,933     361,689
                                              --------    --------   ---------
Cost of services..........................     138,942       7,255     146,197
                                              --------    --------   ---------
Operating expenses:
  Selling and marketing...................     117,283       6,694     123,977
  Technology development..................      33,699         380      34,079
  General and administrative..............      41,752       7,413      49,165
  Merger related expenses.................       1,167         --        1,167
                                              --------    --------   ---------
    Total operating expenses..............     193,901      14,487     208,388
                                              --------    --------   ---------
    Total cost of services and operating
     expenses.............................     332,843      21,742     354,585
                                              --------    --------   ---------
Operating income..........................       2,913       4,191       7,104
                                              --------    --------   ---------
Non-operating income (expense):
  Loss on foreign exchange................        (762)        --         (762)
  Equity in earnings of investments.......         --          531         531
  Net operating costs of real estate
   acquired through foreclosure...........         --         (336)       (336)
                                              --------    --------   ---------
    Total non-operating income (expense)..        (762)        195        (567)
                                              --------    --------   ---------
Pre-tax income............................       2,151       4,386       6,537
Income tax expense........................         224       1,649       1,873
Minority interest in subsidiary...........         --        1,362       1,362
                                              --------    --------   ---------
Net income................................       1,927       1,375       3,302
Preferred stock dividends.................         240       2,112       2,352
                                              --------    --------   ---------
Income (loss) applicable to common stock..    $  1,687    $   (737)  $     950
                                              ========    ========   =========
Income per share:
  Basic...................................    $   0.01               $    0.00
                                              ========               =========
  Diluted.................................    $   0.01               $    0.00
                                              ========               =========
Shares used in computation of income per
 share*:
  Basic...................................     173,906      16,464     190,370
  Diluted.................................     185,479      16,464     208,224**

--------

* Telebanc shares reflect the post split conversion of 1.05 E*TRADE shares for each share of Telebanc common stock outstanding.

** Because Telebanc reported a net loss for the twelve months ended
   December 31, 1998, the calculation of diluted earnings per share does not include common stock equivalents as they are anti-dilutive and would result in a reduction of net loss per share. If Telebanc had reported net income in this period there would have been 6,281,000 additional shares in the calculation of diluted earnings per share. These additional shares have been included in the calculation of diluted earnings per share on a pro forma combined basis as the combined company reported net income on a pro forma combined basis.

                      E*TRADE GROUP, INC. AND SUBSIDIARIES

                  Pro Forma Combined Statements of Operations
                    (in thousands, except per share amounts)
                                  (Unaudited)

                                                   Fiscal Year 1997
                                        ----------------------------------------
                                           E*TRADE     Telebanc   Pro Forma
                                         September 30 December 31 Combined
                                        ------------- ----------- ---------
Revenues:
  Transaction revenues.................   $109,659     $    --    $109,659
  Interest income......................     40,865       59,301    100,166
  Global and institutional.............     80,128          --      80,128
  Gain on sale of loans................        --         1,148      1,148
  Gain on available-for-sale
   securities..........................        --           982        982
  Gain on trading securities...........        --         1,204      1,204
  Other................................     18,602        1,897     20,499
                                          --------     --------   --------
    Gross revenues.....................    249,254       64,532    313,786
  Interest expense.....................    (15,126)     (46,063)   (61,189)
  Provision for loan losses............        --          (921)      (921)
                                          --------     --------   --------
    Net revenues.......................    234,128       17,548    251,676
                                          --------     --------   --------
Cost of services.......................     95,933        3,379     99,312
                                          --------     --------   --------
Operating expenses:
  Selling and marketing................     67,281        2,046     69,327
  Technology development...............     13,547          184     13,731
  General and administrative...........     27,098        4,255     31,353
                                          --------     --------   --------
    Total operating expenses...........    107,926        6,485    114,411
                                          --------     --------   --------
    Total cost of services and
     operating expenses................    203,859        9,864    213,723
                                          --------     --------   --------
Operating income.......................     30,269        7,684     37,953
                                          --------     --------   --------
Non-operating expense:
  Loss on foreign exchange.............       (946)         --        (946)
  Equity in losses of investments......        --        (1,138)    (1,138)
  Net operating costs of real estate
   acquired through foreclosure........        --          (278)      (278)
                                          --------     --------   --------
    Total non-operating expense........       (946)      (1,416)    (2,362)
                                          --------     --------   --------
Pre-tax income.........................     29,323        6,268     35,591
Income tax expense.....................     10,130        1,657     11,787
Minority interest in subsidiary........        --           394        394
                                          --------     --------   --------
Net income.............................     19,193        4,217     23,410
Preferred stock dividends..............        240          546        786
                                          --------     --------   --------
Income applicable to common stock......   $ 18,953     $  3,671   $ 22,624
                                          ========     ========   ========
Income per share:
  Basic................................   $   0.14                $   0.16
                                          ========                ========
  Diluted..............................   $   0.13                $   0.14
                                          ========                ========
Shares used in computation of income
 per share*:
  Basic................................    133,572        9,204    142,776
  Diluted..............................    147,833       15,563    163,396

--------

* Telebanc shares reflect the post split conversion of 1.05 E*TRADE shares for each share of Telebanc common stock outstanding.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                           TELEBANC COMMON STOCK AND
                              E*TRADE COMMON STOCK

   This section of the proxy statement/prospectus describes certain differences between the rights of holders of Telebanc common stock and E*TRADE common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Telebanc and being a stockholder of E*TRADE.

   As a stockholder of Telebanc, your rights are governed by Telebanc's Amended and Restated Certificate of Incorporation, as currently in effect, and Telebanc's Bylaws. After completion of the merger, you will become a stockholder of E*TRADE. As an E*TRADE stockholder, your rights will be governed by E*TRADE's Amended and Restated Certificate of Incorporation and E*TRADE's Restated Bylaws. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

Classes of Common Stock of Telebanc and E*TRADE

   E*TRADE has one class of common stock issued and outstanding. Holders of E*TRADE common stock are each entitled to one vote for each share held.

   Telebanc has one class of common stock issued and outstanding. Holders of Telebanc common stock are each entitled to one vote for each share held.

Classified Board of Directors

   Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. E*TRADE's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually. E*TRADE directors are elected for a term of three years and until their successors are elected and qualified.

   Telebanc's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually. Telebanc directors are elected for a term of three years and until their successors are elected and qualified.

Number of Directors

   E*TRADE's board of directors currently consists of eight directors. The number of directors on E*TRADE's board may only be changed by a vote of two-thirds of the directors, subject to the rights of the holders of any outstanding series of E*TRADE preferred stock to elect additional directors. There is currently no preferred stock of E*TRADE outstanding.

   Telebanc's board of directors currently consists of eight directors. Telebanc's certificate of incorporation provide that the number of directors shall not be fewer than six nor more than fifteen. The number of directors is determined by resolution of the Board of Directors.

Removal of Directors

   E*TRADE directors, or the entire E*TRADE board, may be removed, with or without cause, by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all shares of E*TRADE entitled to vote generally in the election of directors, voting together as a single class.

   Any Telebanc director or directors may be removed from office at any time, but only:

  .  for cause; and

  . by the affirmative vote, at a special meeting of the stockholders of Telebanc called for such purpose, of the holders of at least 66 2/3% of the total number of outstanding shares of Telebanc stock entitled to vote generally in the election of directors, voting together as a single class. At least 30 days prior to such special meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

Filling Vacancies on the Board of Directors

   Any newly created directorships in either of our boards of directors, resulting from any increase in the number of authorized directors or any vacancies, may be filled by a majority of the remaining members of such board of directors, even though less than a quorum, or in the case of E*TRADE by a sole remaining director, subject to the rights of holders of any outstanding series of preferred stock.

   In the case of E*TRADE, a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, which shares voting affirmatively also constitute a majority of the required quorum.

   Newly created directorships or decreases in directorships in either of our boards of directors are to be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable, provided that no decreases in the number of directors in either of our boards of directors may shorten the term of any director then in office.

Limits on Stockholder Action by Written Consent

   E*TRADE stockholders may take action at annual or special meetings of stockholders, but may not take action by written consent.

   Telebanc stockholders may take action at annual or special meetings of stockholders, but may not take action by written consent unless such consent is unanimous.

Ability to Call Special Meetings

   Special meetings of stockholders of E*TRADE may be called only by:

  .  the chairman of the board of directors;

  .  the president;

  . the chairman or the secretary at the written request of a majority of the total number of directors which E*TRADE would have if there were no vacancies upon not fewer than 10 or more than 60 days' written notice; or

  . holders of shares entitled to cast not less than 10% of the votes at such special meeting upon not fewer than 10 or more than 60 days' written notice.

   Special meetings of Telebanc stockholders may be called at any time, but only by:

  .  the chairman of the board of directors;

  .  a majority of the directors in office, although less than a quorum; or

  . the holders of not less than 50% of the stock of Telebanc entitled to vote generally.

Advance Notice Provisions for Stockholder Nominations and Proposals

   The E*TRADE bylaws allow stockholders to propose business to be brought before annual stockholder meetings and to nominate candidates for election to E*TRADE's board of directors at annual stockholder meetings. Nominations and proposals may only be made by a stockholder who has properly brought business before the annual meeting and has given timely written notice to the secretary of E*TRADE before the annual meeting.

   To be properly brought before an annual meeting of E*TRADE, business must be:

  . specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors;

  . otherwise properly brought before the meeting by or at the direction of the board of directors; or

  .  otherwise properly brought before the meeting by a stockholder.

   To be timely, notices for stockholder proposals or nominations must be delivered to or mailed and received at the principal executive offices of E*TRADE not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by E*TRADE fewer than 70 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by E*TRADE.

   Notices to the secretary for stockholder proposals must set forth as to each matter the stockholder proposes to bring before the annual meeting:

  . a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

  . the name and address, as they appear on E*TRADE's books, of the stockholder proposing such business;

  . the class and number of shares of the corporation which are beneficially owned by the stockholder;

  .  any material interest of the stockholder in such business; and

  . any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act, in his or her capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations under the Securities Exchange Act.

   Notices to the secretary for stockholder nominations must set forth:

  . as to each person whom the stockholder proposes to nominate for election or re-election as a director:

    . the name, age, business address and residence address of such person;

    .  the principal occupation or employment of such person;

    . the class and number of shares of E*TRADE which are beneficially owned by such person;

    . a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

    . any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to

       Regulation 14A under the Securities Exchange Act, including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected; and

  . as to such stockholder giving notice, the information required to be set forth with respect to such stockholder when the stockholder proposes to bring a matter before the annual meeting.

   The chairman of E*TRADE's annual meeting may, at the annual meeting, reject any proposal or nomination made by a stockholder that is not made on a timely basis and in accordance with the advance notice procedures set forth in E*TRADE's bylaws.

   The Telebanc bylaws also allow stockholders to propose business to be brought before any annual stockholder meeting of Telebanc. For business to be properly brought before a Telebanc annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Telebanc. To be timely, a stockholder's notice must be received at the principal executive offices of Telebanc no later than the date designated for receipt of stockholders' proposals in a prior public disclosure made by Telebanc. If there has been no such prior public disclosure, then to be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Telebanc not less than 60 days nor more than 90 days prior to the annual meeting. If less than 70 days' notice of the meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

   Notices to the secretary for stockholder proposals must set forth as to each matter the stockholder proposes to bring before the annual meeting:

  . a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

  . the name and address, as they appear on Telebanc's books, of the stockholder proposing such business;

  . the class and number of shares of Telebanc stock which are beneficially owned by the stockholder;

  .  any material interest of the stockholder in such business; and

  . the same information with respect to any other stockholder that, to the knowledge of the stockholder proposing such business, supports such proposal.

   The chairman of Telebanc's board of directors may, at the annual meeting, reject any proposal or nomination made by a stockholder that is not made on a timely basis and in accordance with the advance notice procedures set forth in Telebanc's bylaws.

Preferred Stock

   Both of our certificates of incorporation provide that our boards of directors are authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

Amendment of Certificate of Incorporation

   Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   E*TRADE's amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all shares of E*TRADE entitled to vote generally in the election of directors, voting together as a single class, is required to alter, change, amend, repeal or adopt any provision inconsistent with the provisions of E*TRADE's certificate of incorporation which deal with the following:

  . matters relating to the board of directors, including the number of members, board classification, vacancies and removal;

  .  the manner in which stockholder action may be effected;

  .  amendments to E*TRADE's bylaws; or

  .  business combinations.

   Except as specifically required by law, no amendment to any provision of Telebanc's amended and restated certificate of incorporation can be made unless such amendment has been first proposed by the board of directors of Telebanc upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose, and thereafter approved by the stockholders of Telebanc by the affirmative vote of the holders of at least a majority of the shares entitled to vote on such a proposal at a duly-called annual or special meeting.

   If, however, such an amendment deals with matters relating to:

  . the board of directors, including the number of members, board classification, vacancies and removal;

  .  the manner in which stockholder action may be effected;

  .  special meetings;

  .  approval for acquisitions of control and offers to acquire control;

  .  control share acquisitions;

  .  criteria for evaluating certain offers; or

  .  indemnification;

then, such amendment must be approved by the affirmative vote of the holders of at least 66 2/3 % of the then outstanding shares of stock of the Telebanc entitled to vote on such a proposal rather than a majority. Furthermore, if such an amendment is to matters relating to the vote required for certain business combinations, such amendment must be approved by the affirmative vote of the holders of at least 80 % of the shares entitled to vote on such a proposal rather than a majority.

Amendment of Bylaws

   Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

   E*TRADE's articles of incorporation and restated bylaws expressly authorize and empower the board of directors of E*TRADE to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors. The E*TRADE bylaws may also be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% of the shares of the capital stock of E*TRADE issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws has been stated in the notice of such special meeting.

   Telebanc's articles of incorporation and bylaws expressly authorize and empower the board of directors of Telebanc to adopt, amend and repeal the bylaws of Telebanc, subject to the right of the stockholders entitled to vote with respect to such amendment to amend or repeal bylaws adopted by the board of directors by the affirmative vote of the holders of 66 2/3 % of the total number of outstanding shares entitled to vote generally in the election of directors, voting as a single class.

Business Combinations and State Anti-Takeover Statutes

   E*TRADE and Telebanc are both subject to Section 203 of the Delaware General Corporation Law which, under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder", as defined in Section 203, in our respective companies, to effect various business combinations with either of us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed under
Section 203.

   In addition to any affirmative vote required by law, E*TRADE's amended and restated certificate of incorporation requires that certain business combinations by E*TRADE described in Section 203 of the Delaware General Corporation Law be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all shares of E*TRADE entitled to vote generally in the election of directors, voting together as a single class, unless such business combinations have been approved by at least two-thirds of all of the directors of E*TRADE. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

   Similarly, in addition to any affirmative vote required by law, Telebanc's amended and restated certificate of incorporation requires that certain business combinations by Telebanc described in Section 203 of the Delaware General Corporation Law be approved by the affirmative vote of the holders of at least:

  . 80% of the total number of shares of Telebanc stock entitled to vote generally in the election of directors; and

  . 66 2/3% of the total number of shares of Telebanc stock entitled to vote generally in the election of directors, excluding from both the affirmative vote and the total number shares outstanding the shares of Telebanc stock of the Interested Stockholder or any affiliate or associate of such Interested Stockholder;

unless:

  . such business combinations have been approved by at least two-thirds of the directors unrelated to and unaffected by the Interested Stockholder; or

  . such business combinations meet price and procedure requirements set forth in Telebanc's amended and restated certificate of incorporation.

   The merger does not constitute a business combination under Section 203 of the Delaware General Corporation Law or under the provisions of E*TRADE's amended and restated certificate of incorporation or Telebanc's amended and restated certificate of incorporation as described in this section.

Limitation of Liability of Directors

   The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Our respective certificates of incorporation include such a provision to the maximum extent permitted by law.

   While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her fiduciary duty.

Indemnification of Directors and Officers

   The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

   Our respective certificates of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of either of us as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including judgments, fines, amounts paid in settlement and attorneys' fees, and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by each of us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, each of us is authorized to purchase and maintain insurance on behalf of our respective directors and officers.

   Additionally, each of us may pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding, because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if we receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our respective certificates of incorporation and bylaws.

                                    EXPERTS

   The consolidated financial statements of E*TRADE Group, Inc. and subsidaries incorporated in this proxy statement/prospectus by reference from E*TRADE Group, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The audited consolidated financial statements of Telebanc Financial Corporation and subsidiaries incorporated by reference in this proxy statement/ prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

   The validity of the shares of E*TRADE common stock offered by this proxy statement/prospectus and the federal income tax consequences in connection with the Merger will be passed upon for E*TRADE by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for Telebanc by Hogan & Hartson L.L.P., Washington, DC.

                      WHERE YOU CAN FIND MORE INFORMATION

   Telebanc and E*TRADE file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Website maintained by the Commission at http://www.sec.gov.

   E*TRADE has filed a registration statement with the Commission to register the E*TRADE common stock to be issued to Telebanc stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of E*TRADE in addition to being a proxy statement of Telebanc for the Telebanc special meeting.

   As allowed by the Commission's rules, this proxy statement/prospectus does not contain all of the information relating to E*TRADE and Telebanc you can find in the registration statement or the exhibits to the registration statement. Some of the important business and financial information relating to E*TRADE and Telebanc that you may want to consider in deciding how to vote is not included in this proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been previously filed by E*TRADE and Telebanc with the Commission. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. See "Incorporation of Certain Documents by Reference."

   E*TRADE has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to E*TRADE and Telebanc has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Telebanc. Neither E*TRADE nor Telebanc warrants the accuracy or completeness of information relating to the other.

   If you are a stockholder, you can obtain any of the documents incorporated by reference through E*TRADE, Telebanc or the Commission. Documents incorporated by reference are available from E*TRADE or Telebanc without charge, excluding all exhibits. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them orally or in writing to the following addresses or by telephone:

       E*TRADE Group, Inc.   Telebanc Financial Corporation
       Investor Relations    Investor Relations
       4500 Bohannon Drive   1111 North Highland Street
       Menlo Park, CA 94025  Arlington, VA 22201
       (650) 331-6000        (703) 247-3700

   If you would like to request documents, please do so by December 16, 1999 in order to receive them before the Telebanc special meeting.

   You should rely only on the information contained in or incorporated by reference in this proxy statement/prospectus to vote on the merger. Neither E*TRADE nor Telebanc has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November 22, 1999. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any other date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of E*TRADE common stock in the merger shall create any implication to the contrary.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by E*TRADE with the Securities and Exchange Commission are incorporated by reference in this proxy statement/prospectus:

     1. E*TRADE's Annual Report on Form 10-K for the year ended September 30, 1999, filed on October 22, 1999;

     2. The description of E*TRADE's common stock, and associated rights, contained in the Registration Statements on Form 8-A filed by E*TRADE with the Commission, including any amendment or report filed for the purpose of updating such description.

   The following documents filed by Telebanc with the Securities and Exchange Commission are incorporated by reference in this proxy statement/prospectus:

     1. Telebanc's Annual Report on Form 10-K for the year ended December 31, 1998, filed on February 11, 1999, amended by Form 10-K/A filed March 19, 1999 and Form 10-K/A filed April 8, 1999.

     2. Telebanc's Quarterly Reports on Form 10-Q filed on May 17, 1999, August 16, 1999 and October 22, 1999;

     3. Telebanc's Current Reports on Form 8-K filed April 2, 1999, April 8, 1999 and June 8, 1999; and

     4. The description of Telebanc's common stock contained in the Registration Statement on Form 8-A filed by Telebanc with the Commission, including any amendment or report filed for the purpose of updating such description.

   All reports and definitive proxy or information statements filed by E*TRADE and Telebanc pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement/ prospectus and prior to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL HOLDER OF TELEBANC COMMON STOCK, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). WITH RESPECT TO E*TRADE'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO E*TRADE GROUP, INC., INVESTOR RELATIONS, 4500 BOHANNON DRIVE, MENLO PARK, CALIFORNIA 94025 (TELEPHONE 650-331-6000). WITH RESPECT TO TELEBANC'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO TELEBANC FINANCIAL CORPORATION, INVESTOR RELATIONS, 1111 NORTH HIGHLAND STREET, ARLINGTON, VIRGINIA 22201 (TELEPHONE 703-247-3700). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

                           STOCKHOLDER PROPOSALS

   Any proposal that a stockholder wishes to have presented at the next annual meeting of stockholders and included in the proxy materials of Telebanc must be received at the main office of Telebanc, 1111 North Highland Street, Arlington, Virginia 22201, no later than January 31, 2000. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for the 2000 Annual Meeting of Stockholders.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                              E*TRADE GROUP, INC.,

                            TURBO ACQUISITION CORP.

                                      AND

                         TELEBANC FINANCIAL CORPORATION

                                  May 31, 1999



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I THE MERGER.....................................................  A-1
  1.1  The Merger........................................................   A-1
  1.2  Closing; Effective Time...........................................   A-1
  1.3  Effect of the Merger..............................................   A-2
  1.4  Certificate of Incorporation; Bylaws..............................   A-2
  1.5  Directors and Officers............................................   A-2
  1.6  Effect on Capital Stock...........................................   A-2
  1.7  Surrender of Certificates.........................................   A-3
  1.8  No Further Ownership Rights in Company Capital Stock..............   A-4
  1.9  Lost, Stolen or Destroyed Certificates............................   A-4
  1.10 Tax and Accounting Consequences...................................   A-5
  1.11 Withholding Rights................................................   A-5
  1.12 Taking of Necessary Action; Further Action........................   A-5

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY.....................  A-5
  2.1  Organization, Standing and Power..................................   A-5
  2.2  Capital Structure.................................................   A-6
  2.3  Authority.........................................................   A-6
  2.4  SEC Documents; Financial Statements...............................   A-7
  2.5  Absence of Certain Changes........................................   A-8
  2.6  Absence of Undisclosed Liabilities................................   A-8
  2.7  Litigation........................................................   A-8
  2.8  Restrictions on Business Activities...............................   A-9
  2.9  Compliance With Laws..............................................   A-9
  2.10 Title to Property.................................................   A-9
  2.11 Intellectual Property.............................................   A-9
  2.12 Environmental Matters.............................................  A-10
  2.13 Taxes.............................................................  A-11
  2.14 Employee Benefit Plans............................................  A-12
  2.15 Employee Matters..................................................  A-14
  2.16 Interested Party Transactions.....................................  A-15
  2.17 Insurance.........................................................  A-15
  2.18 Regulatory Matters................................................  A-15
  2.19 Material Contracts................................................  A-16
  2.20 Banking Business..................................................  A-17
  2.21 Year 2000 Compliance..............................................  A-18
  2.22 Opinion of Financial Advisor......................................  A-18
  2.23 Company Affiliates................................................  A-18
  2.24 State Takeover Statutes; Charter Provisions.......................  A-18
  2.25 Tax and Accounting Treatment......................................  A-18
  2.26 Brokers' and Finders' Fees........................................  A-18
  2.27 Representations Complete..........................................  A-19

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT..................... A-19
  3.1  Organization, Standing and Power..................................  A-19
  3.2  Capital Structure.................................................  A-19
  3.3  Authority.........................................................  A-20
  3.4  SEC Documents; Financial Statements...............................  A-20
  3.5  Absence of Undisclosed Liabilities................................  A-21
  3.6  Litigation........................................................  A-21

                                                                         Page
                                                                         ----
  3.7  Compliance With Laws............................................  A-21
  3.8  Year 2000 Compliance............................................  A-21
  3.9  Tax Treatment...................................................  A-21
  3.10 Broker's and Finders' Fees......................................  A-21
  3.11 Representations Complete........................................  A-22

 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME......................... A-22
  4.1  Conduct of Business.............................................  A-22
  4.2  Conduct of Business of Company..................................  A-22
  4.3  Conduct of Parent...............................................  A-25
  4.4  No Solicitation.................................................  A-25

 ARTICLE V ADDITIONAL AGREEMENTS........................................ A-26
  5.1  Registration Statement; Proxy Statements........................  A-26
  5.2  Meeting of Stockholders.........................................  A-28
  5.3  Access to Information...........................................  A-28
  5.4  Confidentiality.................................................  A-29
  5.5  Public Disclosure...............................................  A-29
  5.6  Consents; Cooperation...........................................  A-29
  5.7  Reasonable Best Efforts and Further Assurances..................  A-29
  5.8  Blue Sky Laws...................................................  A-29
  5.9  Listing of Additional Shares; Nasdaq Quotation..................  A-30
  5.10 Pooling Accounting..............................................  A-30
  5.11 Affiliate Agreements............................................  A-30
  5.12 Tax Treatment...................................................  A-30
  5.13 Company Options.................................................  A-30
  5.14 Form S-8........................................................  A-31
  5.15 Employees; Employee Benefit Matters.............................  A-31
  5.16 Director and Officer Indemnification............................  A-32
  5.17 Comfort Letters.................................................  A-32
  5.18 Stockholder Litigation..........................................  A-32
  5.19 Company Debt Securities.........................................  A-33

 ARTICLE VI CONDITIONS TO THE MERGER.................................... A-33
  6.1  Conditions to Obligations of Each Party to Effect the Merger....  A-33
  6.2  Additional Conditions to Obligations of Company.................  A-34
  6.3  Additional Conditions to the Obligations of Parent and Merger
       Sub.............................................................  A-34

 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.......................... A-35
  7.1  Termination.....................................................  A-35
  7.2  Effect of Termination...........................................  A-36
  7.3  Expenses and Termination Fees...................................  A-36
  7.4  Amendment.......................................................  A-37
  7.5  Extension; Waiver...............................................  A-37

 ARTICLE VIII GENERAL PROVISIONS........................................ A-37
  8.1  Non-Survival at Effective Time..................................  A-37
  8.2  Notices.........................................................  A-38
  8.3  Interpretation..................................................  A-38
  8.4  Counterparts....................................................  A-39
  8.5  Entire Agreement; Nonassignability; Parties in Interest.........  A-39
  8.6  Severability....................................................  A-39
  8.7  Remedies Cumulative.............................................  A-39
  8.8  Governing Law...................................................  A-39
  8.9  Rules of Construction...........................................  A-39
  8.10 Definitions; Etc................................................  A-39

EXHIBITS

 Exhibit A  -- Form of Certificate of Merger
 Exhibit B  -- Form of Company Affiliate Agreement
 Exhibit C  -- Form of Parent Affiliate Agreement
 Exhibit D  -- Form of Management Continuity Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of May 31, 1999, by and among E*TRADE Group, Inc., a Delaware corporation ("Parent"), Turbo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Telebanc Financial Corporation, a Delaware corporation ("Company").

                                    RECITALS

   A. The Board of Directors of Company has unanimously (i) determined that it is advisable and fair to, and in the best interests of, Company and its stockholders that, upon the terms and subject to the conditions of this Agreement, Merger Sub merge with and into Company, with Company being the surviving corporation (the "Merger"), (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend the approval of this Agreement and the Merger by the stockholders of Company.

   B. The Board of Directors of Parent has (i) determined that the Merger is advisable and in the best interests of Parent and its stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby.

   C. Pursuant to the Merger, among other things, the outstanding shares of Common Stock, par value $.01 per share ("Company Common Stock"), of Company shall be converted into the right to receive the consideration set forth herein.

   D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a "reorganization" under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and as a pooling of interests for financial accounting purposes.

   E. Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, (a) Company and Parent have entered into a stock option agreement dated the date hereof (the "Option Agreement") providing for the purchase by Parent of newly-issued shares of Company Common Stock under certain circumstances, and (b) certain affiliates of Company have on the date hereof entered into Stockholder Agreements the ("Stockholder Agreements") pursuant to which they have agreed among other things, to vote the shares of Company Common Stock over which such persons have voting power to approve this Agreement and the Merger;

   NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Closing; Effective Time. The consummation of the Merger (the "Closing") shall take place as soon as practicable, and in any event not later than two
(2) business days, after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto may agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303, or at such other location as the parties hereto may agree in writing. The Merger shall become effective on the Closing Date, as set forth in the Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), which shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger.

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

   (a) At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that immediately after the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety like the Certificate of Incorporation of Merger Sub with Article I of the Certificate of Incorporation amended to read as follows: "The name of the corporation is Telebanc Financial Corporation."

   (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended; provided, however, that immediately after the Effective Time the Bylaws of the Surviving Corporation shall be amended and restated so as to read like the Bylaws of Merger Sub.

   1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their successors are duly elected or appointed and qualified. The officers of Company at the Effective Time shall be the initial officers of Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

   1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

     (a) Conversion of Company Capital Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.6(b)) will be converted automatically into the right to receive 2.1 shares (the "Exchange Ratio") of Parent Common Stock, par value $.01 per share ("Parent Common Stock"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
  Section 1.7 (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and, if required, bond, in the manner provided in Section 1.9).

     (b) Cancellation of Company Capital Stock Owned by Parent, Merger Sub or Company. Each share of Company Common Stock that is owned by Company as treasury stock and each share of Company Common Stock owned by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary (as defined below) of Parent, Merger Sub or Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     (c) Company Stock Option Plans. At the Effective Time, Company's 1994 Stock Option Plan, 1997 Stock Option Plan and 1998 Stock Incentive Plan, as amended (collectively, the "Company Stock

  Option Plans"), and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans or pursuant to option agreements listed on Schedule 1.6(c) attached hereto (collectively, "Company Options") shall be assumed by Parent in accordance with Section 5.13.

     (d) Unvested Company Common Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Employee Stock Ownership Plan, any applicable restricted stock purchase agreement, or other agreement with Company or under which Company has any rights, then (unless such condition terminates by virtue of the Merger pursuant to the express term of such agreement) the shares of Parent Common Stock issued in exchange for such shares of Parent Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     (e) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, par value $.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation, and the Surviving Corporation shall become a wholly owned Subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time and of any increase in the number of shares of Company Common Stock outstanding resulting from any failure of Section
  2.2 to be correct on the date hereof or by Company to comply with its covenants under Section 4.2 of this Agreement, so as to provide Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase .

     (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of
  (i) such fraction, multiplied by (ii) the average of the closing sale prices for a share of Parent Common Stock as quoted on the Nasdaq National Market over the five (5) most recent trading days that Parent Common Stock has traded ending on the last full trading day prior to the date on which the Effective Time occurs.

   1.7 Surrender of Certificates.

   (a) Exchange Agent. Parent's transfer agent or another institution selected by Parent and reasonably acceptable to Company shall act as exchange agent (the "Exchange Agent") in the Merger.

   (b) Parent to Provide Common Stock and Cash. Prior to the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g) and any dividend or distribution to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

   (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6 and any dividends or other distributions pursuant to Section 1.7(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6 and any dividends or other distributions pursuant to Section 1.7(d).

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

   (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued by the Exchange Agent in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

   (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued (and cash in lieu of fractional shares paid and any dividends or other distributions pursuant to Section 1.7(d)) upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and as a pooling of interests for accounting purposes.

   1.11 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

   1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.


                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

   Except as disclosed in the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), any exception so disclosed in the Company Disclosure Schedule to specifically identify the Section of this Agreement to which such exception relates, Company represents and warrants to Parent and Merger Sub as follows:

   2.1 Organization, Standing and Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company is registered as a savings and loan holding company in accordance with the Home Owners' Loan Act. Each of Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 8.10) on Company. Company has made available to Parent a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended. All of the outstanding shares of capital stock and voting securities of each of Company's Subsidiaries owned, directly or indirectly, by Company are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of Company's Subsidiaries owned by Company, directly or indirectly, are free and clear of all liens, charges, claims or encumbrances or rights of others. Except as disclosed in the Company SEC

Documents (as defined below), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. TeleBank is a federal savings association existing under the laws of the United States. The deposit accounts in TeleBank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by TeleBank.

   2.2 Capital Structure. The authorized capital stock of Company consists of 135,000,000 shares of Company Common Stock, and 500,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which there were issued and outstanding as of the close of business on May 28, 1999, 16,857,835 shares of Company Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after May 28, 1999 other than pursuant to the exercise of Company Options outstanding as of such date. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by the Amended and Restated Certificate of Incorporation or Bylaws, each as amended, of Company or any agreement to which Company is a party or by which it is bound. As of the close of business on May 28, 1999, Company has reserved an aggregate of 4,773,019 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans and the Company Options, of which 218,092 shares have been issued pursuant to option exercises or direct stock purchases or awards, 2,570,680 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Since May 28, 1999, Company has not issued or granted additional options under the Company Stock Option Plans or otherwise. Company has not issued or granted any stock appreciation rights or performance units payable in stock of the Company that are currently outstanding. Except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans, the Company Options and the Option Agreement and (ii) Company's right to repurchase any unvested shares under the Company Stock Option Plans, the Company Options or the Company Employee Stock Ownership Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement and as provided by Section 5.11, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock between or among Company and any of its stockholders. The terms of the Company Stock Option Plans permit the assumption of options to purchase Company Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities or the Company stockholders. True and complete copies of all material agreements and instruments, that are currently in force or under which Company has any liability, relating to or issued under the Company Stock Option Plans, the Company Options and the Company Employee Stock Ownership Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. All outstanding shares of Company Common Stock and all Company Options were issued in compliance with all applicable federal and state securities laws.

   2.3 Authority. Assuming the filings and approvals described in clauses (i) through (iv) of the last sentence of this Section are made or obtained (as the case may be) and the condition set forth in Section 6.1(a) is satisfied, Company has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only, as of the date of this Agreement, to the approval of the Merger by Company's stockholders as contemplated by Section 6.1(a). Each of this Agreement and the Option Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Assuming the filings and approvals described in clauses (i) through (iv) of the last sentence of this Section are made or obtained (as the case may be) and the condition set forth in Section 6.1(a) is satisfied, the execution and delivery of this Agreement and the Option Agreement by Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, (i) any provision of the certificate or articles of incorporation, bylaws, or other charter or organizational documents, each as amended, of Company or any of its Subsidiaries or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or any of their properties or assets, except for any conflicts, violations, defaults or other occurrences that would not
(A) individually or in the aggregate have a Material Adverse Effect on Company or any of its Subsidiaries or (B) prevent or materially impair or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, self-regulatory organization ("SRO") or other foreign or domestic governmental or quasi-governmental authority or instrumentality (each of the foregoing, a "Governmental Entity") is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement, the performance of Company's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing of applications and notices with and the receipt of requisite approvals from the Office of Thrift Supervision (the "OTS") with respect to the Merger, (iii) the filing with, and clearance by, the SEC of the Proxy Statement (as defined in Section 5.1) relating to the Company Stockholders Meeting (as defined in Section 5.1), (iv) such notices, applications, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws or the securities laws of any foreign country in connection with the Merger; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement or the Option Agreement. Company is not aware of any reason why the approvals of all Governmental Entities necessary to permit consummation of the Merger or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 6.3(c).

   2.4 SEC Documents; Financial Statements. Company has furnished or made available (including via EDGAR) to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement and other filings (including exhibits, supplements and schedules thereto) filed with the SEC by Company since January 1, 1997, and, prior to the Effective Time, Company will have furnished or made available (including via EDGAR) to Parent true and complete copies of any additional documents filed with the SEC by Company prior to the Effective Time (collectively, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") were complete and correct in all material respects as of their respective dates (except to the extent corrected by a subsequently filed Company SEC Document), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present the consolidated financial condition and operating results of Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

   2.5 Absence of Certain Changes. Since December 31, 1998 (the "Company Balance Sheet Date"), except as set forth in any Company SEC Document (but only to the extent set forth therein), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its Subsidiaries' assets, except as set forth in any Company SEC Document (but only to the extent set forth therein); (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company or any of its Subsidiaries, other than in the ordinary course of business and as made available to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its Subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Company;
(vii) any material increase in or modification of the compensation or benefits payable or to become payable by Company or any of its Subsidiaries to any of their respective directors, officers or employees, other than (in the case of non-executive officer employees) in the ordinary course of business consistent with past practice; (viii) any material change in the interest rate risk management and hedging policies, procedures or practices of Company or any of its Subsidiaries, or any failure to comply with such policies, procedures and practices; or (ix) any negotiation or agreement by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

   2.6 Absence of Undisclosed Liabilities. None of Company or any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of Company and its Subsidiaries included in Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 (the "Company Balance Sheet"),
(ii) those incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and which have not had and are not reasonably likely to have a Material Adverse Effect on Company, and (iii) those incurred in connection with the execution of this Agreement.

   2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, inquiry, examination, inspection or, to the knowledge of Company or any of its Subsidiaries, investigation pending by or before any Governmental Entity, agency, court or tribunal, foreign or domestic or, to the knowledge of Company or any of its Subsidiaries, threatened against Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or could reasonably be expected to have a Material Adverse Effect on

Company. There is no judgment, decree or order against Company or any of its Subsidiaries, or, to the knowledge of Company and its Subsidiaries, any of their respective directors or officers (in their capacities as such), that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or could reasonably be expected to have a Material Adverse Effect on Company.

   2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed business practice of Company or any of its Subsidiaries, any acquisition of property by Company or any of its Subsidiaries or the conduct of business by Company or any of its Subsidiaries as currently conducted or as described in any Company SEC Document as proposed to be conducted by Company or any of its Subsidiaries.

   2.9 Compliance With Laws. Each of Company and its Subsidiaries has complied in all material respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any material respect of, and has not received any notices of material violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business.

   2.10 Title to Property. Company and its Subsidiaries have good, valid and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and except for any real property that Company or any of its Subsidiaries has acquired in the ordinary course of business by foreclosure or by deed in lieu thereof), or in the case of leased properties and assets, valid leasehold interests in the leased properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) recorded easements, covenants, conditions and other restrictions of record as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Balance Sheet. There are no defaults (or events that, with notice or lapse of time or both, would constitute defaults) by Company or its Subsidiaries with respect to the liens securing debt which is reflected on the Company Balance Sheet. With respect to any properties or assets leased by Company or any of its Subsidiaries, there are no defaults (or events that, with notice or lapse of time or both, would constitute defaults) by Company or its Subsidiaries, or to the knowledge of Company, any other party to the leases of such properties or assets. There are no outstanding options, rights of first refusal or similar rights to purchase the properties and/or assets owned by Company or any of its Subsidiaries. All properties used in the operations of Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by Company or any of its Subsidiaries.

   2.11 Intellectual Property.

   (a) Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used by Company and its Subsidiaries in their respective businesses as currently conducted or as currently proposed to be conducted by Company and its Subsidiaries. Company has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property.

   (b) Schedule 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Intellectual Property (excluding commercially available, off-the-shelf software), and (iii) all material licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third-party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights"), which are incorporated in, are, or form a part of any Company product or service (excluding commercially available, off-the-shelf software). No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights.

   (c) To the knowledge of Company, there is no unauthorized use, disclosure, infringement or misappropriation of any material Intellectual Property rights of Company or any of its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Company or any of its Subsidiaries, by any third party, including any employee or former employee of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property .

   (d) None of Company or its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to any Intellectual Property or Third Party Intellectual Property Rights.

   (e) All patents, registered trademarks, service marks and copyrights held by Company and its Subsidiaries are valid and subsisting. Neither Company nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The marketing, licensing or sale of the products or services of Company and its Subsidiaries does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

   (f) Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

   (g) Company has taken reasonable steps consistent with prevailing industry practice to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Company or any of its Subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation by Company and its Subsidiaries of Confidential Information not owned by Company or any such Subsidiary has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

   2.12 Environmental Matters.

   (a) The following terms shall be defined as follows:

     (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

     (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws .

     (iii) "Property" shall mean all real property leased or owned by Company or its Subsidiaries either currently or in the past.

     (iv) "Facilities" shall mean all buildings and improvements on the Property of Company or its Subsidiaries.

   (b) Company represents and warrants as follows, in each case (except clauses
(iii) and (iv) below) to its knowledge or the knowledge of any of its
Subsidiaries: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company and its Subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the knowledge of Company or any of its Subsidiaries, threatened relating to a violation of any Environmental and Safety Laws; (v) neither Company nor any of its Subsidiaries is liable as a responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Effective Time; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or any Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Company's and its Subsidiaries' uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Company and its Subsidiaries have all the permits and licenses required to be issued under Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits.

   2.13 Taxes. Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Company or any of its Subsidiaries is or has been a member have properly completed and timely filed all Tax Returns (as defined below) required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves under generally accepted accounting principles have been recorded in the Financial Statements. Company has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Company has no material liability for unpaid Taxes accruing after the date of its latest Financial Statements other than Taxes arising in the ordinary course of its business. Except as disclosed in the SEC Documents, there is (i) no material claim for Taxes that is a lien against the property of Company or any of its Subsidiaries or is being asserted against Company or any of its Subsidiaries other than liens for Taxes not yet due and payable, (ii) Company has not been notified and has no other knowledge that any audit of any Tax Return of Company or any of its Subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company or any of its Subsidiaries and currently in effect, and (iv) there is no agreement, contract or arrangement to which Company or any of its Subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G or 404 of the Code. Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger (based on facts known as of the date of this Agreement). Neither Company nor any of its Subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to any currently effective Tax sharing or Tax allocation agreement. Neither Company nor any of its Subsidiaries owes any amount under any Tax sharing or Tax allocation agreement. Neither Company nor any of its Subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its Subsidiaries has within the last six (6) years been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. Company and each of its Subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

   2.14 Employee Benefit Plans.

   (a) Schedule 2.14 lists, with respect to Company, any Subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an "ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Company or any ERISA Affiliate, (ii) any other material supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements maintained by Company or any ERISA Affiliate, (iii) all other material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements maintained by Company or any ERISA Affiliate, (iv) other material fringe or employee benefit plans, programs or arrangements maintained by Company or any ERISA Affiliate that apply to senior management of Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, maintained by Company or any ERISA Affiliate as to which unsatisfied obligations of Company of greater than fifty thousand dollars ($50,000) remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the "Company Employee Plans").

   (b) Company has made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto, if applicable) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Company has also furnished Parent with a copy of the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code
Section 401(a). Company has also furnished or made available to Parent copies of all registration statements and prospectuses filed with the SEC, OTS or other governmental authority or distributed to employees or their beneficiaries in connection with each Company Employee Plan.

   (c) (i) Except as required by law, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, other than a benefit that could be terminated without further liability; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Company and each Subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of the Company Employee Plans; (iv) neither Company nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any Subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and the amounts accrued in the Company Financial Statements for contributions to each Company Employee Plan for the current plan years have been determined in accordance with generally accepted accounting principles consistently applied; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or Company in excess of the amount accrued with respect to such plan on the Company Financial Statements (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or examination by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Company to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Neither Company nor any ERISA Affiliate is a party to, or has ever been a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Company nor any Company Subsidiary or ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it within the last seven
(7) years maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or
Section 412 of the Code.

   (d) With respect to each Company Employee Plan, Company and each of its United States Subsidiaries have complied (except to the extent that any such failure to comply would not, in the aggregate, have a Material Adverse Effect on Company or any of its Subsidiaries) with (i) the applicable health care continuation and notice provisions of Section 602 of ERISA and Section 4980B of the Code ("COBRA") and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996.

   (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any Company Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

   (f) There has been no amendment to, or written interpretation or announcement (whether or not written) by Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company's financial statements.

   (g) No employee of Company or any of its Subsidiaries has elected to defer
(i) the receipt of any cash payable to such employee or (ii) the issuance of any securities of Company to such employee, in either case under the Company Stock Option Plans or the Company Options.

   2.15 Employee Matters.

   (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   (b) Company and each of its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Company and each of its Subsidiaries has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of Company and its Subsidiaries, there are no pending claims against Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability other than routine claims for benefits. There are no controversies pending or, to the knowledge of Company or any of its Subsidiaries, threatened between Company or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does Company know of any activities or proceedings of any labor union to organize any such employees. To the best of Company's knowledge, no employees of Company are in violation in any material respect of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conduced or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, Company does not have any employment agreement with any of its officers or other employees. As of the date hereof, no employees (other than clerical or solely administrative employees) of Company have given notice to Company, nor is Company otherwise aware, that any such employee intends to terminate his or her employment with Company.

   (c) All employees of Company or any of its Subsidiaries engaged in the business of, acting as, or performing the duties of a registered representative, registered principal or similar registered personnel or agent

(under the definition of such terms in the rules of the National Association of Securities Dealers, Inc. (the "NASD")), any other SRO or any state which has jurisdiction over Company or any of its Subsidiaries (if applicable) are properly registered to act in the capacity of a registered representative, registered principal or similar registered personnel or agent under the rules of the NASD, any other SRO or any state which has jurisdiction over Company or any of its Subsidiaries (if applicable).

   2.16 Interested Party Transactions. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there have been no transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

   2.17 Insurance. Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

   2.18 Regulatory Matters.

   (a) Company and each of its Subsidiaries have obtained all authorizations, consents, licenses, permits (temporary or otherwise), orders, approvals, waivers, franchises and other rights ("Governmental Permits") of Governmental Entities (i) pursuant to which Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's or any of its Subsidiaries' business or the holding of any such interest, and all of such Governmental Permits are in full force and effect, except where the failure to obtain or have any such Governmental Permits could not reasonably be expected to have a Material Adverse Effect on Company. There are no circumstances of which Company is aware which indicate that any such Governmental Permits may be revoked or not renewed or withdrawn or amended, in whole or in part (except in each case to an immaterial or beneficial extent). Schedule 2.18(a) sets forth a true and complete list of all Governmental Permits held by Company or any of its Subsidiaries.

   (b) Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable federal, state, local and self-regulatory laws, statutes, licensing requirements, rules, and regulations. Each of Company and its Subsidiaries has, and is in compliance in all material respects with, all Governmental Permits necessary to conduct their businesses, including, but not limited to, Governmental Permits of the OTS, the FDIC, the SEC, the NASD, the NASD Regulation, Inc., the Nasdaq Stock Market, or any state or foreign securities or prosecutorial authority. Neither Company nor any of its Subsidiaries has received any notice from any Governmental Entity (i) asserting that Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Entity enforces or (ii) restricting or disqualifying their activities (except for restrictions generally imposed by law, rule, regulation or administrative policy on banking organizations generally). After giving effect to the Merger, all Governmental Permits of the Surviving Corporation and its Subsidiaries shall continue to be valid and in full force and effect to the same extent as they presently are for Company and its Subsidiaries, except for any conditions or restrictions imposed on Parent, Company or a Subsidiary in approvals issued by a Governmental Entity in connection with the Merger. There is no order issued, investigation or proceeding pending or (to Company's knowledge) threatened, or notice served, with respect to any violation of any law, statute, ordinance, order, writ, decree, rule, or regulation issued by any Governmental Entity applicable to either Company or any of its Subsidiaries or any of their respective directors, officers or employees.

   (c) Neither Company nor any of its Subsidiaries is a party or subject to, any agreement, consent decree or order, or other understanding or arrangement with, or any directive of any Governmental Entity which imposes any material restrictions on, or otherwise affects in any material respect, the conduct of the business of Company or any of its Subsidiaries. Schedule 2.18(c) sets forth all compliance or enforcement proceedings or, to the knowledge of Company, investigations or inquiries convened, and all fines, sanctions and other measures imposed by any Governmental Entity or body against, concerning or relating to Company, any of its Subsidiaries, or any of their current respective directors, officers or employees.

   (d) Each of Company and its Subsidiaries, to the extent required to so register (the "Broker-Dealers"), is duly registered as a broker-dealer with the SEC and under all applicable state, federal, foreign or related laws and, to the extent required, is a member of the NASD and a member of SIPC. None of the Broker-Dealers has exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs and reports filed with the NASD or any other Governmental Entity. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof with the SEC. Each such registration is in full force and effect on the date hereof.

   (e) Each of Company and its Subsidiaries, to the extent required to so register (the "Advisers"), is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and under all state, federal and foreign investment adviser or related laws pursuant to which it is required to be so registered. The information contained in forms and reports filed by any Advisors (including Form ADVs) was or will be true and complete in all material respects as of the time of the filing thereof with the SEC. Each such registration is in full force and effect on the date hereof.

   2.19 Material Contracts.

   (a) Except for the contracts described in or filed as an exhibit to the Company SEC Documents, neither Company nor any of its Subsidiaries is a party to or bound by any of the following (together with the foregoing contracts described in or filed as an exhibit to the Company SEC Documents, collectively, the "Material Contracts"):

     (i) any contract of participation with any other bank in any loan in excess of $500,000 or any sales of assets of Company or its Subsidiaries with recourse of any kind to Company or any of its Subsidiaries except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

     (ii) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" with respect to credit quality under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

     (iii) any contract or agreement for the acquisition of the securities or any material portion of the assets of any other person or entity in each case outside the ordinary course of business;

     (iv) any contract or agreement for the purchase of materials, supplies, equipment or services involving in the case of any such contract or agreement more than one million dollars ($1,000,000) over the life of the contract;

     (v) any contract, agreement or instrument that expires or may be renewed at the option of any person other than Company or its Subsidiaries so as to expire more than one year after the date of this Agreement that involve payment of more than one million dollars ($1,000,000) per year;

     (vi) any material trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement (other than deposit contracts, Federal Home Loan Bank advances and other agreements entered into in the ordinary course of Company's business) or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

     (vii) any contract or agreement for capital expenditures in excess of one million dollars ($1,000,000) in the aggregate;

     (viii) any contract or agreement limiting the freedom of Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, or under the constitution, laws, rules or regulations of any SRO, or any confidentiality, secrecy or non-disclosure contract or agreement;

     (ix) any contract or agreement involving payments during any twelve-month period of one million dollars ($1,000,000) or more, pursuant to which Company or any of its Subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

     (x) any contract or agreement with any person with whom Company or any of its Subsidiaries does not deal at arm's length within the meaning of the Code;

     (xi) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of operating a banking business; or

     (xii) any material agreement which would be terminable other than by Company or its Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement.

   (b) Each of Company and its Subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all accrued benefits under, and is not alleged to be in default in respect of, each Material Contract to which it is a party or by which it is bound. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to Company's knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Parent or filed as an exhibit to the Company SEC Documents.

   2.20 Banking Business.

   (a) Schedule 2.20(a) lists all exchange traded on over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) to which Company or any of its Subsidiaries is a party and has agreed to enter. Further, with respect to Company, Schedule 2.20(a) lists all securities owned by Company and its Subsidiaries that are referred to as "structured rates," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives," or similar securities. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Company's own account, or for the account of one or more of Company's Subsidiaries or their customers, were entered into (i) in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Company nor any of its Subsidiaries, nor to Company's knowledge any other party thereto, is in breach of any of its obligations under such agreement or arrangement.

   (b) Schedule 2.20(b) lists each investment security held by Company and any of its Subsidiaries on the date indicated thereon. Such Schedule sets forth, with respect to each such investment security: (i) the issues thereof; (ii) the outstanding balance, face amount or number of shares; (iii) the maturity, if applicable; (iv) the title of the issue; and (v) the classification under SFAS No. 115.

   (c) Schedule 2.20(c) sets forth as of the date indicated thereon a true and complete description of (i) by type and classification, if any, each loan, lease, interest in a pool of loans, other extension of credit or commitment to extend credit by Company or any of its Subsidiaries; (ii) by type and classification, all loans, leases, interests in pools of loans, other extensions of credit and commitments to extend credit of Company or its Subsidiaries that have been classified by regulators or auditors (external or internal) as "Watch List," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification; and (iii) each asset of TeleBank that as of March 31, 1999 was classified as "Other Real Estate Owned" and the book value thereof.

   (d) TeleBank has received a rating of "Satisfactory" in its most recent Community Reinvestment Act examination. TeleBank has not been advised of any supervisory concerns regarding its or Company's compliance with the Community Reinvestment Act.

   2.21 Year 2000 Compliance. Company and Company's Subsidiaries have taken reasonable steps necessary to address the software, accounting and record-keeping issues raised in order to be Year 2000 compliant in all material respects (within the meaning of SEC, OTS, Federal Financial Institution's Examination Council and SRO requirements) on or before the end of 1999, and Company does not expect the future cost of addressing such issues to be material. Neither Company nor any of Company's Subsidiaries has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance. Company and Company's Subsidiaries are in compliance with all guidelines provided by the OTS and the Federal Financial Institution's Examination Council regarding Year 2000 issues.

   2.22 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Goldman, Sachs & Co., that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Company.

   2.23 Company Affiliates. Schedule 2.23 contains a true and complete list of all persons who, to Company's knowledge, may be deemed to be an Affiliate (as defined below) of Company. For purposes of this Agreement, persons and/or entities deemed affiliates of an entity within the meaning of Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC are referred to as "Affiliates."

   2.24 State Takeover Statutes; Charter Provisions. The Board of Directors of Company has taken all actions so that neither (a) the restrictions contained in
Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) nor (b) the restrictions contained in Article 11 of Company's Amended and Restated Certificate of Incorporation applicable to a "business combination" (as defined in such Article 11) will apply to the execution, delivery or performance of this Agreement, the Stockholder Agreements or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, the Stockholder Agreements or the Option Agreement. No other state takeover statute is applicable to the Merger, this Agreement, the Option Agreement, the Stockholder Agreements or the transactions contemplated hereby or thereby.

   2.25 Tax and Accounting Treatment. Neither Company nor, to Company's knowledge, any of its directors or officers has taken any action that would interfere with Parent's or the Surviving Corporation's ability to account for the Merger as a pooling of interests or would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of
Section 368(a) of the Code. Neither Company nor, to Company's knowledge, any of its directors or officers has knowledge of any agreement, plan or other circumstance relating to Company or any of its Affiliates that would interfere with Parent's or the Surviving Corporation's ability to account for the Merger as a pooling of interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   2.26 Brokers' and Finders' Fees. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than under its engagement letter with Goldman, Sachs & Co. (a true and complete copy of which has been furnished to Parent).

   2.27 Representations Complete. None of the representations or warranties made by Company herein or in any schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

   Except as disclosed in the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), any exception so disclosed in the Parent Disclosure Schedule to specifically identify the Section of this Agreement to which such exception relates, Parent represents and warrants to Company as follows:

   3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby.

   3.2 Capital Structure. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent's preferred stock, par value $.01 per share ("Parent Preferred Stock"), of which there were issued and outstanding as of the close of business on May 20, 1999, 116,741,621 shares of Parent Common Stock (before giving effect to the 2-for-1 split of Parent Common Stock which became effective on May 21, 1999) and no shares of Parent Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after May 20, 1999, other than shares issued pursuant to the Parent stock split described above and other than pursuant to the exercise of options outstanding as of such date under Parent's 1993 Stock Option Plan and 1996 Stock Incentive Plan (collectively, the "Parent Stock Option Plans"). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws, each as amended, of Parent or any agreement to which Parent is a party or by which it is bound. As of the close of business on May 20, 1999, Parent had reserved an aggregate of 17,704,144 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Parent Stock Option Plans, of which 15,096,000 shares are subject to outstanding, unexercised options, and an aggregate of 675,000 shares are available for issuance under the Parent's 1996 Stock Purchase Plan. Parent has not issued or granted any stock appreciation rights or performance units under the Parent Stock Option Plans or otherwise. Except for (i) the rights created pursuant to this Agreement and the Parent Stock Option Plans (including options thereunder) and (ii) Parent's right to repurchase any unvested shares under the Parent Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Parent's capital stock between or among Parent and any of its stockholders. True and complete copies of all material agreements and instruments relating to or issued under the Parent Stock Option Plans have been provided or made available to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided or made available to

Company. All outstanding shares of Parent Common Stock and all options to purchase Parent Common Stock were issued in compliance with all applicable federal and state securities laws. The shares of Parent Common Stock to be issued pursuant to Section 1.6 hereof, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any liens or encumbrances other than liens or encumbrances created by or imposed upon the holders thereof.

   3.3 Authority. Assuming the filings and approvals described in clauses (i) through (vii) of the last sentence of this Section are made or obtained (as the case may be) and that the condition set forth in Section 6.1(a) is satisfied, the execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable. This Agreement and the Option Agreement each has been duly executed and delivered by Parent and Merger Sub, as applicable, and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with its terms, except as such enforcement may be limited by
(i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Assuming the filings and approvals described in clauses
(i) through (vii) of the last sentence of this Section are made or obtained (as the case may be) and that the condition set for in Section 6.1(a) is satisfied, the execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, except for any conflicts, violations, defaults or other occurrences that would not (A) individually or in the aggregate have a Material Adverse Effect on Parent or any of its Subsidiaries or (B) prevent or materially impair or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Option Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in
Section 1.2 hereof, (ii) the filing of applications and notices with and the receipt of requisite approval from, as applicable, the OTS and the FDIC with respect to the Merger, (iii) the filing with, and declaration of effectiveness or clearance by, the SEC and the NASD of the Registration Statement and, if applicable, a Proxy Statement relating to any Parent Stockholder Approval, (iv) the filing of a Form 8-K with the SEC and the NASD within 15 days after the Closing Date, (v) any filings or applications as may be required under applicable federal, SRO or state securities laws or the securities laws of any foreign country, (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent, and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement. Parent is not aware of any reason why the approvals of all Governmental Entities necessary to permit consummation of the Merger or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 6.1(d).

   3.4 SEC Documents; Financial Statements. Parent has made available (including via EDGAR) to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to

Rule 424(b) of the Securities Act), definitive proxy statement, and other filings (including exhibits, supplements and schedules thereto) filed with the SEC by Parent since December 31, 1996, (collectively, the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates (except to the extent corrected by a subsequently filed Parent SEC Document), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

   3.5 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet of Parent and its Subsidiaries or in the related notes to the consolidated financial statements included in Parent's Annual Report on Form 10-K for the period ended September 25, 1998 (the "Parent Balance Sheet"), (ii) those disclosed in Parent SEC Documents filed subsequent to the Parent Balance Sheet Date, and (iii) those incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date and which have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

   3.6 Litigation. There is no judgment, decree or order against Parent or any of its Subsidiaries or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

   3.7 Compliance With Laws. Each of Parent and its Subsidiaries has complied in all material respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any material respect of, and has not received any notices of material violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business.

   3.8 Year 2000 Compliance. Parent and its Subsidiaries have taken reasonable steps necessary to address the software, accounting and record-keeping issues raised in order to be Year 2000 compliant in all material respects (within the meaning of SEC and any applicable SRO requirements) on or before the end of 1999, and Parent does not expect the future cost of addressing such issues to be material. Parent and its Subsidiaries are in compliance with all guidelines provided by the SEC and any applicable SRO regarding Year 2000 issues.

   3.9 Tax Treatment. Neither Parent nor any of its directors or officers has taken any action that would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor, to Parent's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   3.10 Broker's and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than the fees and expenses of BancBoston Robertson Stephens Inc. (which will be borne by Parent).

   3.11 Representations Complete. None of the representations or warranties made by Parent and Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its and its Subsidiaries' business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all commercially reasonable best efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organizations, keep available the services of its and its Subsidiaries' present executive officers and key employees and preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Company and Parent agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its Subsidiaries' business, and of any event which could have a Material Adverse Effect on it or any of its Subsidiaries.

   4.2 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

     (a) Charter Documents. Cause or permit any amendment, modification, alteration or rescission of its certificate or articles of incorporation, bylaws or other charter or organizational documents;

     (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than (i) the Stock Split, as defined below, (ii) dividends or distributions by any wholly owned Subsidiary of Company to Company or another wholly owned Subsidiary thereof and (iii) any dividends or distributions by non-wholly owned Subsidiaries of Company to the extent described in Section 4.2(b) of the Company Disclosure Schedule) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

     (c) Options. Grant any options, stock appreciation rights or other rights to acquire securities other than as permitted in clause (e) below or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

     (d) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver involve payments by Company or any of its Subsidiaries of amounts in excess of five hundred thousand dollars ($500,000);

     (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding under the Company Stock Option Plans as of the date of this Agreement and (ii) the issuance of shares of Company Common Stock pursuant to the exercise of warrants outstanding as of the date of this Agreement and disclosed in the Company SEC Documents;

     (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than the transfer of non-exclusive rights to its Intellectual Property in the ordinary course of business consistent with past practice;

     (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

     (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of Company and its Subsidiaries (taken as a whole), except in the ordinary course of business consistent with past practice and except for the sale of real estate owned in accordance with current policies of Company with respect thereto;

     (i) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice (A) incur any indebtedness for borrowed money, (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (C) cancel, release, assign or modify any material amount of indebtedness of any other person or entity;

     (j) Leases. Enter into any operating lease in excess of five hundred thousand dollars ($500,000) per year;

     (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of five hundred thousand dollars ($500,000) in any one case or one million ($1,000,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

     (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except (i) in the ordinary course of business and consistent with past practice that do not exceed five hundred thousand dollars ($500,000) in any one case or one million ($1,000,000) in the aggregate and (ii) existing commitments under contracts or agreements disclosed on the Company Disclosure Schedule with respect to Section 2.19;

     (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

     (n) Employee Benefit Plans; New Hires; Pay Increases. (A) Adopt or amend any employee benefit or stock purchase or option plan (except as required by law or as provided in Section 5.15(b)), or (B) hire any new director level or executive officer level employee, pay any special bonus or special remuneration to any employee or director, or, other than, with respect to non-executive officer employees, in the ordinary course of business consistent with past practice, increase the salaries or wage rates of its employees;

     (o) Severance Arrangements. Grant any severance or termination pay (i)to any director or officer or (ii) to any other employee except payments made pursuant to written plans or agreements outstanding, or written Company policies in effect, on the date hereof (in each case furnished to Parent prior to the date of this Agreement);

     (p) Lawsuits. Commence any action, suit or proceeding other than (i)in the ordinary course of business, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) in respect of a breach of this Agreement;

     (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Company, or acquire or agree to acquire any equity securities of any corporation, partnership, limited liability company, association or business organization which securities acquired or agreed to be acquired would constitute greater than five percent (5%) of the outstanding securities of such entity;

     (r) Taxes. Other than in the ordinary course of business or as required by applicable law, rule or regulation, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

     (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business or as required by applicable law, rule or regulation;

     (t) Accounting Policies and Procedures. Make any material change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC the OTS or the FDIC;

     (u) Year 2000 Compliance. Fail to carry forward in all material respects Company's Year 2000 assessment and compliance program, as made available to Parent by Company;

     (v) Risk Management. Except as required by applicable law or regulation, or written rule, instruction or directive by a Governmental Entity which is furnished to Parent promptly following receipt thereof: (i) make any material change to its asset/liability management, loan, investment or other material banking policies; (ii) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (iii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or
  (iv) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

     (w) Loans. Make any loan or advance or purchase any whole loan or interest in an pool of loans other than in accordance with lending policies as in effect on the date hereof;

     (x) Affiliate Credit. Grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding capital stock of Company, or any Affiliate of such person, if such credit would exceed $100,000;

     (y) Domain Name. Change domain names or fail to renew existing domain name registrations on a timely basis; or

     (z) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (y) above, or (i) any action which would make any of its representations or warranties contained in this Agreement materially untrue or materially incorrect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect, (ii) any action that will result in any of the conditions to the Merger as set forth in Article VI not being satisfied or in violation of any provision of this Agreement or the Option Agreement, except, in every case, as may be required by applicable law, or
  (iii) any other action that would materially adversely delay or materially adversely impair the ability of Company to consummate the Merger.

   4.3 Conduct of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreement or with Company's prior written consent, Parent shall not: (a) take any action that will result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement or the Option Agreement, except, in every case, as may be required by applicable law; or (b) take any other action that would materially adversely delay or materially adversely impair the ability of Parent to consummate the Merger.

   4.4 No Solicitation. Company and its Subsidiaries and the officers, directors, employees, agents, representatives and advisors of Company and its Subsidiaries (collectively, Company's "Representatives") will not, directly or indirectly, (i) take any action to solicit, initiate, encourage (including by way of furnishing non-public information or furnishing any information, other than as required by applicable law, rules or regulations, in a manner which could reasonably be expected to assist a third party in formulating a Takeover Proposal), take any other action designed to facilitate or agree to any Takeover Proposal (as defined in Section 7.3(f) hereof) or (ii) subject to the next sentence, engage in negotiations with, or disclose any nonpublic information relating to Company or any of its Subsidiaries to any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby; provided, nothing herein shall prohibit Company's Board of Directors from taking and disclosing to Company's stockholders a position with respect to an unsolicited tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited written Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith (after written advice from its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Company determines in good faith after advice from outside legal counsel that it is necessary for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law, Company and its Representatives may furnish in connection therewith information to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.4 or any other provisions of this Agreement; provided that in each such event Company notifies Parent of such determination by the Company Board of Directors and provides Parent with a true and complete copy of the Superior Proposal received from such third party, and provides (or has provided) Parent with all documents containing or referring to non-public information of Company that are supplied to such third party; provided, further, that Company provides such non-public information pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.4) is on Parent; provided, further, however, that Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal or withdraw its recommendation of the Merger unless Company has provided Parent at least five (5) days prior notice thereof. Company will promptly (and in any event within 24 hours) notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Parent fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated all existing discussion or negotiations with any persons conducted heretofore with respect to a Takeover Proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1 Registration Statement; Proxy Statements.

   (a) As soon as practicable after the execution of this Agreement, Company and Parent shall prepare, and Company shall file with the SEC preliminary proxy materials relating to a meeting of Company's stockholders to consider the Merger (the "Company Stockholders Meeting") and the vote of the stockholders of Company with respect to the Merger. In the event that Parent fails to obtain the Parent Stockholder Approval at the June 25 Meeting (as defined in Section 5.7), Parent shall file with the SEC preliminary proxy materials (which may be contained in a joint proxy statement/prospectus together with the preliminary proxy materials relating to the Company Stockholders Meeting) relating to the Parent Stockholders Meeting (as defined in Section 7.1(f)) and the vote of the stockholders of Parent with respect to the proposed increase in authorized capital stock of Parent described in Section 6.1(a). As soon as practicable following receipt of SEC comments on the proxy statement/ prospectus (or joint proxy statement/prospectus or proxy statement for the Parent Stockholders Meeting, as the case may be) to be sent to the stockholders of Company in connection with the Company Stockholders Meeting and, if applicable, the Stockholders of Parent in connection with the Parent Stockholders Meeting (such proxy statement/prospectus or joint proxy statement/prospectus (as the case may be), together with any amendments thereof or supplements thereto, in each case in the form or forms sent as aforesaid, the "Proxy Statement"; and, together with any separate proxy statement relating to the Parent Stockholders Meeting, the "Proxy Statements"), Company shall file with the SEC definitive proxy materials relating to the Company Stockholders Meeting and Parent shall file with the SEC a registration statement on Form S-4 (or such other successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement"), which shall include the Proxy Statement as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to the Merger; in the event that Parent fails to obtain the Parent Stockholder Approval at the June 25 Meeting, Parent shall also file with the SEC definitive proxy materials relating thereto and shall include the Proxy Statements (in the case of a joint proxy statement/prospectus) in the Registration Statement. Each of Parent and Company shall use its reasonable best efforts to have or cause the Registration Statement to become effective (including clearing the Proxy Statement or Proxy Statements, as the case may be, with the SEC) as promptly as practicable, and shall take any and all actions required under any applicable federal or state securities laws or blue sky laws in connection with the issuance of Parent Common Stock pursuant to the Merger. Without limiting the generality of the foregoing, on the one hand, each of Parent and Company shall (i) notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC or any other governmental official for amendments or supplements to, or any other filing or supplemental or additional information relating to, the Proxy Statement (or Proxy Statements, as the case may be) or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or any other governmental official, on the other hand, with respect to any of the foregoing filings, and (ii) use all reasonable efforts, after consultation with the other such party, to respond promptly to any comments made by the SEC with respect to the Proxy Statement or Proxy Statements, as the case may be (including each preliminary version thereof), and the Registration Statement (including each amendment thereof and supplement thereto). As promptly as practicable after the Registration Statement shall have become effective, each of Company and Parent shall mail or cause to be mailed its Proxy Statement (if any, in the case of Parent) to its stockholders.

   (b) Parent and Company shall each cause the Registration Statement and the Proxy Statement (or Proxy Statements, as the case may be) to comply in all material respects with the Securities Act, the Exchange Act and all other applicable federal and state securities law requirements. Each of Parent and Company shall, and shall cause its respective representatives to, fully cooperate with the other such party and its respective representatives in the preparation of the Proxy Statement (or Proxy Statements, as the case may be) and the Registration Statement, and shall provide promptly to the other such information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Proxy Statement or Proxy Statements, as the case may be, and the Registration Statement. If at any time prior to the Effective Time Company or Parent shall become aware of any fact, event or circumstance that is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement (or Proxy Statements, as the case may be), Company or Parent, as the case may be, shall promptly notify the other of such fact, event or circumstance and the parties shall cooperate with each other in filing with the SEC or any other governmental official, and (in the case of a supplement to the Proxy Statement or Proxy Statements, as the case may be) mailing to stockholders of Company, such amendment or supplement.

   (c) The Proxy Statement (or Proxy Statements, as the case may be) shall contain the unanimous recommendation of the Board of Directors of Company that the Company stockholders approve this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable and fair to, and in the best interests of, the stockholders of Company; provided that no such recommendation need be included, and any such recommendation may be withdrawn if previously included, if a Superior Proposal has been made and Company and Company's Board of Directors withdraw or modify such recommendation in compliance with, and otherwise have complied in all respects with, Section 4.4. Notwithstanding anything to the contrary contained herein, Company shall not include in the Proxy Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion (which consent will not be unreasonably withheld or delayed).

   (d) In the event that a Proxy Statement relating to the Parent Stockholders Meeting is required hereunder, such Proxy Statement shall contain the unanimous recommendation of the Board of Directors of Parent that the Parent stockholders approve the increase in authorized capital stock described in Section 6.1(a); provided that such recommendation may be withdrawn upon a notice of termination of this Agreement pursuant hereto.

   (e) Company agrees that: (i) the information supplied by Company for inclusion in the registration statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the information supplied by Company for inclusion in the Proxy Statement relating to the Company Stockholders Meeting shall not, on the date the Proxy Statement relating to the Company Stockholders Meeting is first mailed to the stockholders of Company or at the time of the Company Stockholders Meeting, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading; and (iii) if at any time prior to the Effective Time any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent of such event or information. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   (f) Parent agrees that: (i) the information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the information supplied by Parent for inclusion in the Proxy Statement relating to the Company Stockholders Meeting shall not, on the date such Proxy Statement is first mailed to Company's stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading and (iii) if at any time prior to the Effective Time any event or information should be discovered by Parent which should be set forth in an amendment to the Registration Statement or in a supplement to such Proxy Statement, Parent will promptly inform Company of such event or information. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Company or any of its affiliates which is contained in any of the foregoing documents.

   5.2 Meeting of Stockholders. Company (and, if a Parent Stockholders Meeting is required to be held hereunder, Parent) shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws, each as amended, to convene the Company Stockholders Meeting (or Parent Stockholders Meeting, as the case may be) within forty-five (45) days of the Registration Statement being declared effective by the SEC (or, as applicable, the Proxy Statement relating to the Parent Stockholders Meeting is cleared by the SEC). Company and Parent shall consult with each other regarding the date of the Company Stockholders Meeting and any Parent Stockholders Meeting. Company shall use its commercially reasonable efforts to solicit from stockholders of Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger, provided that such solicitation efforts need not be made (although all efforts required to hold the Company Stockholders Meeting will continue to be required), if a Superior Proposal has been made and Company and Company's Board of Directors withdraw or modify such recommendation in compliance with, and otherwise have complied in all respects with, Section 4.4. In the event that Parent is required to seek the Parent Stockholders Approval at the Parent Stockholders Meeting pursuant to Section 7.1(f), Parent shall use commercially reasonable efforts to solicit from stockholders of Parent proxies in favor of the increase in authorized capital stock described in Section 6.1(a), provided that such solicitation efforts need not be made, and the Parent Stockholders Meeting need not be held, if there is a notice of termination of this Agreement pursuant hereto.

   5.3 Access to Information.

   (a) At all times prior to the Effective Time, subject to applicable law and the Confidentiality Agreement (as defined below), Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours to (i) all of Company's and its Subsidiaries' properties, books, contracts, commitments and records, (ii) all Tax Returns and work papers and all other information relating to Taxes of Company and its Subsidiaries, and (iii) all other information concerning the business, properties and personnel of Company and its Subsidiaries as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements, budgets, operating plans and projections promptly upon request.

   (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

   (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.4 Confidentiality. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement dated May 26, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except to the extent necessary to comply with the terms of this Agreement.

   5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

   5.6 Consents; Cooperation. Each of Parent, Merger Sub and Company will, and will cause their respective Subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement. Parent and Company shall have the right to review in advance, and to the extent practicable each will consult the other as to, in each case subject to applicable laws relating to the exchange of information, all of the information which will appear in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement. In the event an injunction or other order shall have been issued which prevents, alters or delays the Merger or any other transaction contemplated hereby, each party agrees to use its reasonable best efforts to have such injunction or other order lifted. Parent and Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including without limitation the OTS, the NASD (the "NASD Approval") and any applicable state approval ("State Approval") and to consult with the other party with respect to obtaining such permits, consents, approvals and authorizations. Each of Parent and Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Entity.

   5.7 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement including, without limitation, Parent using reasonable best efforts to obtain the Parent Stockholder Approval at the meeting of Parent's stockholders scheduled to be held on June 25, 1999 or at any adjournment or postponement thereof (the "June 25 Meeting"). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

   5.8 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Parent Common Stock in connection with the Merger. Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Parent Common Stock in connection with the Merger.

   5.9 Listing of Additional Shares; Nasdaq Quotation. Prior to the Effective Time, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger. Company and Parent agree to continue the quotation of Company Common Stock and Parent Common Stock, respectively, on the Nasdaq National Market during the term of the Agreement so that, to the extent necessary, appraisal rights will not be available to stockholders of Company under Section 262 of the Delaware Law.

   5.10 Pooling Accounting. Parent and Company shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests under generally accepted accounting principles and applicable SEC rules and regulations. Each of Parent and Company shall use its reasonable best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Parent or the Surviving Corporation to account for the business combination to be effected by the Merger as a pooling of interests.

   5.11 Affiliate Agreements.

   (a) Schedule 2.23 sets forth those persons who may be deemed Affiliates of Company. Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. Prior to the Effective Time, Company shall use its reasonable best efforts to obtain and deliver or cause to be delivered to Parent a duly executed Company Affiliate Agreement in the form attached hereto as Exhibit B (a "Company Affiliate Agreement") from the persons identified in Schedule 2.23 as soon as practicable (and in any event within three business days) after the execution hereof (to the extent not executed heretofore) and from any other person as soon as practicable after the date on which such person becomes an Affiliate of Company. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing shares of Parent Common Stock to be received by such Affiliates of Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, in each of the foregoing cases in accordance with the terms of such Company Affiliate Agreement.

   (b) Schedule 5.11(b) sets forth those persons who may be deemed Affiliates of Parent. Parent shall provide Company with such information and documents as Company shall reasonably request for purposes of reviewing such list. Parent shall use its reasonable best efforts to deliver or cause to be delivered to Company a duly executed Parent Affiliate Agreement in the form of Exhibit C attached hereto (the "Parent Affiliate Agreements") from the persons identified in Schedule 5.11(b) as soon as practicable (and in any event within three business days) after the execution hereof (to the extent not executed heretofore) and from any other person as soon as practicable after the date on which such person becomes an Affiliate of Parent.

   5.12 Tax Treatment. The parties shall use their reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

   5.13 Company Options.

   (a) At the Effective Time, the Company Stock Option Plans, the Company Options and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, will be assumed by Parent. Company represents and warrants to Parent that Schedule 5.13 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plans and all other Company Options, including the number of shares of Company capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Schedule 5.13 hereto current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans, the Company Options and the applicable stock option agreements, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, subject to any adjustments necessary to protect the status of any option as an incentive stock option as defined in Section 422 of the Code. It is the intention of the parties that the options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. As soon as practicable (and in any event within thirty (30) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plans or a Company Option a document, in form and substance submitted to Company at least ten (10) days before the Closing Date and reasonably satisfactory to Company, evidencing the foregoing assumption of such option by Parent. All Company Options assumed by Parent hereunder will be exercisable in accordance with their terms without regard to whether such document has been delivered to the holder thereof.

   (b) All outstanding rights of Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio.

   5.14 Form S-8. Parent agrees to use its reasonable best efforts to file as soon as practicable after the Effective Time (and in any event no later than twenty (20) business days after the Effective Time), a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent. Company shall cooperate with and assist Parent in the preparation of such registration statement.

   5.15 Employees; Employee Benefit Matters.

   (a) Concurrently with the execution of this Agreement, each of the individuals set forth on Schedule 5.15(a) shall have delivered to Parent an executed Management Continuity Agreement in the form of Exhibit D attached hereto.

   (b) If required by Parent in writing delivered to Company not less than five
(5) business days before Closing, Company shall, on or before the day immediately prior to the Closing Date, terminate the Company 401(k) Plan (the "Plan") and no further contributions shall be made to the Plan. Company shall provide to Parent (i) certified copies of resolutions adopted by the Board of Directors of Company authorizing the termination and (ii) an executed amendment to the Plan in form and substance reasonably satisfactory to Parent to conform the plan document for the Plan with all applicable requirements of the Code and regulations thereunder relating to the tax-qualified status of the Plan.

   (c) To the extent permissible under the applicable provisions of the Code and ERISA and the terms of any employee benefit plans sponsored or maintained by Parent or its Subsidiaries, (i) for purposes of crediting periods of service for eligibility to participate and vesting, employees of Company and its Subsidiaries shall receive full credit for purposes of eligibility and vesting, and periods of service with Company and any Subsidiary before the Effective Time shall be treated as if such service had been with Parent and
(ii) individuals who are employees of Company or any of its Subsidiaries at the Effective Time and who become employees of Parent or any Subsidiary thereof shall be eligible to participate in any employee benefit plan (within the meaning of ERISA Section 3(3)) (except for the Parent 401(k) Plan and Parent Stock Option

Plans) maintained by Parent or any Subsidiary thereof on the same terms and conditions as apply generally to other employees of Parent or any of its Subsidiaries.

   (d) Parent will or will cause the Surviving Corporation or Telebank to offer a position of at-will employment on Parent's customary employment terms (except to the extent Management Continuity Agreements in the form of Exhibit D are in effect) to each of Company's and its Subsidiaries' personnel as of the Effective Time at their existing employment location as of the Effective Time.

   (e) Company agrees to use commercially reasonable efforts to cause each of its employees and officers to enter into proprietary information agreements, in substantially the form previously provided by Parent to Company, as soon as practicable.

   5.16 Director and Officer Indemnification.

   (a) Parent agrees not to cause or allow the Surviving Corporation to modify, and to cause the Surviving Corporation to honor, any rights to indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the officers and directors of Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Company.

   (b) For four years after the Effective Time, Parent will cause the Surviving Corporation to use commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by Company's officers' and directors' liability insurance policy on terms reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum Company paid in its last full fiscal year, which amount has been disclosed in writing to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

   (c) Parent will not permit the Surviving Corporation to merge or consolidate with any other person unless the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.16.

   5.17 Comfort Letters.

   (a) Parent shall use its reasonable best efforts to cause to be delivered to Company a procedures letter of Parent's independent auditors, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Parent and Company, in form reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in accordance with Opinion 16 of the Accounting Principles Board and Statement of Accounting Standards No. 72 in connection with registration statements similar to the Registration Statement.

   (b) Company shall use its reasonable best efforts to cause to be delivered to Parent a procedures letter of Company's independent auditors, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Parent and Company, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in accordance with Opinion 16 of the Accounting Principles Board and Statement of Accounting Standards No. 72 in connection with registration statements similar to the Registration Statement.

   5.18 Stockholder Litigation. Unless and until Company has withdrawn its recommendation of the Merger in compliance with Section 4.4, Company shall give Parent the opportunity to participate in or, in the event Parent is named in any such litigation, to lead, in each case at its own expense, the defense of any stockholder litigation against Company and/or its directors relating to the transactions contemplated by this

Agreement and the Option Agreement. In the event Parent is leading any such stockholder litigation, Company shall be given the opportunity to participate at its own expense in the defense of such stockholder litigation.

   5.19 Company Debt Securities. As required by all contracts and agreements relating to Company's outstanding 11 1/2% Subordinated Notes due 2004, 11.00% Junior Subordinated Deferrable Interest Debentures, 9.0% Junior Subordinated Deferrable Interest Debentures (Series A), and 9.5% Senior Subordinated Notes due March 31, 2004, Parent shall: (a) expressly assume, by supplemental indenture or as otherwise required by such contracts and agreements, all obligations under such contracts and agreements and the performance of the covenants and conditions of Company to be performed and observed therein; (b) maintain compliance with all applicable capital requirements, financial tests and other financial ratios contained therein; and (c) deliver all such certificates and opinions as required therein.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

     (a) Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the holders of two-thirds ( 2/3) of the shares of Company Common Stock outstanding as of the record date set for the Company Stockholders Meeting, and an increase in the number of authorized shares of Parent Common Stock sufficient to allow consummation of the Merger and the transactions contemplated hereby shall have been approved and adopted by the holders of a majority of the shares of Parent Common Stock outstanding as of the record date set for a meeting to be held for such purpose (the "Parent Stockholder Approval").

     (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding shall have been initiated by the SEC in respect of the Proxy Statement; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which prevents or prohibits the consummation of the Merger. In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

     (d) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent, shall have been made.

     (e) Pooling Letters. Parent shall have received letters, each dated the Closing Date, from Deloitte & Touche, LLP, Parent's independent auditors, and Arthur Andersen LLP, Company's independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

   6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all respects (ignoring for this purpose all materiality or Material Adverse Effect qualifications in such representations and warranties) when made and as of the Effective Time as though such representations and warranties were made on and as of such time (other than (A) representations and warranties expressly made as of an earlier date, which shall have been true and correct as of such earlier date, and (B) failures to be true and correct that do not, in the aggregate, constitute a Material Adverse Effect on Parent) and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them at or prior to the Effective Time.

     (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer certifying that the condition set forth in Section 6.2(a) has been fulfilled.

     (c) Governmental Approval. Parent, Company and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Home Owners Loan Act, the Securities Act, the Exchange Act, any SRO constitution or rules or any state Blue Sky laws.

     (d) Tax Opinion. Company shall have received a written opinion of Hogan & Hartson L.L.P. (or if such firm is unable to, or fails to timely deliver, such opinion, Brobeck, Phleger & Harrison LLP) dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company.

   6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all respects (ignoring for this purpose all materiality or Material Adverse Effect qualifications in such representations and warranties) when made and as of the Effective Time as though such representations and warranties were made on and as of such time (other than (A) representations and warranties expressly made as of an earlier date and (B) failures to be true and correct that do not, in the aggregate, constitute a Material Adverse Effect on Company) and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Effective Time.

     (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the condition set forth in Section 6.3(a) has been fulfilled.

     (c) Governmental Approval. Parent, Company and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Home Owners Loan Act, the Securities Act, the Exchange Act, any SRO constitution or rules, or any state Blue Sky laws; provided, however, that none of the preceding shall be deemed obtained or made if it shall impose a non-customary condition or restriction that Parent reasonably determines in good faith could reasonably be expected to result in a Material Adverse Effect on Parent or the Surviving Corporation.

     (d) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any Material Contract of Company or any of its Subsidiaries or otherwise, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation.

     (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of Company and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission, SRO or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

     (f) No Material Adverse Effect. There shall not have occurred since the date hereof any Material Adverse Effect on Company.

     (g) Tax Opinion. Parent shall have received a written opinion of Brobeck, Phleger & Harrison LLP (or if such firm is unable to, or fails to timely deliver, such opinion, Hogan & Hartson L.L.P.) dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

     (a) by mutual consent of Parent and Company;

     (b) by either Parent or Company, if, the Closing shall not have occurred on or before December 31, 1999 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

     (c) by Parent, if (i) Company shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.3(a) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent is at that time in material breach of this Agreement), (ii) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger or any transaction contemplated hereby in a manner adverse to Parent or shall have resolved to do any of the foregoing, (iii) Company shall have failed to comply with the Option Agreement or with Section 4.4 or Section 5.2 of this Agreement, or
  (iv) the Board of Directors of Company shall have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so;

     (d) by Company, if Parent shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.2(a) not to be satisfied and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach (provided that the right to terminate this Agreement by Company shall not be available to Company where Company is at that time in material breach of this Agreement);

     (e) by Parent if a Trigger Event (as defined in Section 7.3(e)) or Takeover Proposal shall have occurred and the Board of Directors of Company, in connection therewith, does not within five (5) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (ii) reject such Takeover Proposal or Trigger Event; or

     (f) by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (ii) if any required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders of Company or at any adjournment thereof or (iii) if the Parent Stockholder Approval shall not have been obtained at the June 25 Meeting and the Parent Stockholder Approval is not obtained at a meeting of Parent's stockholders, or any postponement or adjournment thereof, to be held on or about the day of the Company Stockholders Meeting (the "Parent Stockholders Meeting").

   7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that (a) the provisions of Section 5.4 (Confidentiality),
Section 7.3 (Expenses and Termination Fees), Section 8.8 (Governing Law) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful breach in connection with this Agreement or the transactions contemplated hereby.

   7.3 Expenses and Termination Fees.

   (a) Subject to subsections (b), (c), (d), (e) and (f) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense, it being understood and agreed that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, and registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to
Section 6.1(d) and filing fees associated with compliance with applicable OTS requirements in connection with the Merger shall be deemed to be incurred equally by Company and Parent.

   (b) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 7.1(e), (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(ii), (iii) or (iv), (iii) either Parent or Company shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of Company to approve this Agreement and, prior to the time of the Company Stockholders Meeting, there shall have been a Trigger Event or a Takeover Proposal with respect to Company, then in the case of each of (i) through (iii) Company shall reimburse Parent for all of the out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of its advisors, accountants and legal counsel), and, in addition to any other remedies Parent may have, Company shall promptly pay to Parent cash in an amount equal to fifty-four million dollars ($54,000,000) (the "Termination Fee").

   (c) In the event that (i) Parent or Company shall terminate this Agreement pursuant to Section 7.1(b) and, prior to the time of such termination, there shall have been a Trigger Event or a Takeover Proposal with respect to Company or (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(i), Company shall promptly reimburse Parent for all of the reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in the event a definite agreement or letter of intent is entered by Company with respect to a Takeover Proposal, a Takeover Proposal is consummated or a Trigger Event results in a Person or group of Persons within the meaning of Section 13(d) of the Exchange Act and the regulations thereunder beneficially owning forty percent (40%), or results in a Person together with any other Persons acting in concert within the meaning of Part 574 of the OTS rules and regulations beneficially owning forty percent (40%), or more of the voting power of Company within nine (9) months of the later of (x) such termination of this Agreement and (y) the payment of the above-described expenses, Company shall also promptly pay to Parent the Termination Fee.

   (d) In the event that Parent or Company shall terminate this Agreement pursuant to Section 7.1(f)(iii), then Parent shall promptly reimburse Company for all of the reasonable out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

   (e) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing twenty percent (20%) or more, or commences a tender or exchange offer, open market purchase program or other publicly announced initiative following the successful consummation of which the offeror and its affiliate would beneficially own securities representing twenty percent (20%) or more, of the voting power of Company.

   (f) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any of its Subsidiaries or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock, or a significant portion of the assets of, Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

   7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Common Stock, or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock or Merger Sub Common Stock.

   7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.14 (Form S-8), 5.16 (Director and Officer Indemnification), 5.7 (Reasonable Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees) and this Article VIII shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Merger Sub, to:

        E*TRADE Group, Inc.
        Four Embarcadero Place
        2400 Geng Road
        Palo Alto, CA 94303
        Attention: Thomas A. Bevilacqua, Esq.
        Facsimile No.: (650) 842-8781
        Telephone No.: (650) 842-2475

        with a copy to:

        Brobeck, Phleger & Harrison LLP
        Two Embarcadero Place
        2200 Geng Road
        Palo Alto, CA 94303
        Attention: Curtis L. Mo, Esq.
        Facsimile No.: (650) 496-2885
        Telephone No.: (650) 424-0160

        and

        Brobeck, Phleger & Harrison LLP
        Spear Street Tower
        One Market San Francisco, CA 94105
        Attention: J. Michael Shepherd, Esq.
       Steve L. Camahort, Esq.
        Facsimile No.: (415) 442-1010
        Telephone No.: (415) 442-0900

    (b) if to Company, to:

        Telebanc Financial Corporation
        1111 North Highland Street
        Arlington, VA 22201-2807
        Attention: President
        Facsimile No.: (703) 524-0556
        Telephone No.: (703) 247-3700

        with a copy to:

        Hogan & Hartson L.L.P.
        Columbia Square
        555 Thirteenth Street, N.W.
        Washington, D.C. 20004
        Attention: Stuart G. Stein, Esq.
       Steven Museles, Esq.
        Facsimile No.: (202) 637-5910
        Telephone No.: (202) 637-5600

   8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words

"include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule,
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c)-(d)-(f)-(g) (Effect on Capital Stock), 1.7 (Surrender of Certificates) and 5.16 (Director and Officer Indemnification); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

   8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

   8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Definitions; Etc.

   (a) For purposes of this Agreement, (i) "Material Adverse Effect" means, with respect to any person or entity, any event, change, condition or effect that is, or could be reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including, without limitation, intangible assets), liabilities, business, operations or results of operations of such person or entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall a decrease in such person's or entity's stock price in and of itself be considered a "Material Adverse Effect", (ii) "Subsidiary" means, with respect to any party, any corporation, partnership or other organization or entity, whether incorporated or unincorporated, in which such party has, directly or indirectly, a fifty percent (50%) or greater interest, and (iii) any reference to a party's "knowledge" means the actual knowledge of such party's executive officers and directors.

   (b) The parties acknowledge that, insofar as Company's Board of Directors has declared and approved a 2-for-1 split of Company Common Stock payable to its stockholders of record as of the close of business on May 28, 1999 (the "Stock Split"), the Exchange Ratio and all share numbers herein representing numbers of shares of Company Common Stock do not give effect to the Stock Split and shall be deemed to be proportionally adjusted for the Stock Split upon the effectiveness thereof. Notwithstanding anything herein to the contrary, consummation of the Stock Split shall not be deemed a breach of this Agreement.

   IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          TELEBANC FINANCIAL CORPORATION

                                                  /s/ Mitchell H. Caplan
                                          By: _________________________________
                                          Name: Mitchell H. Caplan
                                          Title: President and Chief Executive
                                          Officer

                                          E*TRADE GROUP, INC.

                                                 /s/ Christos M. Cotsakos
                                          By: _________________________________
                                          Name: Christos M. Cotsakos
                                          Title: Chief Executive Officer

                                          TURBO ACQUISITION CORP.

                                                 /s/ Christos M. Cotsakos
                                          By: _________________________________
                                          Name: Christos M. Cotsakos
                                          Title: President

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT (the "Agreement"), dated as of May 31, 1999, by and between, E*TRADE Group, Inc., a Delaware corporation ("Parent"), and Telebanc Financial Corporation, a Delaware corporation ("Company"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Reorganization Agreement referred to below.

   WHEREAS, concurrently with the execution and delivery of this Agreement, Company, Parent and Turbo Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Reorganization Agreement"), pursuant to which, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Company (the "Merger"), with Company continuing as the surviving corporation; and

   WHEREAS, as a condition and inducement to Parent's willingness to enter into the Reorganization Agreement, Parent has required that Company agree, and Company has agreed, to grant to Parent an option to purchase certain newly issued shares of Company's Common Stock, par value $.01 per share ("Company Common Stock"), upon the terms and subject to the conditions set forth herein;

   NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

   1. Grant of Option. Company hereby grants to Parent an irrevocable option (the "Company Option") to purchase up to 3,369,881 shares (the "Company Shares") of Company Common Stock in the manner set forth below at a price (the "Exercise Price") of $93.45 per Company Share, payable in cash.

   2. Exercise of Option. (a) The Company Option may be exercised by Parent, in whole or in part at any time or from time to time after (i) the occurrence of any of the events described in Section 7.3(b) of the Reorganization Agreement or (ii) immediately prior to the occurrence of any of the events which obligate Company to pay Parent the Termination Fee pursuant to section 7.3(c) of the Reorganization Agreement. In the event Parent wishes to exercise the Company Option, Parent shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase; provided that, if prior notification to or approval of the Office of Thrift Supervision (the "OTS") or any other regulatory or antitrust agency is required in connection with such purchase, Parent shall promptly file the required notice or application for approval, shall promptly notify Company of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Each closing of a purchase of Company Shares (an "Option Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Option Closing. The Company Option shall terminate upon the earlier of: (w) the Effective Time; (x) the termination of the Reorganization Agreement pursuant to
Section 7.1 thereof (other than a termination in connection with which Parent is entitled to any payments as specified in Sections 7.3(b) or (c) thereof);
(y) 180 days following any termination of the Reorganization Agreement in connection with which Parent is entitled to a payment as specified in Section 7.3(b) thereof (or if, at the expiration of such 180 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, twenty (20) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal); or (z) 180 days following the occurrence of any event in connection with which Parent has become entitled to payment of the Termination Fee pursuant to
Section 7.3(c) of the Reorganization Agreement (or if, at the expiration of such 180 day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, twenty (20) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal).

   (b) Notwithstanding any other provision of this Agreement or the Reorganization Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed in the aggregate $90,000,000 and, if it otherwise would exceed such amount Parent, in its sole discretion, shall either (i) reduce the number of Company Shares subject to the Company Option, (ii) pay cash to Company, (iii) receive a smaller Termination Fee (as defined in Section 7.3(b) of the Reorganization Agreement) or (iv) any combination thereof, so that Parent's actually realized Total Profit shall not exceed in the aggregate $90,000,000 after taking into account the foregoing actions.

   (c) As used herein, the term "Total Profit" shall mean the sum of (i) (x) the amount (before taxes but net of reasonable and customary commissions paid or payable in connection with such transaction) received by parent pursuant to the sale of Company Shares less (y) Parent's purchase price for such Company Shares, (ii) any amounts (before taxes but net of reasonable and customary commissions paid or payable in connection with such transaction) received by parent on the transfer of the Company Option (or any portion thereof) to any unaffiliated Person(s) (if permitted hereunder) or to Company and (iii) the amount received by Parent pursuant to Section 7.3(b) or Section 7.3(c) of the Reorganization Agreement.

   3. Conditions to Closing. The obligation of Company to issue the Company Shares to Parent hereunder is subject to the conditions that (i) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or Regulatory Entity if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (ii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

   4. Closing. At each Option Closing, (a) Company will deliver to Parent a certificate or certificates in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate or certificates to be registered in the name of Parent or its designee and to bear the legend set forth in Section 10, and (b) Parent will deliver to Company the aggregate Exercise Price for the Company Shares so designated by wire transfer of immediately available funds or certified check or bank check. At any Option Closing at which Parent is exercising the Company Option in part, Parent shall present and surrender this Agreement to Company, and Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evidencing the right to purchase the remaining balance of the shares of Company Common Stock purchasable hereunder.

   5. Representations and Warranties of Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) Company has taken all action necessary to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, that number of unissued Company Shares that are subject to the Company Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Parent upon the exercise of the Company Option, Parent will acquire the Company Shares free and clear of all liens, claims, charges, encumbrances and security interests of any nature whatsoever except those imposed by Parent, (f) assuming that the consents approvals, authorizations, permits, filings and notifications referred to in subsection
(g) are obtained or made, as applicable, the execution and delivery of this Agreement by Company does not, and the performance of this

Agreement by Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Amended and Restated Certificate of Incorporation or By-laws, each as amended, of Company or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets, except in the case of clauses (B) and
(C) immediately above, for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Company and (g) except as described in Section 2.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Regulatory Entity.

   6. Representations and Warranties of Parent. Parent represents and warrants to Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) assuming that the consents, approvals, authorizations, permits, filings and notifications referred to in subsection (e) are obtained or made, as applicable, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, result in any Violation pursuant to, (A) any provision of the Certificate of Incorporation or By-laws, each as amended, of Parent, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, except in the case of each of clauses
(B) and (C) immediately, above, for Violations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (e) except as described in Section 3.3 of the Reorganization Agreement and Section 3(a) of this Agreement, and except as may be required under the Exchange Act, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Regulatory Entity and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Parent with a view to the public distribution thereof and Parent will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

   7. Registration Rights.

   (a) Following any exercise of the Company Option, Parent may by written notice (the "Registration Notice") to Company request Company to register under the Securities Act all or any part of the shares of Company Common Stock acquired pursuant to this Agreement, including any voting securities issued by way of dividend, distribution or otherwise in respect thereof (the "Restricted Shares"), beneficially owned by Parent (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities, including pursuant to a firm commitment underwritten public offering; provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Company Common Stock and that any rights to require registration hereunder shall terminate with respect to any Shares that may be sold in any 90-day period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing and reasonably acceptable to the Company (the "Manager"), stating that Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 90% of the Fair Market Value of such shares. For purposes of this Section 8, the term "Fair Market Value" shall mean the per share average of the closing sale prices of Company's Common Stock on the Nasdaq National Market for the twenty (20) trading days immediately preceding the date of the Registration Notice.

   (b) Company shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Parent shall not be entitled to more than two effective registration statements hereunder and (ii) Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause
(A) below or 90 days in the case of clauses (B) and (C) below) when (A) Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Company, such information would have to be disclosed if a registration statement were filed at that time; (B) Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable good faith, judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement, then such registration shall not be taken into account as an effective registration for purposes of clause (i) above. Company shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

   (c) The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide Company with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

   (d) If Company securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, the Nasdaq National Market, or any other securities exchange or automated quotations system, Company, upon the request of Parent, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable best efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

   (e) A registration effected under this Section 7 shall be effected at Company's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Parent, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of the type contemplated hereby with the Manager and the other underwriters participating in such offering.

   8. Adjustment Upon Changes in Capitalization.

   (a) In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

   (b) In the event that Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than Parent or any of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or any of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Parent shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

   9. Certain Agreements of Company. Company agrees: (1) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Company and (2) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and
(y) in the event that, under the Home Owners' Loan Act, as amended, or any state or other federal banking law, prior approval of or notice to the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with Parent in preparing such applications or notices and providing such information to the OTS or such state or other federal regulatory authority as they may require) in order to permit Parent to exercise the Option and Company duly and effectively to issue shares of Company Common Stock pursuant hereto.

   10. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Parent hereunder shall, to the extent applicable, include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF MAY 31, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

   11. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Parent in compliance with the provisions of Section 7 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Parent shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Parent. Certificates representing shares sold in a registered public offering pursuant to Section 7 shall not be required to bear the legend set forth in Section 10.

   12. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

   13. Entire Agreement. This Agreement and the Reorganization Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

   14. Further Assurance. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

   15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

   16. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

    (a) if to Parent or Merger Sub, to:

        E*TRADE Group, Inc.
        Four Embarcadero Place
        2400 Geng Road
        Palo Alto, CA 94303
        Attention: Thomas A. Bevilacqua, Esq.
        Facsimile No.: (650) 842-8781
        Telephone No.: (650) 842-2475
        with a copy to:

        Brobeck, Phleger & Harrison LLP
        2200 Geng Road
        Two Embarcadero Place
        Palo Alto, CA 94303
        Attention: Curtis L. Mo, Esq.
        Facsimile No.: (650) 496-2885

        and

        Brobeck, Phleger & Harrison LLP
        Spear Street Tower
        One Market
        San Francisco, CA 94105
        Attention: J. Michael Shepherd, Esq.
       Steve L. Camahort, Esq.
        Facsimile No.: (415) 442-1010

    (b) if to Company, to:

        Telebanc Financial Corporation
        1111 North Highland Street
        Arlington, VA 22201-2807
        Attention: President
        Facsimile No.: (703) 524-0556

        with a copy to:

        Hogan & Hartson LLP
        Columbia Square
        555 Thirteenth Street, N.W.
        Washington D.C. 20204
        Attention: Steven Museles, Esq.
       Stuart Stein, Esq.
        Facsimile No.: (202) 637-5600

   17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

   18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

   20. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

   21. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          E*TRADE Group, Inc.

                                                 /s/ Christos M. Cotsakos
                                          By: _________________________________
                                          Name: Christos M. Cotsakos
                                          Title: Chief Executive Officer

                                          Telebanc Financial Corporation

                                                  /s/ Mitchell H. Caplan
                                          By: _________________________________
                                          Name: Mitchell H. Caplan
                                          Title: President and Chief Executive
                                          Officer

                    SIGNATURE PAGE TO STOCK OPTION AGREEMENT

                                                                      APPENDIX C

                         FORM OF STOCKHOLDER AGREEMENT

   This STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of May 31, 1999 between E*TRADE Group, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Telebanc Financial Corporation, a Delaware corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Reorganization Agreement described below.

                                    RECITALS

   WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of May 31, 1999 by and among Parent, Turbo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company (such agreement as it may be amended is hereinafter referred to as the "Reorganization Agreement"). Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger") in which each outstanding share of capital stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Parent (the "Parent Shares") at the exchange rate set forth in the Reorganization Agreement (the "Transaction");

   WHEREAS, in order to induce Parent to enter into the Reorganization Agreement and consummate the Transaction, Company has agreed to use its reasonable best efforts to cause each stockholder of Company who is an affiliate of Company to execute and deliver to Parent a Stockholder Agreement upon the terms set forth herein; and

   WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of Company as is indicated on the signature page of this Agreement (the "Shares").

   NOW, THEREFORE, the parties agree as follows:

   1. Agreement to Retain Shares.

     1.1 Transfer and Encumbrance.

     (a) Stockholder is the beneficial owner of the Shares. The Shares constitute Stockholder's entire interest in the outstanding capital stock and voting securities of Company. The Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances. Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

     (b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Reorganization Agreement in accordance with the terms thereof.

     1.2 New Shares. Stockholder agrees that any shares of capital stock or voting securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

   2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval and adoption of the Reorganization Agreement and of the Transaction. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from acting in his capacity as a director or officer of Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of Company.

   3. Irrevocable Proxy. Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Annex A (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Stockholder is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting). In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares until after the Expiration Date.

   4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

     (a) Stockholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. Except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, the execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

     (b) Except to the same extent Company is permitted to do so pursuant to
  Section 4.4 of the Reorganization Agreement, until the Expiration Date, Stockholder will not (and will use Stockholder's reasonable best efforts to cause Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Stockholder, Company or any of the same, not to, except to the extent otherwise permitted under Section 4.3 of the Reorganization Agreement): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of Company, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the stockholders of Company all or any substantial part of the business, properties or capital stock of Company (each, an "Acquisition Proposal");
  (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent, or any associate, agent or representative of Parent) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Stockholder shall promptly inform Parent as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

     (c) Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement. Stockholder further understands and agrees that Parent may elect to not permit the transfer of shares of Parent Common Stock or the issuance of a new certificate representing such shares unless and until such a transfer can be made without adversely affecting the ability of Parent or the Surviving Corporation to account for the business combination to be effected by the Merger as a pooling of interests.

   5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

   6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

   7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

   8. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Parent.

   9. Miscellaneous.

     9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Company only with respect to the specific matters set forth herein.

     9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

     9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

    (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

    (b) if to Parent, to:

        E*TRADE Group, Inc.
        Four Embarcadero Place
        2400 Geng Road
        Palo Alto, CA 94303
        Attention: Thomas A. Bevilacqua, Esq.
        Facsimile No: (650) 842-8781
        Telephone No: (650) 842-2500

        with a copy to:

        Brobeck, Phleger & Harrison LLP
        2200 Geng Road
        Two Embarcadero Place
        Palo Alto, CA 94303
        Attention: Curtis L. Mo, Esq.
        Facsimile No.: (650) 496-2885
        Telephone No.: (650) 424-0160

        and

        Brobeck, Phleger & Harrison LLP
        Spear Street Tower
        One Market
        San Francisco, CA 94105
        Attention: J. Michael Shepherd, Esq.
       Steve L. Camahort, Esq.
        Facsimile No.: (415) 442-1010
        Telephone No.: (415) 442-0900

  or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

     9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                            (Signature Page Follows)

   IN WITNESS WHEREOF, the parties have caused this Company Agreement to be executed as of the date first above written.

E*TRADE GROUP, INC.                       STOCKHOLDER


By: _________________________________     _____________________________________
                                          (Signature)

Name: _______________________________

                                          _____________________________________

Title: ______________________________     (Signature of Spouse)

                                          _____________________________________
                                          (Print Name of Stockholder)

                                          _____________________________________
                                          (Print Street Address)

                                          _____________________________________
                                          (Print City, State and Zip)

                                          _____________________________________
                                          (Print Telephone Number)

                                          _____________________________________
                                          (Social Security or Tax I.D. Number)

Total Number of Shares of Company Common Stock owned on the date hereof:

Common Stock: _______________________

State of Residence: _________________

                    SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                                                      APPENDIX D

PERSONAL AND CONFIDENTIAL

November 19, 1999

Board of Directors
Telebanc Financial Corporation
1111 North Highland Street
Arlington, Virginia 22201-2807

Ladies and Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Telebanc Financial Corporation (the "Company") of the exchange ratio of 1.05 shares of Common Stock, par value $0.01 per share (the "E*TRADE Common Stock"), of E*TRADE Group, Inc. ("E*TRADE") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 31, 1999, by and among E*TRADE, Turbo Acquisition Corp., a wholly owned subsidiary of E*TRADE, and the Company (the "Agreement").

   Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as lead managing underwriter of a public offering of 4,370,000 Shares in April 1999, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to E*TRADE from time to time and may provide investment banking services to E*TRADE in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of the Company or E*TRADE for its own account and for the account of customers.

   In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Proxy Statement-Prospectus relating to the special meeting of stockholders of the Company to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 1998 and of E*TRADE for the three fiscal years ended September 30, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and E*TRADE; certain other communications from the Company and E*TRADE to their respective stockholders; and certain internal financial analyses and forecasts for the Company and E*TRADE prepared by their respective managements. We also have held discussions with members of the senior management of the Company and E*TRADE regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the E*TRADE Common Stock, compared certain financial and stock market information for the Company and E*TRADE with similar information for certain other companies the securities of which are publicly traded, E*TRADE reviewed the financial terms of certain recent business combinations involving internet companies specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

   We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the internal financial forecasts prepared by the management of E*TRADE have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of E*TRADE and that such forecasts will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or E*TRADE or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principals. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or E*TRADE or on the contemplated benefits of the transaction contemplated by the Agreement. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

                                          Very truly yours,

                                          -------------------------------------
                                          (GOLDMAN, SACHS & CO.)

REVOCABLE PROXY
                         TELEBANC FINANCIAL CORPORATION

          This Proxy is Solicited on Behalf of The Board of Directors

  The undersigned stockholder of Telebanc Financial Corporation ("TFC") hereby appoints Mitchell H. Caplan and Arlen W. Gelbard, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the special meeting of stockholders (the "TFC Meeting") to be held at 2:00 p.m. on December 28, 1999 at the offices of TFC, 1111 North Highland Street, Arlington, Virginia 22201 and at any adjournments thereof, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

  This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED: (1) TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, DATED AS OF MAY 31, 1999, AND THE MERGER PROVIDED FOR THEREIN, AMONG E*TRADE GROUP, INC. ("E*TRADE"), TURBO ACQUISITION CORP. ("MERGER SUB") AND TFC, PURSUANT TO WHICH (i) MERGER SUB, A WHOLLY OWNED SUBSIDIARY OF E*TRADE, WILL BE MERGED WITH AND INTO TFC, WITH TFC SURVIVING THE MERGER AS A WHOLLY OWNED SUBSIDIARY OF E*TRADE AND (ii) EACH SHARE OF TFC COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE A NUMBER OF SHARES OF E*TRADE COMMON STOCK EQUAL TO 1.05 AND (2) TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME AND/OR PLACE IF NECESSARY TO SOLICIT ADDITIONAL VOTES. The undersigned stockholder may revoke this proxy at any time before it is voted by (i) delivering to the Corporate Secretary of TFC a written notice of revocation prior to the TFC Meeting, (ii) delivering to TFC prior to the TFC Meeting a duly executed proxy bearing a later date, or (iii) attending the TFC Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of TFC's Notice of Special Meeting and Proxy Statement/Prospectus.

  If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.


                                                              See
                                                            Reverse
                                                             Side
             (continued and to be signed and dated on reverse side)

                                                               X

                                                                Please mark your
                                                              votes as this.
                                --------------
                             Shares of Common Stock

Proposal: To approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of May 31, 1999, among E*TRADE, Merger Sub and TFC, and the Merger provided for therein, pursuant to which (i) Merger Sub will be merged with and into TFC, with TFC as the surviving corporation and a wholly owned subsidiary of E*TRADE, and
          (ii) each share of TFC Common Stock will be converted into the right to receive a number of shares of TFC Common Stock equal to 1.05.

                  FOR                      AGAINST                                       ABSTAIN
                  [_]                        [_]                                           [_]

Other Matters: The proxies are authorized to adjourn the special meeting to another time and/or place if necessary to solicit additional votes for approval of the foregoing Agreement and Plan of Merger and Reorganization and Merger.

                  FOR                      AGAINST                                       ABSTAIN
                  [_]                        [_]                                           [_]

Date: __________________________
      __________________________
      __________________________
  Signature of Stockholder or
   Authorized Representative

      Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of
                     two or more persons, all should sign.